    As Filed With the Securities and Exchange Commission On November 7, 2001
                                                     Registration No. 333-71894



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             Sovereign Bancorp, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

  Pennsylvania                     6720                     23-2453088
----------------       -----------------------------      --------------
(State or other        (Primary Standard Industrial      (I.R.S. Employer
jurisdiction of         Classification Code Number)     Identification No.)
incorporation or
  organization)

                               2000 Market Street
                        Philadelphia, Pennsylvania 19103
                                 (215) 557-4630
--------------------------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)




                                  Jay S. Sidhu
                      President and Chief Executive Officer
                             Sovereign Bancorp, Inc.
                               2000 Market Street
                        Philadelphia, Pennsylvania 19103
                                 (215) 557-4630
--------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

Joseph M. Harenza, Esquire                          Charles J. Ferry, Esquire
David W. Swartz, Esquire                            Carl D. Lundblad, Esquire
Stevens & Lee, P.C.                                 Rhoads & Sinon LLP
111 North Sixth Street                              One South Market Square
P.O. Box 679                                        12th Floor
Reading, PA 19603                                   P.O. Box 1146
(610) 478-2000                                      Harrisburg, PA  17108-1146
                                                    (717) 233-5731

                                ----------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                               ------------------

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                               ------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                         [MAIN STREET LOGO]


                 MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

   The boards of directors of Sovereign Bancorp, Inc. and Main Street Bancorp, Inc. have each unanimously approved a merger transaction in which Main Street will be merged into Sovereign, with Sovereign surviving the merger.

   In the transaction, you may elect to receive for each share of Main Street common stock you own either $16.10 in cash or a specified number of shares of Sovereign common stock, depending on the average closing price of Sovereign common stock as reported on the New York Stock Exchange ten trading days immediately prior to completion of the merger, as follows:

                                  Sovereign 10-day                              Sovereign 10-day             Sovereign 10-day
                                  Average Price from                            Average Price less           Average Price
                                  $10.98 to $14.86                              than $10.98                  Greater than $14.86
                                  -----------                                   ----------------             -------------------
Cash Consideration per
Main Street share                 $16.10                                        $16.10                       $16.10

Sovereign Common Stock            Such number of shares with a
Consideration per Main            value equal to $16.10 based on
Street share                      Sovereign's 10-day average price
                                  immediately prior to closing                  1.466 shares                 1.083 shares

   In exchange for your shares of Main Street common stock, you may elect to receive all cash, all Sovereign common stock or a combination of cash and Sovereign common stock. Elections will be limited by the requirement that a minimum of 70% of the shares of outstanding Main Street common stock, determined as provided in the merger agreement, be exchanged for Sovereign common stock. Therefore, if you elect all cash or part cash and part stock, the actual allocation of cash and shares of Sovereign common stock you receive will depend on the elections of other Main Street shareholders and may be different from what you elect. The federal income tax consequences of the transaction to you will depend on whether you receive cash, stock or a combination of cash and stock in exchange for your shares of Main Street common stock.


   Sovereign common stock trades on the New York Stock Exchange under the trading symbol "SOV." On November 5, 2001, the closing sale price of Sovereign common stock was $10.30. Main Street common stock trades on the National Market System of the Nasdaq Stock Market under the trading symbol "MBNK." On November 5, 2001, the closing sale price of Main Street common stock was $14.25. These prices will fluctuate between now and the closing of the transaction.


   We cannot complete the transaction unless the holders of a majority of the votes cast at a meeting of Main Street shareholders vote to approve the merger agreement. Main Street will hold a special meeting of its shareholders to vote on the merger agreement on December 20, 2001, at 10:00 a.m. at the Lincoln Plaza Hotel and Conference Center, Fifth and Washington Streets, Reading, Pennsylvania.

   The board of directors of Main Street unanimously approved the transaction and recommends that you vote "FOR" the transaction. All shareholders of Main Street are invited to attend the special meeting in person. In order to ensure that your shares will be voted, however, whether or not you plan to attend, please take the time to vote by completing and mailing the enclosed proxy card.


   The attached document provides you with detailed information about the proposed merger. Please read this document carefully. Please see page 15 for risk factors relating to the transaction which you should consider.

   Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

   These securities are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any governmental agency.

   This document is dated November 7, 2001, and was first mailed to shareholders on or about November 9, 2001.

                      References to Additional Information


   This document incorporates important business and financial information about Sovereign and Main Street from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents related to Sovereign and Main Street that are incorporated by reference in this document through the SEC website at http://www.sec.gov or by requesting them in writing or by telephone from the appropriate company:

Sovereign                                Main Street
Investor Relations                       Main Street Bancorp, Inc.
Sovereign Bancorp, Inc.                  601 Penn Street
1130 Berkshire Boulevard                 Reading, Pennsylvania 19601
Wyomissing, Pennsylvania 19610           Attention:   Andrew J. Rothermel
Telephone: (800) 628-2673                             Executive Vice
                                                      President and
                                                      Secretary
                                         Telephone:   (610) 685-1466


   If you would like to request documents, please do so by December 13, 2001 to receive them before the special meeting.


   See "Where You Can Find More Information" on page 72.

                               [MAIN STREET LOGO]

                            Main Street Bancorp, Inc.
                                 601 Penn Street
                           Reading, Pennsylvania 19601

                        -------------------------------

                   Notice of Special Meeting Of Shareholders

   NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Main Street will be held at 10:00 a.m., local time, on December 20, 2001 at the Lincoln Plaza Hotel and Conference Center, Fifth and Washington Streets, Reading, Pennsylvania for the following purposes:

   o To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of July 16, 2001, as amended, between Sovereign and Main Street as described in the accompanying document.

   o To consider and vote upon a proposal to adjourn the meeting if more time is needed to solicit proxies.

   o To transact such other business as may properly come before the meeting.

   The holders of Main Street common stock of record at the close of business on November 1, 2001, will be entitled to vote on the matters above.

                             By Order of the Board of Directors,


                             /s/ Andrew J. Rothermel
                             ---------------------------------------------------
                             Andrew J. Rothermel
                             Executive Vice President and
                             Secretary

                               TABLE OF CONTENTS



                                                                            PAGE
                                                                            ----
QUESTIONS AND ANSWERS ABOUT THE TRANSACTION .............................     2
SUMMARY .................................................................     3
 The Special Meeting ....................................................     3
 The Merger .............................................................     3
 The Companies ..........................................................     9
 Market Prices and Dividends Declared ...................................    10
 Market Value of Securities .............................................    11
 Comparative Unaudited Per Share Data ...................................    11
 Selected Financial Data ................................................    12
RISK FACTORS RELATING TO THE TRANSACTION ................................    15
A CAUTION ABOUT FORWARD-LOOKING STATEMENTS ..............................    17
THE SPECIAL MEETING .....................................................    18
 Date, Time and Place ...................................................    18
 Matters To Be Considered at the Special Meeting ........................    18
 Record Date; Stock Entitled to Vote; Quorum ............................    18
 Votes Required to Approve the Merger Agreement .........................    18
 Voting of Proxies; Abstentions; Broker Non-Votes .......................    19
 Revocability of Proxies ................................................    19
 Solicitation of Proxies ................................................    19
THE TRANSACTION .........................................................    20
 General ................................................................    20
 Background of the Merger ...............................................    20
 Main Street Board of Directors Reasons for the Transaction .............    25
 Recommendation of Main Street's Board of Directors .....................    27
 Sovereign's Board of Directors Reason for the Transaction ..............    27
 Opinion of Main Street Financial Advisor ...............................    27
 What Shareholders Will Receive .........................................    38
 Illustrations of Exchange Ratio Application; Value to be Received and
  Allocation Rules.......................................................    39
 Illustration of Potential Effects of Allocation Procedures .............    40
 Main Street Termination Right and Sovereign "Top-Up" Right .............    41
 No Dissenters' Rights Of Appraisal .....................................    42
 Accounting Treatment ...................................................    42
 Resale Of Sovereign Common Stock .......................................    42
 Certain Federal Income Tax Consequences ................................    42
 Regulatory Approvals ...................................................    45
 Material Contracts .....................................................    46
THE MERGER AGREEMENT ....................................................    46
 Effects of the Transaction .............................................    46
 Merger Consideration ...................................................    46
 Limits on Cash and Stock Consideration and Allocation Rules ............    47
 Allocation of Cash Available for Election ..............................    47
 Allocation of Sovereign Common Available for Election ..................    47
 Effect of Allocation ...................................................    47
 Exchange Agent .........................................................    47
 Election and Exchange Procedure ........................................    48
 Lost, Stolen or Destroyed Certificates .................................    48
 Transfer of Ownership ..................................................    49



                                       i


 Payment Following Surrender ............................................    49
 Conversion of Main Street Options ......................................    49
 Conditions to The Merger ...............................................    49
 Subsidiary Bank Merger .................................................    50
 Representations and Warranties .........................................    50
 Business Pending the Merger ............................................    51
 Dividends ..............................................................    53
 No Solicitation of Transactions ........................................    53
 Amendment; Waivers .....................................................    54
 Termination; Effect of Termination .....................................    54
 Termination Fee ........................................................    55
 Management after the Merger ............................................    55
 Employee Benefits and Severance Benefits ...............................    56
 Expenses ...............................................................    57
 Dividend Reinvestment Plan .............................................    57
FINANCIAL INTERESTS OF DIRECTORS AND OFFICERS ...........................    58
 Stock and Stock Options ................................................    58
 Indemnification; Directors and Officers Insurance ......................    58
 Employment and Other Agreements ........................................    58
 Retention Bonuses ......................................................    59
 Sovereign Bank's Board of Directors ....................................    59
 Advisory Board .........................................................    59
STOCK OPTION AGREEMENT ..................................................    59
 General ................................................................    59
 Effect of Stock Option Agreement .......................................    60
 Terms of Stock Option Agreement ........................................    60
INFORMATION ABOUT SOVEREIGN .............................................    61
 General ................................................................    61
 Market Price of and Dividends on Sovereign Common Stock ................    61
INFORMATION ABOUT MAIN STREET ...........................................    62
 General ................................................................    62
 Market Price of and Dividends on Main Street Common Stock and Related
  Shareholder Matters....................................................    62
DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES .............................    63
 Common Stock ...........................................................    63
 Preferred Stock ........................................................    64
 Units ..................................................................    64
 Shareholder Rights Plan ................................................    64
 Special Charter and Pennsylvania Corporate Law Provisions ..............    64
INDEMNIFICATION .........................................................    66
COMPARISON OF SHAREHOLDER RIGHTS ........................................    66
 Directors ..............................................................    67
 Shareholders' Meetings .................................................    68
 Shareholder Rights Plan ................................................    68
 Required Shareholder Votes .............................................    69
 Amendment of Bylaws ....................................................    70
 Mandatory Tender Offer Provision .......................................    70
 Antitakeover Provisions ................................................    70


                                       ii



ADJOURNMENT .............................................................    71
EXPERTS .................................................................    71
LEGAL MATTERS ...........................................................    72
OTHER MATTERS ...........................................................    72
SHAREHOLDER PROPOSALS ...................................................    72
WHERE YOU CAN FIND MORE INFORMATION .....................................    72
INCORPORATION BY REFERENCE ..............................................    73
ANNEXES

A. Agreement and Plan of Merger between Sovereign Bancorp, Inc. and Main Street Bancorp, Inc.
     dated as of July, 16, 2001, as amended

B. Stock Option Agreement between Sovereign Bancorp, Inc. and Main Street Bancorp, Inc., dated July 16, 2001


C.   Opinion of McConnell, Budd & Romano, Inc.

                  QUESTIONS AND ANSWERS ABOUT THE TRANSACTION


Q:   What am I being asked to vote on?

A: You are being asked to vote on the merger agreement between Sovereign and Main Street.

Q: How does the Main Street board of directors recommend I vote on the proposal?

A: The Main Street board unanimously recommends that you vote "FOR" the proposal to approve the transaction.

Q:   How do I vote?

A: If your shares are registered in your own name, you may vote in person at the meeting or by returning your completed proxy card in the enclosed postage-paid envelope. If you return your signed proxy card, your shares will be voted in accordance with your instructions. If you return your signed proxy card, but do not designate how you wish to vote, your shares will be voted "FOR" each proposal.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Maybe. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker. Without instructions, your shares will not be voted on the merger agreement.

Q:   Can I change my vote after I have mailed my signed proxy card?

A: Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to the Secretary of Main Street stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card with a later date. Third, you may vote in person at the special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:   Should I send in my stock certificates now?

A: No. Approximately two months before the transaction is completed, you will receive a form of election on which you will indicate the form of merger consideration you elect to receive for your Main Street common stock. You will have until the election date, which is two business days prior to the effective date, to return the completed and signed form of election, together with the certificates that represent the stock of Main Street.

Q:   When do you expect to complete the transaction?

A: We expect to complete the transaction on or about March 8, 2002. In addition to the approval of Main Street shareholders, we must also obtain regulatory approval from the Office of Thrift Supervision. We expect to receive all necessary approvals no later than late December 2001.

Q: Whom should I call with questions or to obtain additional copies of this document?

A:   You should contact either:

     Sovereign Bancorp, Inc.
     1130 Berkshire Boulevard
     Wyomissing, Pennsylvania 19610
     Attention: Investor Relations Department
     Telephone: (800) 628-2673

     Main Street Bancorp, Inc.
     601 Penn Street
     Reading, Pennsylvania 19601
     Attention: Andrew J. Rothermel, Executive Vice President and Secretary
     Telephone: (610) 685-1466

                                    SUMMARY
   This summary highlights selected information from this document. It does not contain all of the information that may be important to you. We urge you to read carefully this entire document and the attached exhibits and the other documents to which we refer you for a more complete understanding of the transaction. In addition we incorporate by reference important business and financial information about Sovereign and Main Street into this document. You may obtain the information incorporated by reference in this document without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 72. Each item in this summary includes a page reference directing you to a more complete description of that item.

                              THE SPECIAL MEETING

Special Meeting to be Held December 20, 2001 (Page 18)


   Main Street will hold a special meeting of shareholders on Thursday, December 20, 2001, at 10:00 a.m., local time, at the Lincoln Plaza Hotel and Conference Center, Fifth and Washington Streets, Reading, Pennsylvania.


Matters to be Considered at the Special Meeting (Page 18)


   At the meeting, you will vote on the merger and on the proposal to adjourn the meeting to solicit additional proxies, if necessary, in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement, and any other business that properly arises.


Record Date Set at November 1, 2001; One Vote Per Share of Main Street Stock (Page 18)


   If you own shares of Main Street common stock at the close of business on November 1, 2001, you are entitled to vote at the special meeting.

   On November 1, 2001, there were 10,515,396 shares of Main Street common stock outstanding. You will have one vote at the meeting for each share of Main Street common stock you owned on November 1, 2001.


                                   THE MERGER

We Propose that Main Street Merge into Sovereign (Page 27)

   Sovereign Bancorp, Inc. and Main Street Bancorp, Inc. entered into a merger agreement as of July 16, 2001. The merger agreement provides for the merger of Main Street with and into Sovereign, with Sovereign as the surviving corporation. A copy of the merger agreement is attached to this document as Annex A and is incorporated herein by reference.

Majority of Votes Cast at the Special Meeting Required to Approve the Merger Agreement (Page 18)

   Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the votes cast by Main Street shareholders at the special meeting. The directors and executive officers of Main Street and their affiliates together own about 6% of the shares entitled to be cast at the meeting. Directors and executive officers of Main Street have agreed or indicated their intention to vote their shares in favor of the merger agreement. In addition, as of the record date, the trust department of Main Street Bank held 126,458 shares of Main Street stock as fiduciary for certain trusts, estates and agency accounts that beneficially own the shares. Although Main Street Bank has voting power as to 104,777 of these shares, it is the policy of Main Street Bank to not vote these shares.

   Brokers who hold shares of Main Street common stock as nominees will not have authority to vote such shares on the transaction unless shareholders provide voting instructions.

   Approval of the merger agreement by Sovereign's shareholders is not required.

What You Will Receive In The Transaction (Page 38)

   Subject to the restrictions described below, you may elect to receive in exchange for each of your shares of Main Street stock, either:

   o $16.10 per share in cash; or

   o a number of shares of Sovereign common stock determined by the exchange ratio described below, which is designed to provide you with Sovereign common stock having a market value of $16.10, assuming that the average closing price per share of Sovereign common stock on the NYSE for the 10 consecutive trading days ending on the trading day immediately preceding the effective date of the transaction is between $10.98 and $14.86 per share.

   You may choose to exchange some or all of your shares for cash and some or all of your shares for Sovereign common stock subject to the limitations described below. You will receive an election form approximately 2 months prior to the closing of the transaction in order to make this election. You will have until two days before the closing of the transaction to make your election and return your election form. If you do not return a properly completed election form, you will have made a stock election. Complete information on the election procedure can be found in the section entitled "Election and Exchange Procedure" on page 48.

   The exchange ratio will be established by dividing $16.10 by the average closing price per share of Sovereign common stock on the NYSE, for 10 consecutive trading days ending on the trading day immediately preceding the effective date of the transaction. The method of calculating this average price, which we refer to as the "Average Final Price", is described in greater detail on page 38. If the Average Final Price is less than $10.98, the exchange ratio will be fixed at 1.466 shares of Sovereign common stock for each share of Main Street common stock, and if the Average Final Price is greater than $14.86, the exchange ratio will be fixed at 1.083 shares of Sovereign common stock for each share of Main Street stock. This means that you could receive Sovereign common stock valued at less than $16.10 per share if the Average Final Price is less than $10.98 and more than $16.10 per share if the Average Final Price is greater than $14.86. The market price of Sovereign common stock received upon completion of the transaction will not necessarily be the same as the Average Final Price.

   The exchange ratio and the actual number of shares of Sovereign common stock that you will receive will not be determined until after the vote on the transaction. The anticipated time period between the special meeting at which time you may vote on the transaction and the closing is approximately three months. The anticipated time period between the time when you will be able to make your election as to the form of merger consideration that you wish to receive and the closing of the transaction is approximately one to three months, depending on when election forms are first mailed. The election must be made, and the election form returned, no later than two business days before the closing of the transaction.

   Additionally, at least 70% of the total consideration payable to Main Street shareholders will be paid in stock. In the event that more than 30% of the outstanding shares of Main Street common stock elect cash consideration, the amount that you will have the right to receive upon exchange of your shares of Main Street stock will be determined through an allocation and proration formula. As a result, you may receive a different combination of cash, Sovereign common stock or cash and Sovereign common stock than you elected.
See "The Merger Agreement -- Election and Exchange Procedure" and "The Merger Agreement -- Limits on Cash and Stock Consideration and Allocation Rules" on pages 48 and 47.

   Based on a Sovereign closing sale price of $10.30 on November 5, 2001, an assumed Average Final Price of $9.84 for the ten trading days ending on November 5, 2001 and a corresponding exchange ratio of 1.466 shares of Sovereign common stock per share of Main Street common stock, the table below shows the consideration that a Main Street shareholder would receive, based on the values on that date, for 100 shares of

Main Street common stock assuming that the shareholder elects to receive 50% cash and 50% shares of Sovereign common stock as consideration and no proration occurs.


                                                                             Consideration to be Received as of November 5, 2001
                                                                            by a Main Street Shareholder Who Makes a 50% Cash and
                                                                                  50% Stock Election if the Exchange Ratio is
                                                                                $1.466 as of Such Date and No Proration Occurs
                                                                            -------------------------------------------------------
                                                                           Number of                         Cash
                                                                           Sovereign      Value of      Consideration
                                                                             Shares      Sovereign         and Other    Total Value
                                                                             to be       Shares to       Payments to       to be
                                                                            Received   be Received(1)   be Received(2)    Received
                                                                           ---------   --------------   --------------  -----------
For 100 shares of Main Street common stock .............................       73         $751.90         $807.95        $1,559.85

---------------
(1) Based on the closing sale price of $10.30 on November 5, 2001.
(2) Including cash in lieu of a fractional share of Sovereign common stock.

   For more information about the allocation rules, and charts illustrating the potential effects of the allocation procedures described above, please see "Illustrations of Exchange Ratio Application, Value to be Received and Allocation Rules" beginning on page 39, and "Limits on Cash and Stock Consideration and Allocation Rules" on page 48.

Main Street Board of Directors Recommends Shareholder Approval (Page 27)

   The Main Street board of directors believes that the transaction is in the best interests of Main Street and its shareholders and unanimously recommends that you vote "FOR" approval of the transaction.

Consideration Is Fair From A Financial Point of View According to Main Street's Financial Advisor (Page 27)

   McConnell, Budd & Romano, Inc. delivered an oral opinion to the Main Street board of directors that, as of July 16, 2001, the consideration for which shares of Main Street common stock will be exchanged in the transaction is fair from a financial point of view to Main Street shareholders. The oral opinion has been updated and reconfirmed as of the date of this document and has been rendered in written form, as attached to this document as Annex C. We encourage you to read the opinion carefully. Main Street has agreed to pay McConnell, Budd & Romano, Inc. a fee equal to 0.9% of the aggregate consideration received by Main Street shareholders in exchange for its advice and for providing its fairness opinion and to reimburse reasonable out-of-pocket expenses. A portion of this fee was paid when the merger agreement was signed, a portion was paid upon completion of this document, and the balance will be paid upon and is subject to the closing of the transaction.

Main Street's Directors and Officers may Have Interests in the Transaction That Differ from Your Interests

   When considering the recommendation of the Main Street board of directors, you should be aware that some directors and officers of Main Street have interests in the transaction other than their interests as shareholders. These interests include:

   o Certain executive officers of Main Street have entered into agreements with Main Street that will provide them with change-in- control payments upon termination of their employment in connection with the transaction. In such an event, these executive officers would receive in the aggregate payments of approximately $6.27 million. Sovereign has also agreed that if any Main Street employee who is a party to an employment contract or other agreement or policy granting change-in-control benefits is offered and accepts employment with Sovereign, Sovereign will pay to each such individual within five days of the effective date of the merger 50% of the total amount to which such individual is entitled and will pay the remaining 50% of the total amount in the event such employee's employment with Sovereign terminates on or prior to the first anniversary of the effective date of the merger.

   o Executive officers and directors of Main Street hold stock options to purchase Main Street common stock that will convert into options to purchase Sovereign stock or cash. As of November 5, 2001, the difference between the aggregate exercise price and the market value of the shares underlying the options held by executive officers and directors, which represents the market value of the options, was approximately $2.19 million.

   o Certain employees of Main Street will receive a retention bonus if they do not terminate employment until a specified date following the systems conversion, including up to $93,500 in the aggregate to six executive officers.

   o Sovereign Bank's board of directors will be increased to include Messrs. Evans and Mast, currently board members of Main Street. Messrs. Evans and Mast will be compensated for their service as Sovereign Bank board members, in accordance with Sovereign Bank's compensation policy.

   o Sovereign Bank will establish an advisory board consisting of the former Main Street directors (except the two named as directors of Sovereign
     Bank). Members of the Advisory Board will receive the greater of the fees they currently receive from Main Street or the fees otherwise determined by Sovereign.

   o Following the completion of the transaction, Sovereign will indemnify and provide liability insurance to former officers and directors of Main Street.

No Dissenters' Rights of Appraisal (Page 42)

   Under Pennsylvania law, you do not have the right to dissent from the merger agreement and receive cash equal to the "fair value" of your shares.

Important Federal Income Tax Consequences of the Transaction (Page 42)

   We have structured the transaction to be treated as a reorganization for U.S. federal income tax purposes. Your federal income tax treatment will depend primarily on whether you exchange your Main Street common stock solely for Sovereign common stock with cash received instead of a fractional share of Sovereign common stock, solely for cash, or for a combination of Sovereign common stock and cash. The following summary assumes that you hold your Main Street common stock as a capital asset.

   o If you exchange all of your Main Street common stock solely for cash, you generally will recognize capital gain or loss equal to the difference between the amount of cash you receive and your adjusted tax basis in the shares of Main Street common stock you surrender. If you own any shares of Sovereign stock immediately after the transaction, however, either actually or through the constructive ownership rules of the Internal Revenue Code, part or all of the cash you receive may be treated as ordinary income.

   o If you exchange all of your Main Street common stock solely for Sovereign common stock and receive cash instead of fractional shares of Sovereign stock, you will not recognize gain or loss except with respect to the cash you receive instead of a fractional share of Sovereign common stock.

   o If you exchange your Main Street common stock for a combination of Sovereign common stock and cash, you will recognize income or gain equal to the amount of cash you receive (not counting cash received instead of a fractional share of Sovereign common stock) or the amount of gain you realize, whichever is lower. The amount of gain you realize equals the amount of cash you receive plus the fair market value of the Sovereign common stock you receive minus your adjusted tax basis in the shares of Main Street common stock that you surrender. You will not recognize any loss.

   In addition, if you receive cash instead of a fractional share of Main Street common stock, you will generally recognize gain or loss on your receipt of that cash.

   This tax treatment may not apply to everyone. Tax matters are complicated, and the tax consequences of the transaction to you will depend on your individual circumstances. We urge you to contact your own tax advisor to understand fully the transaction's tax consequences to you, particularly if you intend to elect to receive a combination of Sovereign common stock and cash.

   We have received a legal opinion from Stevens & Lee, P.C., counsel to Sovereign, regarding the tax consequences of the transaction. This opinion, however, will not bind the IRS, which could take a different view. The tax opinion is an exhibit to the registration statement filed with the SEC in connection with this document.

Accounting Treatment (Page 42)

   The transaction will be accounted for by Sovereign as an acquisition of Main Street using the purchase method of accounting principles for a business combination in accordance with generally accepted accounting principles. Under this method of accounting, the tangible and identifiable intangible assets and liabilities of Main Street will be recorded at their fair market values and, if necessary, any excess of the merger consideration over those amounts will be recorded as goodwill. Under recent accounting pronouncements, goodwill is no longer amortized but is measured periodically for impairment, with any resulting impairment losses included in operating income.

Conditions That Must Be Satisfied for the Transaction to Occur (Page 49)

   The following conditions must be met for us to complete the transaction in addition to other customary conditions:

   o approval of the merger agreement by Main Street shareholders;

   o the absence of legal restraints that prevent the completion of the transaction;

   o receipt of a legal opinion that the transaction will be tax-free, except for any cash received for shares of Main Street stock, including fractional shares;

   o the continuing accuracy of the parties' representations in the merger agreement;

   o the continuing effectiveness of the registration statement filed with the SEC; and

   o listing of the shares of Sovereign common stock to be issued in the transaction on the New York Stock Exchange.

Regulatory Approvals Required (Page 45)

   We cannot complete the transaction unless Sovereign obtains the approval of the Office of Thrift Supervision. On October 3, 2001, Sovereign filed the required application seeking approval of the transaction. Although we believe regulatory approval will be received in a timely manner, we cannot be certain when or if Sovereign will obtain it.

Termination and Amendment of the Merger Agreement (Page 54)

   We can mutually agree at any time to terminate the merger agreement without completing the transaction. Either company can also terminate the merger agreement in the following circumstances:

   o the transaction is not completed on or prior to March 31, 2002, and the failure to complete the transaction by that date is not due to a breach of the merger agreement by the party seeking to terminate it. Sovereign may extend the March 31, 2002 deadline to June 30, 2002, if completion of the transaction has not occurred because regulatory approval has not been obtained by March 31, 2002;

   o a final denial of a required regulatory approval if the failure to obtain regulatory approval is not due to a breach of the merger agreement by the party seeking to terminate it; or

   o the other party has materially breached, any representation, warranty or covenant in the merger agreement that would have a material adverse effect, and has not cured the breach within 30 days of receiving written notice of the breach.

   In addition, Main Street may terminate the merger agreement:

   o if Main Street's shareholders do not approve the merger agreement at the special meeting; or

   o if the Average Final Price of Sovereign common stock for the ten trading days immediately preceding the day before the effective date of the transaction is less than $9.04 and the decline in the price of Sovereign common stock is at least 15% more than the decline during the same period in an index based on the stock prices of ten other bank and thrift holding companies, unless Sovereign elects to increase the common stock exchange ratio to a number that would give you the right to elect to receive Sovereign common stock equal to $13.25 in exchange for each share of Main Street common stock.

   Generally, the company seeking to terminate cannot itself be in violation of the merger agreement.

   We can agree to amend the merger agreement in any way, except that after the shareholders' meeting we cannot decrease the consideration you will receive in the transaction. Either company can waive any of the requirements of the other company in the merger agreement, except that neither company can waive any required regulatory approval. Neither company intends to waive the tax opinion condition.

Termination Fee (Page 55)

   A termination fee in the amount of $2 million must be paid by Sovereign to Main Street if Sovereign or Main Street terminates the merger agreement due to Sovereign's failure to obtain the necessary regulatory approvals and consents.

Stock Option Agreement (Page 59)

   As a condition to Sovereign entering into the merger agreement, Main Street granted Sovereign an option to purchase up to 2,083,600 shares of Main Street common stock at an exercise price of $10.75 per share. Sovereign may exercise this option only if another party seeks to gain control of Main Street. Main Street granted the option in order to increase the likelihood that we would complete the transaction. The option could discourage other companies from proposing a competing combination with Main Street before we complete the transaction. We do not believe that any of the events which would permit Sovereign to exercise the option have occurred as of the date of this document.

   The stock option agreement is attached to this document as Annex B.

Sovereign to Continue As Surviving Corporation (Page 55)

   Sovereign will continue as the surviving corporation after the merger is completed. The boards of directors and executive officers of Sovereign will not change. The board of directors of Sovereign Bank will be increased to include Messrs. Evans and Mast, two former directors of Main Street.

Your Rights As a Shareholder Will Change After the Completion of the Transaction (Page 66)

   Upon completion of the transaction, you will become a shareholder of Sovereign if you receive Sovereign common stock as consideration for some or all of your Main Street common stock. Sovereign's articles of incorporation and bylaws and Pennsylvania law determine the rights of Sovereign's shareholders. The rights of shareholders of Sovereign differ in certain respects from the rights of shareholders of Main Street.

                                 THE COMPANIES

Sovereign Bancorp, Inc.

         Sovereign Bancorp, Inc.
         2000 Market Street
         Philadelphia, Pennsylvania 19103
         (215) 557-4630

   Sovereign, a Pennsylvania business corporation, is the holding company for Sovereign Bank, a federal savings bank. At June 30, 2001, Sovereign and its subsidiaries had total consolidated assets of $34.4 billion, deposits of $23.3 billion and shareholders' equity of $2.1 billion. The primary operating entity of Sovereign is Sovereign Bank. Sovereign Bank's primary business consists of attracting deposits from its network of approximately 510 community banking offices, and originating small business and middle market commercial and asset-based loans, consumer and residential mortgage loans and home equity lines of credit in the communities served by those offices. Those offices are located largely in eastern Pennsylvania, New Jersey, Delaware and New England.

Main Street Bancorp, Inc.

         Main Street Bancorp, Inc.
         601 Penn Street
         Reading, Pennsylvania 19601
         (610) 685-1400

   Main Street, a Pennsylvania business corporation, is the holding company for Main Street Bank, a Pennsylvania state-chartered savings bank. At June 30, 2001, Main Street had total consolidated assets of $1.6 billion, deposits of $1.4 billion and shareholders' equity of $88.4 million. As of October 2001, Main Street Bank has 39 branches located in Berks, Chester, Dauphin, Lehigh, Montgomery and Schuylkill counties. Main Street Bank offers a wide range of commercial and retail banking services, including personal and business checking and savings accounts, certificates of deposit, residential mortgages, consumer and commercial loans, and private banking services. Main Street Bank also performs personal, corporate, pension and other fiduciary services through its Trust and Investment Services Division.

                      MARKET PRICES AND DIVIDENDS DECLARED

   Main Street common stock is listed and trades on the Nasdaq National Market under the symbol "MBNK." Sovereign common stock is listed and trades on the New York Stock Exchange under the symbol "SOV." For periods prior to July 10, 2001, Sovereign common stock was listed and traded on the Nasdaq National Market under the symbol "SVRN." This table shows for the indicated periods the high and low closing prices per share for Main Street common stock and Sovereign common stock and dividends declared per share.

                                                                                 Main Street               Sovereign
                                                                                 Common Stock             Common Stock
                                                                         ---------------------------     ---------------
                                                                               Price                         Price
                                                                          ---------------   Dividend    ----------------   Dividend
                                                                          High      Low     Declared     High      Low     Declared
                                                                         ------    ------   --------    ------    ------   --------
1999
   First Quarter .....................................................   $18.75    $14.88     $.14      $14.56    $11.94     $.025
   Second Quarter ....................................................    17.25     14.06      .14       17.50     11.63      .025
   Third Quarter .....................................................    14.50     11.63      .14       12.88      9.09      .025
   Fourth Quarter ....................................................    13.38      9.44      .14        9.36      7.19      .025
2000
   First Quarter .....................................................    10.94      8.63      .14        7.91      6.69      .025
   Second Quarter ....................................................    10.50      8.00      .14        8.00      6.44      .025
   Third Quarter .....................................................     9.13      7.75      .14        9.88      7.03      .025
   Fourth Quarter ....................................................     8.31      5.38      .05        9.47      6.78      .025
2001
   First Quarter .....................................................     9.50      7.13      .05        9.14      7.66      .025
   Second Quarter ....................................................    11.15      9.25      .05       13.00      7.94      .025
   Third Quarter .....................................................    15.34     10.52      .05       13.22      8.86      .025
   Fourth Quarter
   (through November 5, 2001) ........................................    14.25     12.50       --(1)    10.30      8.73      .025

----------
(1) Main Street's management anticipates that the board of directors will declare a fourth quarter cash dividend in an amount consistent with past practice, subject to prior notice to the Federal Reserve Bank of Philadelphia and the Pennsylvania Department of Banking, as required by the Memorandum of Understanding dated July 25, 2001.

   On July 16, 2001, the last full trading day before the public announcement of execution of the merger agreement, and on November 5, 2001 the last full trading day for which information was available before the date of this document, the high, low and closing sales prices for Main Street common stock and Sovereign common stock, respectively, were as follows:


                                                                                  July 16, 2001               November 5, 2001
                                                                           --------------------------    --------------------------
                                                                            High      Low     Closing     High      Low     Closing
                                                                           ------    ------   -------    ------    ------   -------
Main Street common Stock ...............................................   $11.06    $10.25    $10.75    $14.36    $13.89    $14.25
Sovereign common Stock .................................................    13.39     12.80     12.92     10.40     10.07     10.30


   The number of shares of Sovereign common stock to be exchanged for each share of Main Street stock converted in the transaction will vary depending on the calculation of the exchange ratio.

   The market prices of Main Street common stock and Sovereign common stock are subject to fluctuation. As a result, you are urged to obtain current market quotations for Main Street and Sovereign shares.

                           MARKET VALUE OF SECURITIES

   The following table sets forth the market value per share of Sovereign common stock, the market value per share of Main Street common stock and the equivalent market value per share of Main Street common stock on July 16, 2001 (the last business day preceding public announcement of the Merger) and November 5, 2001 (the latest practicable trading day before the printing of this document). The equivalent market value per share of Main Street common stock indicated in the table is shown assuming both a 100% cash election and a 100% stock election. The equivalent market value per share assuming a 100% stock election is based upon the exchange ratio applicable on the specified date (1.24613 at July 16, 2001 and 1.466 at November 5, 2001) multiplied by the closing sale price of Sovereign common stock on the specified date. The equivalent market value per share of Main Street common stock assuming a 100% cash election is based on $16.10 per share. The stock exchange ratio is subject to adjustment based on the Sovereign market value as of the effective date of the transaction. See "THE TRANSACTION -- What Shareholders Will Receive."

   The historical market values per share of Sovereign common stock and Main Street common stock and the historical market value of Sovereign common stock used to determine the equivalent market value per share of Main Street common stock are the per share closing sale prices on July 16, 2001, and November 5, 2001 respectively, as reported on the Nasdaq National Market with respect to Main Street common stock and on the New York Stock Exchange with respect to Sovereign common stock.


                                                                                                         Main Street
                                                                                          -----------------------------------------
                                                                                                         Equivalent     Equivalent
                                                                                                        Market Value   Market Value
                                                                                                          Assuming       Assuming
                                                                             Sovereign                   100% Stock      100% Cash
                                                                            Historical    Historical      Election       Election
                                                                            ----------    ----------    ------------   ------------
July 16, 2001 ...........................................................     $12.92        $10.75         $16.10         $16.10
November 5, 2001 ........................................................      10.30         14.25          15.10          16.10

   For information concerning cash dividends paid by Sovereign, see "INFORMATION ABOUT SOVEREIGN -- Market Price of and Dividends on Sovereign Common Stock and Related Shareholder Matters."

Comparative Unaudited Per Share Data

   The following table shows information, for the periods indicated, about Sovereign's and Main Street's historical net income per share, dividends per share and book value per share. The table also contains pro forma information that reflects the merger of Sovereign and Main Street under the purchase method of accounting. The pro forma Combined Company and Main Street equivalent data assume that 30% of the outstanding shares of Main Street common stock are exchanged for cash and the remaining 70% of such shares are exchanged for Sovereign common stock. The pro forma Combined Company and Main Street equivalent data are shown at both the minimum and maximum exchange ratios under the agreement of 1.466 and 1.083 shares of Sovereign common stock, respectively, for each share of Main Street common stock and were obtained in each case by multiplying the combined company pro forma information by such exchange ratio and the 70% share exchange assumption.

   You should read the information in the following table in conjunction with the historical financial information and related notes contained in the annual, quarterly and other reports filed by Sovereign with the SEC, and the historical financial information of Main Street included elsewhere in this document. For information on how to obtain the reports filed by Sovereign, please refer to "Where You Can Find More Information" on page 72. You should not rely on the pro forma information as being indicative of the results that we will achieve in the merger.

                                                      Historical                        Pro Forma
                                                  ------------------  ---------------------------------------------------------
                                                                        Combined      Combined     Main Street     Main Street
                                                               Main    Company at    Company at   Equivalent at   Equivalent at
                                                 Sovereign    Street  1.466 shares  1.083 shares   1.466 shares    1.083 shares
                                                 ---------    ------  ------------  ------------  -------------   -------------
Per Common Share Data:
Basic Net Income(Loss)
   Six Months Ended June 30, 2001
    Income/(Loss) before Extraordinary Item ...    $ 0.17     $ 0.60     $ 0.18        $ 0.18         $ 0.18          $ 0.14
    Net Income/(Loss)..........................      0.14       0.60       0.15          0.15           0.16            0.12
   Year Ended December 31, 2000
    Income/(Loss) before Extraordinary Item ...    $(0.18)    $(0.27)    $(0.21)       $(0.21)        $(0.21)         $(0.16)
    Net Income/(Loss)..........................     (0.13)     (0.27)     (0.16)        (0.16)         (0.17)          (0.12)
Diluted Net Income/(Loss)
   Six months ended June 30, 2001
    Income/(Loss) before Extraordinary Item ...    $ 0.17     $ 0.60     $ 0.17        $ 0.17         $ 0.18          $ 0.13
    Net Income/(Loss) .........................      0.14       0.60       0.15          0.15           0.15            0.11
   Year Ended December 31, 2000
    Income/(Loss) before Extraordinary Item ...    $(0.18)    $(0.27)    $(0.21)       $(0.21)        $(0.21)         $(0.16)
    Net Income/(Loss) .........................     (0.13)     (0.27)     (0.16)        (0.16)         (0.17)          (0.12)
Cash Dividends Declared
   Six Months Ended June 30, 2001..............    $ 0.05     $ 0.10     $ 0.05        $ 0.05         $ 0.05          $ 0.04
   Year Ended December 31, 2000................      0.10       0.47       0.10          0.10           0.10            0.08
Book Value
   As of June 30, 2001.........................    $ 8.52     $ 8.45     $ 8.62        $ 8.71         $ 8.84          $ 6.60
   As of December 31, 2000.....................      8.60       8.35       8.69          8.79           8.92            6.67

                            SELECTED FINANCIAL DATA

   The following tables shows certain historical consolidated summary financial data for both Sovereign and Main Street. We derived this information from the consolidated financial statements of Sovereign and Main Street included in the SEC Forms 10-K and 10-Q filed by them and incorporated by reference in this document. See "WHERE YOU CAN FIND MORE INFORMATION" on page 72.

                      SOVEREIGN SELECTED FINANCIAL DATA(1)


                                  At or for the Six Months
                                       Ended June 30,                         At or for the Year Ended December 31,
                                 -------------------------    ---------------------------------------------------------------------
                                    2001           2000          2000           1999           1998          1997           1996
                                    ----           ----          ----           ----           ----          ----           ----
(Dollars in thousands, except
 per share data)
Balance Sheet Data:
Total assets.................    $34,391,100   $35,860,073    $33,457,797   $26,607,112    $21,913,873    $17,655,455   $15,298,690
Loans                             20,762,751    21,380,579     21,912,245    14,288,465     11,582,770     11,634,800     9,733,834
Allowance for loan losses....       (256,048)     (200,711)      (256,356)     (132,986)      (133,802)      (116,823)      (73,847)
Investment securities........      9,159,373     8,928,278      7,293,852    10,392,263      8,502,082      5,372,713     5,012,118
Deposits and other customer
 accounts....................     23,340,962    20,024,978     24,498,917    12,012,675     12,460,022      9,536,903     8,660,684
Borrowings and long term debt      8,252,629    13,438,087      6,240,308    12,370,109      7,764,933      6,842,034     5,599,109
Stockholders' equity.........      2,103,485     1,851,172      1,948,884     1,821,495      1,204,068      1,047,795       889,751
Summary Statement of
 Operations:
Total interest income........      1,137,453     1,029,474      2,269,735     1,607,329      1,355,371      1,178,777     1,016,826
Total interest expense.......        631,650       683,408      1,414,924       992,673        861,759        746,695       629,860
                                 -----------   -----------    -----------   -----------    -----------    -----------   -----------
Net interest income..........        505,803       346,066        854,811       614,656        493,612        432,082       386,966
Provision for loan losses....         43,100        18,000         56,500        30,000         27,961         41,125        22,685
                                 -----------   -----------    -----------   -----------    -----------    -----------   -----------
Net interest income after
 provision for loan losses...        462,703       328,066        798,311       584,656        465,651        390,957       364,281
Other income.................        232,290         9,536        108,561       130,342        105,181         48,688        63,379
Other expenses...............        645,799       370,145      1,013,104       446,384        359,626        269,783       289,773
                                 -----------   -----------    -----------   -----------    -----------    -----------   -----------
Income/(loss) before income
 taxes and extraordinary item         49,194       (32,543)      (106,232)      268,614        211,206        169,862       137,887
Income tax provision.........          7,900       (10,766)       (65,215)       89,315         74,751         67,324        47,509
                                 -----------   -----------    -----------   -----------    -----------    -----------   -----------
Income/(loss) before
 extraordinary item..........         41,294       (21,777)       (41,017)      179,299        136,455        102,538        90,378
Gain on sale of FHLB advances
 (net of tax)................         (6,549)       10,775         10,775            --             --             --            --
                                 -----------   -----------    -----------   -----------    -----------    -----------   -----------
Net income/(loss)(2).........    $    34,745   $   (11,002)   $   (30,242)  $   179,299    $   136,455    $   102,538   $    90,378
                                 ===========   ===========    ===========   ===========    ===========    ===========   ===========
Share Data:(3)
Common shares outstanding at
 end of period (in thousands)        246,758       225,925        226,501       225,470        159,727        141,218       134,000
Preferred shares outstanding
 at end of period (in
 thousands)..................             --            --             --            --             --          1,996         2,000
Basic Net Income/(Loss) per
 share (2)
 Income/(Loss) before
  Extraordinary Item.........    $      0.17   $     (0.10)   $     (0.18)  $      1.02    $      0.88    $      0.70   $      0.63
 Net Income/(Loss)...........           0.14         (0.05)         (0.13)         1.02           0.88           0.70          0.63
Diluted Net Income/(Loss) per
 share (2)
 Income/(Loss) before
  Extraordinary Item.........           0.17         (0.10)         (0.18)         1.01           0.85           0.66          0.59
 Net Income/(Loss)...........           0.14         (0.05)         (0.13)         1.01           0.85           0.66          0.59
Book value per share at end
 of period (4)...............           8.52          8.19           8.60          8.08           7.54           7.42          6.64
Common share price at end of
 period......................         13.000         7.030          8.125         7.453         14.250         17.313         9.125
Dividends declared per common
 share.......................            .05           .05            .10           .10            .08            .15           .18
Selected Financial Ratios:
Dividend payout ratios(5)(6).           33.3%           --             --           9.9%           9.4%          12.1%         15.3%
Return on average assets(6)..            .21%           --             --           .75%           .70%           .63%          .63%
Return on average equity(6)..           3.37%           --             --         13.20%         12.42%         10.92%        10.34%
Average equity to average
 Assets......................           6.17%         6.25%          5.83%         5.67%          5.60%          5.75%         6.14%

------------
(1) All financial highlights have been restated to reflect all acquisitions which have been accounted for under the pooling-of-interests method of accounting.
(2) The results for the years ended 2000, 1999, 1998 and 1997 include merger related and other integration charges of $270 million, $23 million and $37 million, after tax, respectively.
(3) All per share data have been adjusted to reflect all stock dividends and stock splits.
(4) Book value is calculated using equity divided by common shares outstanding at end of period.
(5) The higher dividend rate in prior periods is the result of acquisitions which were accounted for as a pooling-of-interests.
(6) These ratios are not meaningful due to the net loss recognized by Sovereign for the year ended December 31, 2000.

                      MAIN STREET SELECTED FINANCIAL DATA

                                               At or for the Six
                                                  Months Ended
                                                    June 30,                       At or for the Year Ended December 31,
                                            -----------------------    ------------------------------------------------------------
                                               2001         2000          2000         1999          1998         1997       1996
                                            ----------   ----------    ----------   ----------    ----------    --------   --------
(Dollars in thousands, except per share data)
Balance Sheet Data:
 Total assets...........................    $1,604,213   $1,544,874    $1,496,144   $1,496,747    $1,158,541    $813,863   $666,476
 Total loans, net.......................       848,969      763,965       828,676      658,725       533,395     477,838    397,790
 Allowance for loan losses..............        11,548        7,611         9,671        7,002         7,222       5,738      5,072
 Total securities.......................       631,163      649,664       533,065      699,958       534,551     280,020    203,236
 Total deposits.........................     1,384,678    1,143,804     1,310,324    1,024,516       818,550     626,760    518,567
 Borrowings.............................       111,351      296,950        78,676      359,434       221,072      84,758     81,120
 Junior subordinated deferrable interest
   debentures...........................        10,000       10,000        10,000       10,000            --          --         --
 Total stockholders' equity.............    $   88,435   $   78,212    $   87,437   $   78,778    $   94,912    $ 88,720   $ 59,785
                                            ----------   ----------    ----------   ----------    ----------    --------   --------
Summary Statement of Operations:
 Total interest income..................    $   51,923   $   51,826    $  105,307   $   85,889    $   65,719    $ 54,463   $ 41,809
 Total interest expense.................        29,461       32,368        65,587       49,502        33,264      25,978     18,654
                                            ----------   ----------    ----------   ----------    ----------    --------   --------
 Net interest income....................        22,462       19,458        39,720       36,387        32,455      28,485     23,155
 Provision for loan losses..............         3,451        1,375         4,625        1,217         2,210       1,140        867
                                            ----------   ----------    ----------   ----------    ----------    --------   --------
 Net interest income after provision for
   loan losses..........................        19,011       18,083        35,095       35,170        30,245      27,345     22,288
 Other income...........................         9,641        4,418         3,812        6,820        10,301       4,535      3,559
 Other expenses.........................        21,702       25,816        48,790       36,617        25,092      19,234     16,536
 Federal income taxes (benefit).........           610       (2,865)       (7,008)      (2,574)        3,711       3,317      2,428
                                            ----------   ----------    ----------   ----------    ----------    --------   --------
 Net income (loss)......................    $    6,340   $     (450)   $   (2,875)  $    7,947    $   11,743    $  9,329   $  6,883
                                            ==========   ==========    ==========   ==========    ==========    ========   ========
Per Share Data:(1)
 Common shares outstanding at end of
   period (in thousands)................        10,470       10,470        10,470       10,450        10,388       9,640      7,801
 Earnings (loss) per share
   Basic................................    $     0.60   $    (0.04)   $    (0.27)  $     0.76    $     1.13    $   1.02   $   0.82
   Diluted..............................          0.60        (0.04)        (0.27)        0.76          1.12        1.00       0.82
 Book value per share (2)                         8.45         7.47          8.35         7.54          9.14        8.60       7.16
 Common share price at end of period (3)         11.15         8.88          7.00         9.88         18.63          --         --
 Cash dividends declared per
   share................................          0.10         0.28          0.47         0.56          0.49        0.36       0.30
Selected Financial Ratios:
 Dividend payout ratio(4)...............         16.66%          --            --        73.59%        43.57%      35.13%     36.25%
 Return on average assets(4)                      0.83%          --            --         0.61%         1.28%       1.28%      1.22%
 Return on average stockholders'
   equity(4)............................         14.19%          --            --         9.02%        12.34%      13.16%     12.05%
 Average equity to average Assets.......          5.88%        5.19%         5.24%        6.73%        10.34%       9.71%     10.14%

------------
(1) Per common share data are adjusted for all stock dividends and stock splits effected through June 30, 2001.
(2) Based upon total shares issued and outstanding at the end of each respective period.
(3) Common share price is not available prior to May 1, 1998 due to the formation of Main Street Bancorp, Inc. upon the merger between BCB Financial Services Corporation and Heritage Bancorp, Inc.
(4) These ratios are not meaningful due to the net loss recognized by Main Street for the year ended December 31, 2000 and six months ended June 30, 2000.

                    RISK FACTORS RELATING TO THE TRANSACTION


   In addition to the other information included and incorporated by reference in this document, you should carefully read and consider the following factors in evaluating the proposals to be voted on at the special meeting.

Although you will receive fixed value in terms of any cash consideration that you receive in the transaction, you will not know for sure the value of the share consideration that you may receive and you may receive Sovereign common stock valued at less than $16.10 per share for your shares of Main Street common stock.

   You will not know the value of the share consideration you will receive in the transaction at the time you vote or at the time you make an election as to the form of consideration. As a result of the regulatory approval process, we currently expect that the transaction will not close until approximately three months after the Main Street shareholders' vote on approval of the merger agreement, and that the election process will commence approximately two months prior to the closing. The actual value of the share consideration received could be less than $16.10 per share of common stock exchanged in the transaction. The exchange ratio for the stock consideration is designed to provide you with Sovereign common stock with a value of $16.10 if the average final closing price of Sovereign common stock is between $10.98 and $14.86. The market value of Sovereign common stock may, however, fluctuate outside this range as a result of changes in our businesses, operations, results and prospects, market expectations of the likelihood that the transaction will be completed and the timing of completion, the effect of any conditions or restrictions imposed on or proposed with respect to Sovereign by regulatory agencies, general market and economic conditions, and other factors. If the average closing price of Sovereign common stock is less than $10.98, the value of the Sovereign common stock delivered to you would be less than $16.10.

You may not receive cash in exchange for your shares of Main Street common stock even if you elect to do so.

   The merger agreement requires that at least 70% of the consideration paid to Main Street shareholders will be paid in shares of Sovereign common stock. In the event that Main street shareholders elect to receive cash that in the aggregate exceeds 30% of the merger consideration, the amount of cash that you will have the right to receive will be determined through an allocation formula. As a result, even if you elect to receive cash consideration, you may be allocated stock instead and be subject to the same risks as other Sovereign shareholders.

Because Main Street is not required to terminate the merger agreement if the average closing price of Sovereign common stock at closing is below $9.04, the value of the share consideration you receive could be below $13.25.


   In the event the transaction closes at a time when the average closing price of Sovereign common stock is below $9.04, and the decline in the value of Sovereign common stock since July 16, 2001, exceeds by more than 15% the decline in the value of an index based on the stock prices of ten other bank and thrift holding companies during the same period, Main Street has the option, but is not required, to terminate the merger agreement. Main Street's right to terminate the merger agreement is subject to Sovereign's right to increase the value of the stock portion of the merger consideration by increasing the exchange ratio to a number equal to a market value of $13.25 per share of Main Street common stock, which is approximately equal to the value Main Street shareholders would receive if Sovereign's average closing price was $9.04. It is not possible to know until shortly before the closing of the transaction if the average closing price of Sovereign common stock will be less than $9.04 or if the decline in the value of Sovereign common stock exceeds by more than 15% the decline in value of an index based on the stock prices of ten other bank and thrift holding companies during the same period. Main Street cannot predict now whether or not the Main Street board of directors would exercise its right to terminate the merger agreement if the above conditions are met. The merger agreement does not provide for a resolicitation of Main Street shareholders in the event that the above conditions are met and the Main Street board nevertheless chooses, in the exercise of its fiduciary duties, to complete the transaction. Main Street's board of directors has made no decision as to whether it would exercise its right to terminate the merger agreement if the above conditions are satisfied. In considering whether to exercise its right to terminate the merger agreement, Main Street's board would, consistent with their fiduciary duties, take into account all relevant facts and circumstances that exist at such time and would consult with its financial advisors and legal counsel.

Sovereign may not be able to obtain regulatory approvals in a timely manner or on satisfactory terms.

   Obtaining necessary regulatory approvals may delay the transaction after the shareholder meeting. These state and federal approvals may impose conditions on the operations of Sovereign and/or Main Street.

Main Street directors and executive officers may have interests in the transaction that differ from your interests.


   Some of Main Street's directors and executive officers have interests in the transaction other than their interests as shareholders. For example, certain executive officers of Main Street have entered into agreements with Main
Street that will provide them with change-in-control payments upon termination of their employment in connection with the transaction. In such event, these executive officers would receive, in the aggregate, payments of approximately $6.27 million. These and certain other additional interests of Main Street's directors and executive officers are described in detail in "FINANCIAL INTERESTS OF DIRECTORS AND OFFICERS" on page 58 of this document.


   These payments and benefits may cause some of Main Street's directors and executive officers to view the proposed transaction differently than you may view it.

                   A CAUTION ABOUT FORWARD-LOOKING STATEMENTS

   Forward-looking statements have been made in this document. The matters discussed throughout this document that are not historical facts are forward-looking. Such statements are based on management's beliefs as well as assumptions made by, and information currently available to, management. When used herein, the words "will," "anticipate," "estimate," "expect," "believe" and similar expressions are intended to identify forward-looking statements that involve estimates, projections, goals, forecasts, assumptions and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

   Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following:

     o the strength of the United States economy in general and the strength of the regional and local economies in which we conduct operations;

     o the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

     o    inflation, interest rate, market and monetary fluctuations;

     o the ability to successfully integrate the assets, liabilities, customers, systems and management that Sovereign acquires into its operations;

     o the timely development of competitive new products and services in a changing environment and the acceptance of such products and services by customers;

     o the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies;

     o    technological changes;

     o    changes in consumer spending and savings habits;

     o    regulatory or judicial proceedings; and

     o    the other risks set forth under "Risk Factors."

   The effects of these factors are difficult to predict. New factors emerge from time to time and we can not assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statements speak only as of the date of this document.

   These forward-looking statements are found at various places throughout this document and the other documents incorporated by reference in this document, including the Annual Reports on Form 10-K for the year ended December 31, 2000, and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001, for each of Sovereign and Main Street (including any amendments to these reports).

                              THE SPECIAL MEETING

Date, Time and Place

   Main Street will hold the special meeting of shareholders on Thursday, December 20, 2001, at 10:00 a.m., local time, at the Lincoln Plaza Hotel and Conference Center, Fifth and Washington Streets, Reading, Pennsylvania.

Matters to be Considered at the Special Meeting

   At the special meeting, you will consider and vote upon proposals to:

     o    approve and adopt the merger agreement;

     o approve a proposal to adjourn the meeting if more time is needed to solicit proxies; and

     o transact any other business that may properly be brought before the special meeting.


   A vote for approval of the merger agreement is a vote for approval of the merger of Main Street with and into Sovereign and for the exchange of Main Street common stock for cash, Sovereign common stock, or a combination of cash and Sovereign common stock. Sovereign will pay cash in lieu of issuing any fractional share interests to you. If the transaction is completed, Main Street will cease to exist with Sovereign surviving.

Record Date; Stock Entitled to Vote; Quorum


   You are entitled to notice of, and to vote at, the special meeting if you own Main Street common stock on November 1, 2001. As of November 1, 2001, 10,515,396 shares of Main Street common stock were issued and outstanding and held by approximately 5,600 holders of record.


   A quorum requires the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders of Main Street are entitled to cast on the record date.

   Main Street intends to count the following shares as present at the special meeting for the purpose of determining a quorum:

     o shares of Main Street common stock present in person at the special meeting but not voting;

     o shares of Main Street common stock represented by proxies on which the shareholder has abstained on any matter; and

     o shares of Main Street common stock represented by proxies from a broker that are voted on any issue other than a procedural motion.


Vote Required to Approve the Merger Agreement

   Approval of the merger agreement requires the affirmative vote of a majority of the votes cast, in person or by proxy, on the merger proposal at the special meeting. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast in person or by proxy at the special meeting.

   You have one vote for each share of Main Street common stock that you hold of record on each matter to be considered at the special meeting, unless you own more than 10% of the issued and outstanding shares. Management of Main Street is not aware of any person or entity owning 10% or more of the outstanding shares of Main Street common stock as of the record date.


   The directors and executive officers of Main Street have agreed or indicated their intention to vote all shares of Main Street common stock that they own for approval and adoption of the merger agreement. As of the record date for the special meeting, directors and executive officers of Main Street and their affiliates beneficially owned and were entitled to vote approximately 609,775 shares of Main Street common stock, which represented approximately 6% of the shares of Main Street common stock outstanding on the record date.

   In addition, as of the record date, the trust department of Main Street Bank held 126,458 shares of Main Street stock as fiduciary for certain trusts, estates and agency accounts that beneficially own the shares. Although Main Street Bank has voting power as to 104,777 of these shares, it is the policy of Main Street Bank to not vote these shares.


   As of the record date, Sovereign directors and executive officers and their affiliates did not beneficially own any shares of Main Street common stock. Approval of the merger agreement by Sovereign shareholders is not required.

Voting of Proxies; Abstentions; Broker Non-Votes

   We will vote shares represented by all properly executed proxies received in time for the special meeting in the manner specified on each proxy. We will vote properly executed proxies that do not contain voting instructions in favor of the merger agreement and in favor of the adjournment proposal.

   If you abstain from voting on any proposal considered at the special meeting, we will not count the abstention as a vote "for" or "against" the proposal for purposes of the special meeting. Under rules relating to how brokers vote shares held in brokerage accounts, brokers who hold your shares in street name cannot give a proxy to vote your shares on the merger agreement or the adjournment proposal without receiving specific instructions from you. We will not count these broker non-votes as a vote "for" or "against" the merger agreement or the adjournment proposal for purposes of the special meeting. As a result:

     o because approval of the merger agreement requires the affirmative vote of a majority of all votes cast at the special meeting, abstentions and broker non-votes will not affect the vote on the merger agreement; and

     o because approval of the adjournment proposal requires the affirmative vote of a majority of all votes cast at the special meeting, abstentions and broker non-votes will not affect the vote on the adjournment proposal.

Revocability of Proxies

   If you grant a proxy, you may revoke your proxy at any time until it is voted by:

     o delivering a notice of revocation or delivering a later dated proxy to Andrew J. Rothermel, Executive Vice President and Secretary, Main Street Bancorp, Inc., 601 Penn Street, P.O. Box 1097, Reading, Pennsylvania 19603;

     o    submitting a proxy card with a later date; or

     o    appearing at the special meeting and voting in person.

   Attendance at the special meeting will not in and of itself revoke a proxy.

Solicitation of Proxies

   Main Street will bear the cost of the solicitation of proxies from its shareholders. Sovereign and Main Street will share equally the cost of printing this document. Sovereign has agreed to bear the expense of the proxy solicitor engaged by Main Street at Sovereign's request.

   Main Street will solicit proxies by mail. In addition, the directors, officers and employees of Main Street and its subsidiaries may solicit proxies from shareholders by telephone, electronic communication, telegram or in person. Main Street will make arrangements with brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy solicitation material to the beneficial owners of stock held of record by those persons, and Main Street will reimburse them for reasonable out-of-pocket expenses.


   Mellon Investor Services, LLC will assist in the solicitation of proxies by Main Street for a fee of $6,500, plus reasonable out-of-pocket expenses.

   You should not send in your stock certificates with your proxy card. As described below under the caption "The Merger Agreement - Election and Exchange Procedure" on page 48 you will receive materials for exchanging shares of Main Street common stock with a form of election before the effective date.

                                THE TRANSACTION


   In this section of the document we describe the material features of the proposed transaction. This description is not complete and is qualified in its entirety by reference to the merger agreement and the stock option agreement which are attached as Annex A and Annex B, respectively and are each incorporated by reference into this document. We urge you to read the merger agreement and the stock option agreement in their entirety.

General

   The merger agreement provides for a transaction by which Main Street will merge into Sovereign with Sovereign continuing as the surviving corporation, and Main Street Bank will merge into Sovereign Bank with Sovereign Bank surviving. When the transaction is completed, the board of directors of Sovereign will remain the same and the board of directors of Sovereign Bank will be increased to include Albert L. Evans, Jr. and Alfred B. Mast, who are currently directors of Main Street.

   In the transaction, each share of Main Street common stock will be converted into the right to receive cash, Sovereign common stock or a combination of cash and Sovereign common stock. Each option to acquire Main Street common stock will be converted into a right to purchase Sovereign common stock, except for options that are exercisable when the transaction is completed held by persons holding 2,000 or less options, which will be exchanged for cash.
You will receive a cash payment for any fractional shares due. Although the exact exchange ratio and value of the Sovereign common stock that you will receive in the transaction will not be determined until after the shareholders have voted and shortly before the date on which the transaction is completed, we currently estimate, based on the number of common shares of Sovereign and Main Street currently outstanding on a fully diluted basis and assuming that Main Street's shares are converted 70% into Sovereign stock and 30% into cash, that former Main Street shareholders will own approximately 4% and Sovereign shareholders will own approximately 96% of the outstanding Sovereign common stock immediately after the transaction. We expect the transaction to be tax-free to the extent that you receive Sovereign common stock in exchange for your shares of Main Street stock.

Background of the Merger

   Main Street was formed as a result of the consolidation of the respective holding companies of Berks County Bank, Reading, Pennsylvania, and the Heritage National Bank, Pottsville, Pennsylvania, in May 1998. Prior to that consolidation, Berks County Bank and Heritage National Bank operated as independent community banking organizations in their respective market areas. Following the consolidation in 1998, Main Street followed a strategy pursuant to which it continued to grow as an independent community banking organization, while at the same time attempting to enhance profitability and therefore shareholder value by providing new services, enhancing fee based income, attracting larger commercial real estate customers, forming a mortgage company subsidiary and consummating the acquisition of 17 former CoreStates Financial branch banking offices and establishing six de novo branch banking offices. By December 31, 1999, Main Street had grown to approximately $1.5 billion in assets.


   While the Main Street growth strategy was adopted and followed, the Main Street board also was cognizant of the need to increase profitability and sustain shareholder value. During the first quarter of 2000, the board came to the realization that declining earnings needed to be addressed and that a reorganization, both in terms of executive management and overall strategy, needed to be implemented. As a result, on April 25, 2000, the board decided to replace the incumbent executive management with an interim management team whose principal objective was to reorganize the company by focusing primarily on earnings, as opposed to growth. The interim management team was composed of subordinate executive officers and outside directors and was responsible for supervising the day-to-day operations of Main Street while an executive search was conducted for a new chief executive officer and president.


   On May 12, 2000, the Main Street board, as part of its initial restructuring plan, closed its Virginia mortgage operations at Granite Mortgage Corporation because of its lack of profitability along with the fact that future prospects for achieving reasonable returns were doubtful. As a result of the closing of Granite Mortgage, severance payments to former officers, professional fees, the write-down of certain assets and mortgage sale losses, Main Street incurred pre-tax special and other one-time charges for the nine months ended September 30, 2000, of approximately $5.8 million.

   On July 25, 2000, Main Street entered into a Memorandum of Understanding with the Federal Reserve Bank of Philadelphia and the Pennsylvania Department of Banking related to an examination of Main Street and Main Street Bank conducted by those regulatory agencies for the calendar year ending December 31, 1999. Generally, the Memorandum of Understanding addresses perceived regulatory concerns identified during the examination. Main Street and Main Street Bank agreed as part of the Memorandum of Understanding to, among other things, establish a risk management program, revise asset liability policies, corporate limits and procedures, develop a contingency liquidity plan, develop an interest rate risk plan, conduct a risk assessment relating to internet banking, develop a comprehensive strategic plan and budget, report with respect to loan policies and credit management, take various actions with respect to information systems and take certain corrective actions with respect to transfer agent activities. Management and the Main Street directors also agreed to establish an asset liability committee and a compliance committee of at least three outside directors and to engage an outside consultant to evaluate management's interest rate models and the strategies used to monitor interest rate risk. Under the Memorandum of Understanding, Main Street was permitted to continue to declare and pay corporate dividends only after prior notice to the Federal Reserve Bank of Philadelphia and the Department of Banking.

   On August 8, 2000, the board of directors of Main Street and Main Street Bank announced the appointment of Brian M. Hartline as President and Chief Executive Officer of Main Street and Main Street Bank. Mr. Hartline's primary goals, as directed by the Main Street board, were to develop and implement a comprehensive strategic plan designed to achieve compliance with the Memorandum of Understanding as quickly as possible and to increase profitability and thereby enhance shareholder value. During the fourth quarter of 2000, as part of the ongoing reorganization and restructuring plan, Main Street reported an additional $8.7 million in special charges, other one-time charges and additional loan loss provisions ($5.9 million after tax), or $0.57 per share. These charges consisted primarily of securities losses incurred as part of a plan to restructure the balance sheet to decrease interest rate risk volatility in changing interest rate environments and to enhance net interest income. Additional special and one-time charges related to severance payments to former executives, charges for the sale and/or closing of four branch banking offices, increases in the loan loss reserve and professional fees.

   On October 24, 2000, the Main Street board approved a change in Main Street's dividend payout policy, reducing the anticipated annual cash dividend from $0.56 per share to $0.20 per share. The board's decision to make the change in the policy was based on Main Street's current level of reduced earnings, its desire to reduce the dividend payout ratio commensurate with that of its peer group and its desire to reinvest a larger portion of earnings in the infrastructure of Main Street to maximize its future long-term performance.

   Notwithstanding the fact that Mr. Hartline and his executive management team had made substantial progress toward implementation of the new strategic plan during the first four months of 2001, the Executive Committee of the board convened a special meeting on May 21, 2001, to discuss the progress that Main Street had made over the past year and the future of the company. During the meeting, the Committee determined that notwithstanding the progress that Mr. Hartline and his new management team had made in addressing many of the problems and issues facing the company, there remained difficult issues facing the company which made it an appropriate time for the Committee to consider Main Street's strategic alternatives, which included remaining independent and pursuing Main Street's strategic plan and/or soliciting indications of interest from potential acquirors. The Committee discussed the following issues facing Main Street: the continuation of the Memorandum of Understanding; the need to raise additional equity capital, possibly through a rights offering; significant capital expenditures which would be required in the near future, including a complete upgrade of the Main Street Bank computer system; and uncertainty as to a possible continued downturn in the economy.
The Committee determined that the expenses of attempting to keep pace with competition, combined with the perceived need to materially increase non-interest income, invest heavily in new technologies and the continued restructuring required in the investment portfolio in order to decrease interest rate sensitivity, all would continue to place significant pressures on Main Street's ability to enhance earnings and profitability. The Committee also considered the fact that the pooling of interests method of accounting sometimes used in stock mergers no longer would be available for transactions entered into after June 30, 2001.

   Also in attendance at the Executive Committee meeting of May 21, 2001, were representatives of McConnell, Budd & Romano, Inc. an investment banking firm, and Rhoads & Sinon LLP, Main Street's outside legal counsel. Members of the Committee had invited the investment-banking firm to the meeting to present a hypothetical analysis of a potential transaction involving an acquisition of Main Street by a larger financial institution. McConnell, Budd & Romano reviewed with the Committee its analysis of Main Street's condition, recent acquisition transactions in the financial institution industry and various scenarios involving an acquisition of Main Street by various regional financial institutions. McConnell, Budd & Romano suggested that the Committee authorize it to conduct a limited market check (which means an authorization to McConnell, Budd & Romano to solicit non-disclosable, non-binding indications of interest from a select group of potential acquirors for Main Street), and to report back to the Executive Committee and the full board at which time the board could determine whether to pursue a transaction in light of the interest received. The Committee determined that it was an appropriate time to conduct a limited market check. The Executive Committee approved recommending to the full board that McConnell, Budd & Romano be engaged to conduct a limited market check with regard to candidates interested in acquiring Main Street in a strategic combination.

   On May 22, 2001, the Main Street board of directors adopted the recommendation of the Executive Committee to permit the limited market check with regard to candidates interested in acquiring Main Street in a strategic combination. The board also approved the retention of McConnell, Budd & Romano as financial advisor with regard to the above strategy and the retention of Rhoads & Sinon LLP as outside counsel with regard to the implementation of the above strategy. The board also authorized representatives of Main Street, together with Main Street's financial advisor and outside legal counsel, to solicit non-disclosable, non-binding indications of interest from potential third party acquisition candidates and to enter into negotiations with those candidates and report back to the Executive Committee and full board.


   A special meeting of the full board was held on June 14, 2001, to report on the results of the market check exercise. McConnell, Budd & Romano indicated that it had contacted eight financial institutions and, of the eight institutions contacted, one institution had submitted a non-binding, non-disclosable indication of interest to acquire Main Street. The proposal submitted was for a 100% tax-free exchange of stock to acquire Main Street, to be accounted for using the purchase method of accounting, with a fixed exchange ratio and an aggregate transaction value based on a recent share price of the acquiring institution of approximately $129.8 million. This equated to a per share purchase price at the time of approximately $12.25 in equivalent value for each issued and outstanding share of Main Street common stock. The board engaged in extended deliberations regarding the acquisition proposal versus the risks attendant to Main Street continuing to remain independent and pursuing its recently adopted strategic plan. Also at the meeting, representatives of McConnell, Budd & Romano gave a presentation regarding general banking industry conditions and Main Street's position in the banking industry and advised as to its preliminary views concerning the fairness of the consideration set forth in the expression of interest. The full board determined that, based on the expression of interest that had been received, the process that might lead to a decision by the full board to sell Main Street to a larger financial institution should continue. The board authorized representatives of McConnell, Budd & Romano and Mr. Hartline to communicate with the proposed acquiror to clarify certain issues in its proposal and inquire whether there was any potential for an increase in the offering price. The proposed acquiror was to be given five business days to submit a revised indication of interest letter.


   A meeting was held with representatives of the proposed acquiror on June 19, 2001, to discuss the specifics of the acquisition proposal. On June 21, 2001, a special meeting of the full board was convened at which Mr. Hartline and representatives of McConnell, Budd & Romano reported the results of the meeting and subsequent conversations with the proposed acquiror. It was reported the acquiror had indicated it would consider an increase in the merger consideration by approximately $4 million in total transaction value provided that the Main Street board was in agreement with regard to the remaining terms and conditions set forth in the acquisition proposal. At this point in the meeting, the board authorized legal counsel to contact representatives of the proposed acquiror to confirm the proposed acquiror's willingness to increase the exchange ratio assuming the social issues were agreed upon and recognizing that the proposal was subject to due diligence by the proposed acquiror. Legal counsel thereafter contacted the proposed acquiror and reported to the full board that the acquiror was willing to increase the exchange ratio as above stated. At the conclusion of the meeting, the board determined to enter into negotiations with the proposed acquiror and to authorize the proposed acquiror to commence a due diligence review of Main Street. Outside legal counsel was authorized to enter into negotiations with the proposed acquiror designed to produce a definitive merger agreement.

   A confidentiality agreement had been obtained from the proposed acquiror earlier in the process and due diligence materials were exchanged between Main Street and the proposed acquiror during the period of June 22 through July 10, 2001. During that timeframe, due diligence was completed, and additional detail was obtained from the proposed acquiror regarding pricing structure and other material terms of the transaction. These terms were reflected in a definitive merger agreement which had been negotiated between Main Street and the proposed acquiror. A special board meeting of Main Street was called for July 12, 2001, to make a decision regarding the continued independence of Main Street or a possible merger with the larger institution based on the terms and conditions set forth in the proposed definitive merger agreement.

   At the commencement of the special board meeting on Thursday, July 12, at which legal counsel and representatives of McConnell, Budd & Romano were present, the board was advised that on Wednesday, July 11, Main Street had received an unsolicited indication of interest from Sovereign Bancorp to acquire Main Street through a merger. Representatives of McConnell, Budd & Romano summarized the terms of the offer, which included a 30% to 50% market premium over and above the current trading price of Main Street common stock. Legal counsel advised the board at this time that Main Street was close to finalizing a merger with the other financial institution and that the other financial institution was, in fact, under the impression that the Main Street board would be considering that institution's definitive merger agreement at the July 12 meeting. The board was informed that the definitive merger agreement was in final form with the exception of a few open social issues.

   Representatives of McConnell, Budd & Romano then reviewed the potential Sovereign transaction and its associated risks. The board was advised that Sovereign clearly was interested in paying a higher market premium than the other potential acquiror. Counsel advised the board that the term sheet from Sovereign left many basic issues open and unclear. Counsel advised the board that if the board intended to have further discussions with Sovereign, it would be necessary to very quickly clarify the basic terms of Sovereign's offer. Counsel advised the board that there were three options available to the board at the meeting. The first option was to consider and act on the proposed definitive merger agreement submitted by the initial acquiring institution. The second option was for the Main Street board to advise the initial acquiring institution that they needed more time in order to fully investigate a competing unsolicited bid which had been submitted by another financial institution. The third option was to reject both offers and determine to remain independent. The consensus of the Main Street board was that the first acquiror most likely would permit its offer to remain outstanding for a short period of time while negotiations took place with Sovereign.

   The Main Street board next discussed the parameters under which the board would consider entering into negotiations with Sovereign. Following discussions, the consensus of the board was to enter into negotiations with Sovereign provided Sovereign was agreeable to the following transaction parameters: (1) the transaction must involve consideration to the Main Street shareholders composed of 55% stock and 45% cash with an exchange price above $16 per share of Main Street common stock; (2) Sovereign must agree to appoint two current Main Street directors to the Sovereign Bank board of directors and the remaining Main Street directors to a regional advisory board for a term of at least three years; (3) Main Street would be entitled to liquidated damages if Sovereign was unable to obtain regulatory approval for the transaction; and
(4) if Sovereign were agreeable to the foregoing terms, Sovereign would need to provide Main Street an initial draft of a definitive acquisition agreement by Friday, July 13, with a definitive merger agreement available for consideration by the Main Street board no later than 4:00 P.M. on Monday, July
16. The Main Street board unanimously approved this decision and outside counsel and representatives of McConnell, Budd & Romano were directed to contact representatives of Sovereign. The board also scheduled another special meeting to be held on Monday, July 16, at 5:30 P.M. to consider Main Street's strategic alternatives, including the competing acquisition proposals.

   Following the July 12 special board meeting, Main Street management, outside counsel and McConnell, Budd & Romano entered into negotiations with representatives of Sovereign regarding pricing and other material terms for a possible merger. A confidentiality agreement was obtained from Sovereign and Sovereign was permitted to conduct due diligence on Main Street over the weekend of July 14 and 15. Main Street and its outside counsel, accountants and investment bankers also conducted due diligence on Sovereign during this timeframe. This process resulted in a form of definitive merger agreement being negotiated with Sovereign which was presented for consideration by the Main Street board at its special meeting on July 16, 2001. At the special meeting, outside counsel indicated that a definitive merger agreement had been negotiated with Sovereign and that Sovereign had presented Main Street with three separate pricing options for the transaction. The first option was for a 55% stock/45% cash exchange at $16.05 per share of Main Street common stock. The second option was for a 75% stock/25% cash exchange at $16.10 per share of Main Street common stock. The third option was for a 100% stock exchange with an exchange ratio equal to a price per share of Main Street common stock of $16.15. Counsel explained that as a condition of the Sovereign merger agreement, directors and other affiliates of Main Street would be required to sign an affiliates letter agreeing to support the merger and agreeing to certain restrictions on trading in Main Street common stock. In addition, Main Street would be requested to enter into a stock option agreement, or lock-up, granting Sovereign an option to purchase up to 19.9% of Main Street's issued and outstanding common stock upon the occurrence of certain triggering events leading to the termination of the merger agreement with Sovereign.

   Counsel then advised the board that the competing proposal from the initial acquiror was still on the table for consideration by the Main Street board and that the initial acquiror had reconsidered its offer and increased its proposed fixed exchange ratio for an all stock transaction to a number which equated to approximately $14.06 per share of Main Street common stock as of July 16, 2001. Counsel also advised that the initial acquiror also had proposed a 70% stock/30% cash exchange transaction in which the initial acquiror was willing to increase the per share consideration to a fixed exchange ratio equal to approximately $14.50 per share of Main Street common stock as of July 16, 2001.

   Counsel then summarized for the Main Street board the differences between the Sovereign merger agreement and the definitive merger agreement proposed by the initial acquiror. In addition to the general pricing information noted above, counsel advised that under the Sovereign agreement, shareholders may elect stock, cash or mixed consideration, provided that the aggregate stock selection equals or exceeds the relevant percentage chosen by the Main Street board. The Sovereign exchange ratio for the common stock component was to float within a 15% collar in which the number of shares of common stock to be exchanged would float up or down 15% from the price of the Sovereign common stock on the day the acquisition agreement was signed. In addition, the definitive merger agreement provided that the Main Street board may terminate the Sovereign merger agreement if the price of the Sovereign stock drops more than approximately 30% after adjustment for changes in an index composed of identified peer group companies. Counsel advised that the definitive merger agreement proposed by the initial acquiror contained a fixed exchange ratio under which Main Street had the ability to terminate the agreement if the price of the acquiror's common stock in the period immediately prior to closing decreases more than 15%, also after adjustment for a change in an index composed of identified peer group companies. Under both definitive merger agreements, outstanding stock options for Main Street common stock would be exchanged into options for the surviving company, except that options for 2,000 or fewer shares would be exchanged for cash based on the exchange ratio.

   Counsel next reviewed the material social issues set forth in each definitive merger agreement. Under the Sovereign merger agreement, two current Main Street directors would be appointed to the Sovereign Bank board. Under the initial acquiror's merger agreement, one director would be appointed to the acquiror's holding company board and two directors would be appointed to the acquiror's bank board. Under both agreements, remaining directors would serve on an advisory board of the surviving institution for at least three years.

   With respect to employee benefits, counsel advised that the Sovereign merger agreement would grant severance to employees whose employment was terminated within 12 months after closing because a position was eliminated or where employees were required to travel more than 30 miles from their current work place or residence. Severance under the Sovereign agreement would be for two weeks' pay for each full year of service with a minimum of eight weeks pay and a maximum of 52 weeks pay. Under the initial acquiror's merger agreement, the acquiror would pay severance of one week's pay for each year of employment with a minimum of four weeks pay and a maximum of 26 weeks. In addition, under the Sovereign merger agreement, for officers who had change-in-control benefits, those officers still would receive 50% of the change-in-control benefits payable in a lump sum if they accepted employment with Sovereign. If those officers terminated employment with Sovereign for any reason, other than a termination for cause, within 12 months after the commencement of that employment, they would be entitled to receive the other 50% of their change-in-control benefits. Under the definitive merger agreement put forth by the initial acquiring institution, Main Street could pay certain identified employees stay bonuses in an amount not to exceed $300,000 in the aggregate. Under the Sovereign merger agreement, Sovereign would permit stay bonuses to be paid to certain identified employees in an amount not to exceed $500,000 in the aggregate. Under the Sovereign agreement, Main Street was entitled to $2,000,000 in liquidated damages if the agreement was terminated due to the failure of Sovereign to obtain regulatory approval.

   Counsel next inquired whether it was McConnell, Budd & Romano's opinion that all of the pricing options presented to the board, both from Sovereign and the initial acquiror, were fair, from a financial point of view, to Main Street shareholders. Representatives of McConnell, Budd & Romano responded that, in the opinion of McConnell, Budd & Romano, all pricing options presented were fair, from a financial point of view, to holders of Main Street common stock. Counsel next inquired as to whether the initial acquiror's latest offer was a final offer. Representatives of McConnell, Budd & Romano stated that it was their understanding from discussions with representatives of the initial acquiror that the offer was a final offer.

   During a brief recess in the meeting, counsel returned a call from counsel to Sovereign and was advised that Sovereign had amended its offer to include a 70% stock/30% cash exchange transaction at a cash value of $16.10 for each share of Main Street common stock.

   Counsel next reviewed for the board again the major terms of the definitive merger agreement with Sovereign and the form of stock option agreement that Main Street would be required to deliver to Sovereign upon execution of the definitive merger agreement. After further deliberations, the Main Street board voted unanimously to enter into a merger with Sovereign based on the 70% stock/30% cash equivalent offer at a price of $16.10 for each share of Main Street common stock. McConnell, Budd & Romano presented its oral opinion as to the fairness of the consideration offered by Sovereign. The Main Street board then unanimously approved the definitive merger agreement with Sovereign and the Sovereign stock option agreement and the merger transaction contemplated therein as being in the best interests of Main Street, its shareholders and other constituencies.

Main Street's Board of Directors Reasons for the Transaction

   At its meeting on July 16, 2001, the Main Street board of directors determined that the terms of the merger agreement and the merger transaction with Sovereign were in the best interests of Main Street. In making this determination, the board concluded, among other things, that the merger with Sovereign was superior to the other alternatives available to Main Street and to the prospects of continuing to operate Main Street as an independent community-focused banking company.

   In the course of reaching its decision to approve the merger agreement, the Main Street board of directors consulted with its financial adviser, its legal counsel and its independent public accountants. The board considered, among other things, the factors described above and the following:

     o The terms of the merger agreement and the transactions contemplated by the merger, and the historical trading ranges for Sovereign common stock and the consideration to be received by Main Street shareholders in the merger. The board noted, in particular, that the $16.10 consideration to be received by Main Street shareholders in the merger reflected approximately a 50% premium for shareholders over the $10.75 closing price of Main Street common stock on July 16, 2001, the day that the Main Street board approved the merger.

     o The fact that the Sovereign exchange ratio required that up to 30% of the merger consideration be composed of cash at $16.10 per share, thereby permitting those Main Street shareholders who wished to receive cash as opposed to Sovereign stock to elect an all cash exchange or an exchange composed of part Sovereign common stock and part cash. (The Main Street board realized that if more than 30% of the issued and outstanding Main Street common stock elected to receive cash that certain shareholders would be required to receive a portion of the merger consolidation in Sovereign stock, as opposed to cash.)

     o The fact that Main Street and Main Street Bank remained subject to a Memorandum of Understanding with the Federal Reserve Bank of Philadelphia and the Pennsylvania Department of Banking.

     o The fact that Main Street Bank was in the process of restructuring its investment portfolio and may have taken additional losses in that portfolio in future quarters.

     o The fact that Main Street Bank, if it remained independent, would be required to make capital expenditures with regard to new technology and operating systems.

     o The opinion of McConnell, Budd & Romano, Inc. that the consideration in the merger was fair to Main Street's shareholders from a financial point of view.

     o The board's familiarity with and review of Sovereign's business prospects and financial condition, including its future prospects.

     o The pressures of competition and Main Street's limited economies of scale on Main Street's ability to increase profitability.

     o Sovereign's agreement that two directors from Main Street's board of directors would be appointed to the Sovereign Bank board and that all other members of Main Street's board of directors would be appointed to a Sovereign advisory board for a minimum of three years.

     o The fact that Main Street employees who did not continue as Sovereign employees would be entitled to receive up to 52 weeks of severance pay, depending upon years of service with Main Street, and further that Main Street would be permitted to pay retention bonuses to designated Main Street employees in connection with the merger in an aggregate amount not to exceed $500,000.

     o The substantially greater liquidity of Sovereign common stock compared to the market for Main Street common stock.

     o A determination that a business combination with Sovereign would expand Main Street's lending capabilities and increase the range of financial products and services available to Main Street's customers.

     o The prices, multiples of earnings per share and premiums over book value and market value paid in other recent acquisitions of commercial banks.

     o The business and prospects of Sovereign, including its prior experience acquiring banks, its existing presence in Main Street's traditional market area, the economic vitality of the other market areas served by Sovereign and the opportunities presented by customer demand in those market areas.

     o    The experience of Sovereign's senior management team.

     o The possible negative impact the merger with Sovereign would have on various constituencies served by Main Street, including potential job loss among Main Street employees.

     o The fact that the merger is expected to be tax deferred with regard to Main Street shareholders electing to receive Sovereign common stock.

     o The alternatives of Main Street continuing as an independent community-focused banking company or combining with other potential merger partners, as compared to the effect of Main Street combining with Sovereign pursuant to the merger agreement, and the determination that the merger transaction with Sovereign presented the best opportunity for maximizing shareholder value and achieving Main Street's other strategic goals.

   The foregoing discussion of the information and factors considered by the Main Street board of directors is not intended to be exhaustive but is believed to include all material factors considered by the Main Street board of directors. In reaching its determination to approve and recommend the merger, the Main Street board of directors did not assign any relative or specific weights to the foregoing factors and individual directors may have given different weights to different factors.

   After deliberating with respect to the proposed merger with Sovereign, considering, among other things, the matters discussed above and the opinion of McConnell, Budd & Romano, Inc. referred to above, the Main Street board of directors unanimously approved and adopted the merger agreement and the merger transaction with Sovereign.

Recommendation of Main Street's Board of Directors

   The board of directors of Main Street believes that the terms of the transaction are in the best interests of Main Street and has approved the merger agreement. ACCORDINGLY, THE MAIN STREET BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

Sovereign's Board of Directors Reasons for the Transaction

   Sovereign's board of directors determined that the transaction with Main Street provides for a unique strategic fit that will produce the number one market share in Berks County, Pennsylvania, which is where Sovereign Bank's headquarters is located, as well as the number two market share in neighboring Schuylkill County. This strengthens Sovereign's presence in areas where a significant number of Sovereign's team members live and work. In addition, Sovereign's board of directors has identified the following factors in concluding that the transaction was in the best interest of Sovereign and its shareholders:

     o    it should be accretive to incremental earnings per share;

     o    it should be accretive to Sovereign's various capital ratios;

     o it complements Sovereign's strengths as a solid small business and middle market corporate bank by adding a team that currently manages a $500 million loan portfolio.

Opinion of Main Street's Financial Advisor

   On July 16, 2001, McConnell, Budd & Romano, Main Street's financial advisor, delivered its oral opinion to the board of directors of Main Street, that as of that date, the consideration for which shares of Main Street common stock will be exchanged for shares of Sovereign common stock and/or cash (as elected by the shareholder, subject to the allocation methodology described previously in this document) was fair from a financial point of view to Main Street shareholders. The oral opinion has been updated and reconfirmed as of the date of this document and has been rendered in written form, as attached to this document as Annex C. McConnell, Budd & Romano evaluated the range of possible exchange ratios, which can be determined by dividing the fixed value of $16.10 by the closing sales price, per share, of Sovereign common stock for a defined valuation period. The exchange will range from a minimum of 1.083 shares of Sovereign common stock for each share of Main Street common stock exchanged
(if the valuation price of Sovereign stock is greater than or equal to $14.86) to a maximum of 1.466 shares of Sovereign common stock for each share of Main Street common stock exchanged (if the valuation price of Sovereign stock is less than or equal to $10.98), or $16.10 in cash, or a combination of stock and cash dependent on the election of the individual shareholder and the allocation process. This scenario excludes evaluation of a possibly higher exchange ratio which could arise from the exercise by Main Street of its walk away rights combined with the exercise by Sovereign of its corresponding cure and top-up rights. Under the terms of the merger agreement, a maximum of 30% of the offered consideration will be in the form of cash. However, in the event of an election by Main Street shareholders of more than 70% stock, such election (in the aggregate) will be honored. Shareholders cannot be certain of receiving exactly what they elect and will be subject to an allocation process. Our opinion consequently applies to circumstances in which an individual receives as much as 100% stock or as much as 100% cash or a combination of both. We acknowledge the different tax treatments, which may apply to the receipt of different forms of consideration and to the inherently different market risks associated with stock versus cash. We also acknowledge the probability that not all shareholders will receive consideration with the same market value as of a given date. Our opinion of the exchange consideration and its derived values (and the fairness thereof) was based on consideration of numerous factors, including the following:

     o an analysis of the historical and projected future contributions to taxable recurring earnings by the parties;

     o an analysis of the possible future earnings per share results for the parties on both a combined and a stand-alone basis using the purchase method of accounting;

     o consideration of the anticipated dilutive or accretive effects of the prospective transaction on future earnings per share equivalent of Sovereign;

     o consideration of the dilutive or accretive effects of the prospective transaction on the earnings per share equivalent of Sovereign per share of Main Street exchanged in the transaction;

     o consideration of the prospects for the parties to achieve certain operational cost savings as a result of the transaction;

     o the probable impact on dividends per share to be received by Main Street shareholders who exchange their shares for shares of Sovereign as a result of the contemplated transaction;

     o consideration of the accounting equity capitalization, the tangible equity capitalization, the current risk based capital adequacy and the projected adequacy thereof for each of the parties and the combined company;

     o consideration of the terms of a certain memorandum of understanding dated July 25, 2000 between the Federal Reserve Bank of Philadelphia, the Pennsylvania Department of Banking, Main Street Bancorp, Inc. and Main Street Bank and the prospective impact of such memorandum on the prospects for Main Street's earnings and dividends in the future as a stand alone company and, alternatively, as a part of Sovereign;

     o consideration of the current schedule of corporate debt to be refunded or repaid by Sovereign;

     o the composition of loan portfolios and the methodology of creating reserves for loan and lease losses used by the parties;

     o respective management opinions of the apparent adequacy of the reserves for loan and lease losses, as of a point in time for each of the parties;

     o the apparent relative asset quality of the respective loan portfolios as disclosed by the parties;

     o a review of the composition and maturity structure of the deposit bases of each of the parties;

     o consideration of the liquidity position and liquidity strategy being pursued by each of the parties;

     o consideration of the maturity structure of the securities portfolio of Main Street and the embedded interest rate risk therein;

     o consideration of the market value and liquidity of the securities portfolio of Main Street and the embedded unrealized loss therein as of March 31, 2001 and as of June 30, 2001;

     o analysis of the historical trading range, trading patterns, institutional ownership, and apparent relative liquidity of the common shares of each of the parties;

     o consideration of the pro forma market capitalization of the anticipated combination; and

     o contemplation of other factors, including certain intangible factors.

   McConnell, Budd & Romano was engaged as a financial advisor to Main Street by letter agreement dated as of May 24, 2001 in connection with an evaluation of the Main Street strategic plan and the progress made to date in the implementation of the plan. McConnell, Budd & Romano assisted Main Street and its Board of Directors in the evaluation of a number of hypothetical courses of action since that date, including remaining an independent entity and alternatively contemplating possible affiliation opportunities. Prior to the pending transaction, McConnell, Budd & Romano represented Heritage Bancorp Inc., a bank holding company, which consolidated with BCB Financial Services Corp. in 1998 to create Main Street Bancorp. With respect to the pending merger involving Sovereign, McConnell, Budd & Romano advised Main Street during the evaluation of strategic alternatives. McConnell, Budd & Romano also participated in the due diligence and negotiation process leading up to the execution of the merger agreement. McConnell, Budd & Romano has provided Main Street with a number of analyses as to the range of financially feasible exchange ratios in conjunction with varying percentages of total consideration in the form of cash that might be agreed to in a hypothetical transaction. Representatives of McConnell, Budd & Romano met with the executive management and Main Street Board or designated Committees of the Board on six separate occasions during the period from May 16, 2001 to July 16, 2001, in connection with the analysis of the strategic and tactical options available to Main Street and the negotiation of the terms of the pending transaction. The determination of the applicable delimited floating exchange ratio was arrived at in an arms' length negotiation between Sovereign and Main Street in a process in which McConnell, Budd & Romano advised Main Street and participated both directly and indirectly in the negotiations.

   McConnell, Budd & Romano was retained based on its qualifications and experience in the financial analysis of financial services holding companies, banking and thrift institutions generally, its knowledge of the Pennsylvania banking market in particular and of the Eastern United States banking markets in general, as well as its experience with merger and acquisition transactions involving financial institutions. As a part of its investment banking business, McConnell, Budd & Romano is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and in connection with its equity brokerage business, which specializes in the securities of financial institutions. McConnell, Budd & Romano publishes proprietary earnings estimates and equity research reports on numerous financial institutions. In the ordinary course of its business as a broker-dealer, McConnell, Budd & Romano may, from time to time, purchase securities from and sell securities to Main Street or Sovereign and as a market maker in securities, McConnell, Budd & Romano and/or certain of its employees may, from time to time, have a long or short position in, and buy or sell debt or equity securities of Main Street or Sovereign for their own accounts or for the accounts of customers of McConnell, Budd & Romano.

   The full text of McConnell, Budd & Romano's opinion, which sets forth assumptions made, matters considered and limits on the review undertaken by McConnell, Budd & Romano is attached to this document as Annex C. McConnell, Budd & Romano urges that Main Street shareholders read both the opinion in its entirety and this document in its entirety. The opinion of McConnell, Budd & Romano is directed to the range of possible exchange ratios at which shares of Sovereign common stock may be exchanged for shares of Main Street common stock and/or cash in the amount of $16.10 per share. The opinion of McConnell, Budd & Romano does not constitute a recommendation to any holder of Main Street common stock as to how such holder should vote at the Main Street special meeting or whether such shareholder should elect stock versus cash. The summary of the opinion and the matters considered in McConnell, Budd & Romano's analysis set forth in this document are qualified in their entirety by reference to the text of the opinion itself. The opinion is necessarily based upon conditions as of the date of the opinion and upon information made available to McConnell, Budd & Romano through the date of the opinion. In terms of the analytical process followed, no limitations were imposed by the Main Street Board upon McConnell, Budd & Romano with respect to the investigations made, matters considered or procedures followed in the course of rendering the opinion.

   In arriving at its oral opinion and updating the opinion for inclusion in written form in this document, McConnell, Budd & Romano considered the following:

     o the merger agreement by and between Main Street and Sovereign, dated July 16, 2001;

     o this document in substantially the form to be sent to Main Street shareholders;

     o    Sovereign's annual reports to shareholders for 1998, 1999 and 2000;

     o    Sovereign's annual reports on Form 10-K for 1998, 1999 and 2000;

     o Sovereign's quarterly report on Form 10-Q for the first and second calendar quarters of 2001;

     o the news release reporting on Sovereign's results of operations for the third calendar quarter of 2001;

     o Main Street's annual reports to shareholders for 1998, 1999 and 2000;

     o    Main Street's annual reports on Form 10-K for 1998, 1999 and 2000;

     o Main Street's quarterly report on Form 10-Q for the first and second calendar quarters of 2001;

     o Main Street's news release reporting results of operations for the third calendar quarter of 2001;

     o discussions relating to the business, earnings expectations, assets, liabilities, reserves for loan and lease losses and general prospects of the respective companies;

     o the recent historical record of reported prices, trading volume and trading patterns for both Sovereign and Main Street;

     o the recent historical record of cash and stock dividend payments for both Sovereign and Main Street;

     o holding company Board minutes for Main Street and Sovereign for the years 2000 and 2001;

     o discussions with certain members of the senior management of Sovereign concerning the past and current results of operations of Sovereign, its current financial condition and management's opinion of its future prospects;

     o discussions with certain members of the senior management of Main Street concerning the past and current results of operations of Main Street, its current financial condition and management's opinion of its future prospects;

     o anecdotal information, supplemented by the analysis of certain available demographic data, the current state of and future prospects for the economy of the Northeastern United States generally and the relevant market areas for Sovereign and Main Street in particular;

     o specific merger analysis models developed by McConnell, Budd & Romano to evaluate potential business combinations of financial institutions using both historical reported information and projected future results, including the achievement of specific amounts of cost savings as a result of the proposed transaction; and

     o such other studies and analyses as McConnell, Budd & Romano considered appropriate under the circumstances associated with this particular transaction.

   McConnell, Budd & Romano's opinion takes into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the financial services industry generally. For purposes of rendering its opinion, McConnell, Budd & Romano has assumed and relied upon the accuracy and completeness of the information provided to it by Main Street and Sovereign and does not assume any responsibility for the independent verification of such information. In the course of rendering its opinion, McConnell, Budd & Romano has not completed any independent valuation or appraisal of any of the assets or liabilities of either Main Street or Sovereign and has not been provided with such valuations or appraisals from any other source. With respect to any forecasts considered by McConnell, Budd & Romano in the course of rendering its opinion, McConnell, Budd & Romano has assumed without independent verification that such forecasts have been reasonably prepared to reflect the best currently available estimates and judgment of the parties making such forecasts.

   The following is a summary of the material analyses employed by McConnell, Budd & Romano in connection with rendering its opinion. Given that it is a summary, it is not a complete and comprehensive description of all the analyses performed, or an enumeration of all the matters considered by McConnell, Budd & Romano in arriving at its opinion. The preparation of a fairness opinion is a complicated process, involving a determination as to the most appropriate and relevant methods of financial analysis and the application of those methods to the circumstances associated with a specific transaction. Therefore, such an opinion is not readily susceptible to a summary description. In arriving at its fairness opinion, McConnell, Budd & Romano did not attribute any particular weight to any one specific analysis or factor considered by it and made a number of qualitative as well as quantitative judgments as to the significance of each analysis and factor. Therefore, McConnell, Budd & Romano recommends that its analyses must be considered as a whole and feels that attributing undue weight to any single analysis or factor considered could create a misleading or incomplete view of the process leading to the formation of its opinion. In its analyses, McConnell, Budd & Romano has made certain assumptions with respect to banking industry performance, general business and economic conditions and other factors, many of which are beyond the control of management of Main Street, Sovereign and McConnell, Budd & Romano. Any estimates which are referred to in McConnell, Budd & Romano's analyses are not necessarily indicative of actual values or predictive of future results or values. Future results and values may vary significantly from any estimates set forth.

Analysis of the Likely Range of Potential Exchange Ratios


   Provided that the value established for Sovereign common stock during the valuation period is greater than or equal to $10.98 and less than or equal to $14.86, the exchange ratio will be determined by dividing $16.10 by the market value of Sovereign common stock as defined by the valuation period and will be fixed somewhere between 1.083 to 1 and 1.466 to 1. In the event that the value of Sovereign is less than $10.98 as established during the valuation period (and assuming that the walk away and cure provisions of the agreement have not been triggered) the exchange ratio will be fixed at 1.466 to 1. Conversely, in the event that the value established for Sovereign common stock during the valuation period is greater than $14.86, the exchange ratio will be fixed at
1.083 to 1. Consequently, the market value of the exchange ratio of Sovereign common stock to be received may range both above and below $16.10. In the event, for example, that the exchange ratio determined for Sovereign common stock during the valuation period is the maximum 1.466 shares of Sovereign for each share of Main Street and Sovereign trades thereafter at a market value below $10.98 per share, the market value of the exchange will be less than $16.10. Conversely, in the event that the exchange ratio determined for Sovereign common stock during the valuation period is the minimum of 1.083 shares of Sovereign for each share of Main Street and Sovereign thereafter trades at a market value above $14.86 per share, the market value of the exchange will be greater than $16.10. Once the exchange ratio has been fixed, the market value of the exchange will vary directly with the market value of Sovereign common stock and can be derived by multiplying the final fixed exchange ratio by the market value of Sovereign. Shareholders who elect to exchange shares of Main Street, wholly or partially, for shares of Sovereign are accepting market risk in such a decision, and may end up with consideration with a pre-tax market value of more or less than $16.10. Shareholders who elect all cash will receive a pre-tax value of $16.10, which, however, may be subject to tax dependent on the basis and holding period of the Main Street shares exchanged. The following table illustrates potential pre-tax transaction values for Main Street using various closing prices for Sovereign stock inside and outside the collar as defined above, and the resulting multiples on normalized trailing 12 months earnings and forecast earnings for 2001 for Main Street. As of the date of publication of this document, the market trading range of Sovereign shares has consistently remained below $10.98 suggesting that the exchange ratio, which will govern the exchange of shares of Main Street into shares of Sovereign will likely be at the maximum of 1.466 to 1.

                              Exchange Ratio Table


                                     (5% Below                                          (5% Above
                                     Bottom of     Bottom                    Top of      Top of      11-05-01
                                      Collar)     of Collar                  Collar      Collar)      Sovereign
                                     Sovereign    Sovereign   Sovereign    Sovereign    Sovereign    Price as of
                                      Price of    Price of     Price of     Price of    Price of    Opinion Date(2)
                                       $10.43      $10.98     $12.92(1)      $14.86      $15.60        $10.30
                                     ---------    ---------   ---------    ---------    ---------   ------------
Implied Exchange Ratio............      1.466        1.466        1.246       1.083        1.083        1.466
Transaction Value Per Share.......   $  15.29     $  16.10     $  16.10    $  16.10        16.89        15.10
Total Transaction Value (000)(3)..   $160,086     $168,567     $168,567    $168,567       176,838      158,731
Deal Premium to Market(4).........    142.23%      149.77%      149.77%     149.77%       157.12%      140.47%
Deal Value/Normal. LTM EPS........     21.24x       22.36x       22.36x      22.36x        23.46x       20.97x
Deal Value/Estimated 2001 EPS.....     16.09x       16.95x       16.95x      16.95x        17.78x       15.89x

---------------
(1) Sovereign's closing market price as of July 16, 2001.
(2) Sovereign's closing market price as of November 5, 2001.
(3) Based on 10,512,396 shares of Main Street common stock issued and outstanding as of September 30, 2001.
(4) Based on Main Street's closing market price of $10.75 as of July 16, 2001.

   The final exchange ratio at which shares of Sovereign common stock will be exchanged for shares of Main Street common stock will not be known until after the conclusion of the valuation period. As stated earlier, provided that the applicable walk away provisions have not been triggered and cured, the exchange ratio cannot be less than 1.083 to 1 or greater than 1.466 to 1. For those shareholders electing and receiving cash in the amount of $16.10 per share of Main Street, the pre-tax values and multiples represented will be the same as those depicted in the table above for $16.10 in market value of Sovereign common stock. Following the fixing of the exchange ratio, there is no guarantee that the market value of the exchange for stock will remain at or near $16.10. The market value will thereafter fluctuate directly with the market value of Sovereign common stock. Main Street shareholders currently bear inherent market risk in their holdings of Main Street. To the extent that Main Street shareholders elect to exchange their shares for shares of Sovereign and receive Sovereign common stock, they will continue to bear market risk.

Walk-Away Provisions

   Main Street has the contractual right (although not the obligation) to terminate the agreement on the effective date under certain defined conditions:

          1. if the Average Final Price of Sovereign's common stock is less than $9.04; and

          2. the quotient obtained by dividing the Average Final Price for Sovereign by $12.92 (the closing sales price of Sovereign on the last trading day prior to the public announcement of this transaction) is less than the number obtained when .15 is subtracted from the quotient obtained by dividing:

          3. the weighted average of the per share stock prices of a group of ten bank and thrift holding companies (excluding both Sovereign and Main Street) as of the last trading day immediately preceding the effective date of the merger by

          4. the weighted average of the per share stock prices of the same ten companies as of July 16, 2001 (the last trading day prior to the public announcement of the transaction).

   This test is designed to establish Main Street's right to terminate based on the combination of a defined absolute negative movement by Sovereign's common stock price after July 16, 2001 together with a defined relative negative movement by Sovereign's common stock price that exceeds by 15% the negative move of the weighted average stock price of a selected index of ten bank and thrift holding companies.

Sovereign's Right to "Cure" and Close

   In the event both walk away conditions are met and the Main Street board of directors exercises its contractual right to terminate the transaction, Sovereign still retains the right (although not the obligation) to "cure" the situation and close the transaction by adjusting the exchange ratio as follows:

          1. The adjusted exchange ratio will be determined by dividing $13.25 by the Average Final Price of Sovereign common stock. This adjusted exchange ratio will then apply to the exchange of common stock in the transaction.

   For example, assuming that all the above conditions are met and the described actions are taken and assuming (for purposes of illustration) that the Average Final Price of Sovereign common stock was $8.50, the adjusted exchange ratio would be 1.55988 (assuming that Sovereign elected to exercise its right to "cure").


Contribution Analysis

   Based on financial data for Sovereign and Main Street as of September 30, 2001 and the per share closing sales prices of Sovereign and Main Street as of July 16, 2001, the estimated relative contributions of the parties to the pro forma Sovereign on a purchase basis would have been approximately as follows had the proposed transaction been consummated as of that date:

                          Proforma Contribution Table
                                 As of 06/30/01


      Item
      ----                                                     Main Street   Sovereign
                                                               -----------   ---------
      Ownership(1) ........................................       5.0%         95.0%
      Assets ..............................................       4.0%         96.0%
      Intangible Assets(2) ................................       6.0%         94.0%
      Loans ...............................................       4.0%         96.0%
      Deposits ............................................       6.0%         94.0%
      Common Equity(3) ....................................       6.0%         94.0%
      Tangible Common Equity(4) ...........................       4.0%         96.0%
      2001 Estimated Net Income(5) ........................       6.0%         94.0%

---------------------
(1) Option shares not included

(2) The calculation of intangibles to be generated in this transaction is dependent on a complex analysis that is not available to McConnell, Budd & Romano as of the date of this document. Accordingly, an estimate is used for purposes of this contribution table.

(3) Attributes new equity issued associated with 70% of the merger consideration being in the form of stock to Main Street's equity to determine contribution.

(4) Attributes core deposit intangible generated as a result of the merger transaction to Main Street's intangible assets to determine contribution.

(5) Assumes that no accretive or dilutive effect on reported earnings per share by Sovereign arises from the pending transaction.

Accretion/Dilution Analysis

   McConnell, Budd & Romano employs proprietary analytical models to examine transactions involving financial institutions. The models use forecast earnings data, selected current period balance sheet and income statement data, current market and trading information and a variety of assumptions as to interest rates for borrowed funds, the opportunity costs of funds, discount rates, dividend streams, effective tax rates and transaction structures. The models inquire into the likely economic feasibility of a given transaction at a given price level or a specified exchange rate, (or a combination thereof) while employing a specified transaction structure. The models also permit evaluation of various levels of potential non-interest expense savings that might be achieved along with various potential implementation time-tables for such savings, as well as the possibility of revenue enhancement opportunities which may arise in a given transaction.

   Utilizing its models, McConnell, Budd & Romano prepared pro forma analyses of the financial impact of the merger on Sovereign shareholders, and via the range of possible exchange ratios, to Main Street shareholders electing stock. Using internal earnings estimates and other assumptions supplied to McConnell, Budd & Romano by both Sovereign and Main Street, McConnell, Budd & Romano compared the estimated earnings per share of Sovereign on a stand-alone basis for calendar year 2002 to the estimated earnings per share of the common stock of the combined company on a pro forma basis for calendar year 2002. McConnell, Budd & Romano discussed the assumptions and estimates provided to it for purposes of this analysis with members of the management of both Sovereign and Main Street. The model evaluates the prospective dilutive or accretive impact of the pending transaction on Sovereign's estimated reportable earnings per share, book value per share and tangible book value per share, with specified cost savings and implementation assumptions, employing a 70% stock, 30% cash transaction structure, using an assumed 1.466 exchange ratio for the stock portion of the consideration.

   McConnell, Budd & Romano's analysis suggests that the effect of the merger will be immaterially accretive to reported earnings per share to Sovereign on a quarterly basis beginning in the year 2002 with a 70% stock and 30% cash structure and other estimates and assumptions furnished to McConnell, Budd & Romano by Sovereign and Main Street for purposes of this analysis. The anticipated accretive impact will likely be too small to have a noticeable impact on Sovereign's earnings due to the size differential between the companies. Although we have used an assumption that 70% of the consideration in this transaction will consist of common stock, the percentage of common stock that will be issued in the merger is dependent on a shareholder election process and may exceed 70% of the total consideration. This factor renders precise forecasting difficult, as to when and exactly what extent, a prospective transaction might become accretive.

   For those shareholders who elect all or partial cash compensation, it should be noted that the cash portion of consideration may generate capital gains tax to the extent that the Main Street shares were held as a capital asset and had a basis lower than the value of the cash received. Shareholders are advised to consult their own qualified tax advisor with respect to this complex issue.

Pass Through Value Analysis

   As stated previously in this document, the percentage of common stock to be issued in the merger is dependent on a shareholder election process and may exceed 70% of the total consideration. The following table illustrates the pass through values to Main Street shareholders in exchanging one share of Main Street common stock for one share of Sovereign common stock (on a pro forma basis based on consensus public estimates and assuming no dilutive or accretive earnings effect of the transaction). These values are compared for four different measures: 1) earnings for earnings; 2) book value for book value; 3) tangible book value for tangible book value; and 4) dividend for dividend.


                            Pass Through Value Table
                                 As of 9/30/01


                                                                                                        Pass through
                                                                                                            value
                                                                                                          received
                                                                                                          for each
                                                                                                          share of        % Change
                                                                                           Sovereign     Main Street        from
                                                                            Main Street       Pro         exchanged     Main Street
                            (Per Share Basis)                               Stand Alone     Forma(1)    for Sovereign   Stand Alone
                            -----------------                               -----------    ---------    -------------   -----------
Estimated Earnings (2002)(2) ............................................      $1.04         $1.24         $ 1.82         +75.00%
Book Value ..............................................................      $9.00         $8.70         $12.75         +42.67%
Tangible Book Value .....................................................      $9.00         $3.12         $ 4.57         -49.22%
Dividend ................................................................      $ .20         $ .10         $  .15         -25.00%

----------------
(1) Assumes a 70% stock, 30% cash transaction structure and an anticipated exchange ratio for the transaction of 1.466:1 (the maximum possible exchange ratio). It is possible that based on movements of Sovereign's stock price between the date of this document and the closing date that a lower exchange ratio may be applicable. Main Street shareholders should be cognizant therefore that the above table is based on receipt of maximum possible exchange ratio.

(2) This table is based on the mean IBES estimates for both SOV and MBNK for 2002 and data derived from third quarter press releases of the two companies. Dividend data is based on the current quarterly rate, annualized. There can be no guarantee that either company will continue the current quarterly rate of cash dividends.

   Pass through analysis is applicable only to those who will receive shares of Sovereign in exchange for shares of Main Street and is applicable to such persons only to the extent that they receive stock. The column labeled pass through value received, depicts 1.466 times the pro forma amounts for a single share of Sovereign as though the transaction had been closed as of September 30, 2001. On an earnings for earnings basis and a stated book value for stated book value basis, from such perspective, Main Street shareholders will receive a premium. On a tangible book value for tangible book value basis, Main Street shareholders will experience a decline in relative value. On a dividend for dividend basis, Main Street shareholders will experience a smaller but still significant relative decline in value. It is our belief that the earnings for earnings comparison is the most significant measure in terms of long-term potential market value.


Analysis of Comparable Transactions

   McConnell, Budd & Romano is reluctant to place much emphasis on the analysis of comparable transactions as a valuation methodology due to what it considers to be inherent limitations of the application of the results to specific cases. McConnell, Budd & Romano believes that such simplistic analysis frequently fails to adequately take into consideration such factors as:

     o material differences in the underlying capitalization of the comparable institutions which are being acquired;

     o differences in the historic earnings (or loss) patterns recorded by the compared institutions which can depict a very different trend than might be implied by examining only recent financial results;

     o failure to exclude non-recurring profit or loss items from the last twelve months' earnings streams of target companies which can distort apparent earnings multiples;

     o material differences in the form or forms of consideration used to complete the transaction;

     o differences between the planned method of accounting for the completed transaction; and

     o such less accessible factors as the relative population, business and economic demographics of the acquired entities' markets as compared or contrasted to such factors for the markets in which comparable companies are doing business.

   With these reservations in mind, McConnell, Budd & Romano nonetheless examined statistics associated with eighteen (18) transactions involving commercial banks. The following criteria were utilized to create the sample:

     o    The acquired institutions were all commercial banks;

     o All transactions were announced between January 1, 2000 and July 17, 2001;

     o Targets' assets were greater than $500 million and less than $5.0 billion;

     o    All transactions utilized purchase accounting; and

     o    The geographic area represents the entire United States.

   The above criteria generated the following list of transactions:

                      Merger and Acquisition Transactions

                                                                                        Acquired
Acquirer                                         Acquired Entity                      Entity State
--------------------------                      ---------------------------------   -------------
Financial Federal MHC .......................    Success Bancshares, Inc.            Illinois
Allegiant Bancorp, Inc. .....................    Southside Bancshares Corp.          Missouri
Marshall & Ilsley Corporation ...............    National City Bancorporation        Minnesota
First Virginia Banks, Inc....................    James River Bankshares, Inc.        Virginia
Harris Bankcorp, Inc. .......................    First National Bancorp, Inc.        Illinois
WesBanco, Inc. ..............................    American Bancorporation             West Virginia
North Fork Bancorporation ...................    Commercial Bank of New York         New York
BB&T Corporation ............................    Virginia Capital Bancshares, Inc.   Virginia
Zions Bancorporation ........................    Eldorado Bancshares, Inc.           California
Trustmark Corporation .......................    Barret Bancorp, Inc.                Tennessee
Wachovia Corporation ........................    Republic Security Financial Corp.   Florida
BB&T Corporation ............................    BankFirst Corporation               Tennessee
M&T Bank Corporation ........................    Premier National Bancorp, Inc.      New York
Wells Fargo & Co. ...........................    Brenton Banks, Inc.                 Indiana
US Bancorp ..................................    Scripps Financial Corp.             California
Niagara Bancorp, Inc. (MHC) .................    Iroquois Bancorp, Inc.              New York
Huntington Bancshares, Inc. .................    Empire Banc Corporation             Michigan
Wells Fargo & Co. ...........................    First Commerce Bancshares, Inc.     Nebraska


   The table, which follows, compares some of the financial characteristics of the acquired banks in these transactions to Main Street:

                          Selected Financial Data for
                          Comparable Acquired Entities

                                                                                    Acquired    Acquired    Acquired
                                                                                     Entity      Entity      Entity      Acquired
                                                                        Acquired      Tang.      Return      Return       Entity
                                                                         Entity      Equity/     on Avg.    on Avg.      NPAs(1)/
                                                                         Assets      Assets      Assets      Equity    Total Assets
                                                                         ($000)        (%)         (%)        (%)           (%)
                                                                        ---------   --------    --------    --------   ------------
Success Bancshares, Inc.............................................      592,123      5.12        .45        8.87         1.29
Southside Bancshares Corp...........................................      737,427      8.95        .92        9.76          .79
National City Bancorporation........................................    1,203,772     13.99       1.41       10.04          .60
James River Bankshares, Inc.........................................      516,125     10.09       1.16       10.93          .48
First National Bancorp, Inc.........................................    1,067,781      8.33       1.14       12.61           NA
American Bancorporation.............................................      715,370      4.55        .69       15.94          .29
Commercial Bank of New York.........................................    1,526,148      5.70        .72       11.13          .00
Virginia Capital Bancshares, Inc....................................      537,264     28.58       1.50        4.99          .76
Eldorado Bancshares, Inc............................................    1,262,391      5.49         65        6.99          .79
Barret Bancorp, Inc.................................................      510,221     14.64       1.49        9.30          .33
Republic Security Financial Corp....................................    3,396,980      5.44         71       11.89          .30
BankFirst Corporation...............................................      848,807     10.15       1.06       10.25          .61
Premier National Bancorp, Inc.......................................    1,570,131      8.53       1.34       15.26          .62
Brenton Banks, Inc..................................................    1,938,481      6.47        .95       13.77          .43
Scripps Financial Corp..............................................      643,322      7.27       1.15        15.8          .60
Iroquois Bancorp, Inc...............................................      595,126      6.30        .81       12.07          .54
Empire Banc Corporation.............................................      505,896      8.42       1.41       16.31          .60
First Commerce Bancshares, Inc......................................    2,545,612      9.58       1.40       12.91          NA
Average.............................................................    1,150,721      9.31       1.05       11.60          .56
Median..............................................................      793,117      8.38       1.10       11.51          .60
Main Street Bancorp.................................................    1,604,213      5.51        .83       14.45          .57

------------
(1) Non-performing assets.

   The following table presents a comparison of the mean and median values for three selected statistics with respect to transaction values and corresponding multiples of the acquired entities' trailing 12 months earnings and most recently reported book value and tangible book value at the time of announcement with the transaction multiples for Main Street:

                             Transaction Multiples
                              Comparables Analysis

                                                                                                Price/
                                                                                               Trailing                    Price/
                                                                                               12 mos.        Price/        Tang.
                                                                                             Earnings(1)    Book Value   Book Value
                                                                                                 (x)           (%)           (%)
                                                                                             -----------    ----------   ----------
Sovereign/Main Street....................................................................       28.75         188.08       188.08
Sample (18 Transactions)
 Average.................................................................................       18.51         191.09       206.60
 Median..................................................................................       16.96         180.56       200.28
2001 (8 Transactions)
 Average.................................................................................       19.29         173.87       183.58
 Median..................................................................................       18.75         168.55       186.53
2000 (10 Transactions)
 Average.................................................................................       17.83         204.88       225.02
 Median..................................................................................       16.19         191.81       203.67

----------------
(1) Trailing 12 months earnings for Main Street normalized.

   The statistics for the proposed merger fall above both the average and median of the full sample of 18 transactions in terms of price to trailing 12 months earnings, as well as above the average and median values for the transactions announced for 2001 through July 17 and for the year 2000. The statistics for the proposed merger fall between the average and median values for the full sample of 18 transactions in terms of price to book value, above the average and median values for 2001 transactions and below the values for 2000 transactions. The statistics for the proposed merger fall below the average and median values for the full sample of 18 transactions in terms of price to tangible book value, above the values for 2001 transactions and below the values for 2000 transactions. Because of the reservations of McConnell, Budd & Romano concerning the meaningfulness of such comparisons, McConnell, Budd & Romano has not drawn any conclusion based on a review of this data.

Conclusion

   Based on the whole of McConnell, Budd & Romano's various analyses and taking into consideration the various factors which McConnell, Budd & Romano believes are relevant to the circumstances surrounding the proposed transaction and subject to the limitations and qualifications enumerated above, McConnell, Budd & Romano delivered its written opinion to the board of directors of Main Street that the consideration to be paid to Main Street shareholders is fair from a financial point of view to the shareholders of Main Street as of the date of the opinion letter. McConnell, Budd & Romano's signed and dated written opinion appears in
Annex C.

Compensation of McConnell, Budd & Romano

   Pursuant to a letter agreement with Main Street dated May 24, 2001, McConnell, Budd & Romano received a cash fee of $25,000 for assisting Main Street in the decision of whether or not to explore strategic alternatives, and based on the decision of Main Street to explore strategic alternatives, received an additional cash fee of $25,000 for identifying, qualifying and approaching a select group of financial institutions in order to solicit expressions of interest to enter into a merger with Main Street. McConnell, Budd & Romano also will receive a fee equal to .90% of the aggregate fair market value of the consideration to be paid to Main Street shareholders, as defined in the letter agreement, payable upon the completion of certain events as follows: 1) $350,000 upon the execution and public announcement of the merger agreement with respect to the transaction; 2) $400,000 upon mailing of this document containing McConnell, Budd & Romano's written fairness opinion; and 3) a final fee of
 .90% of the aggregate fair market value of the consideration to be paid to Main Street shareholders minus $775,000 in fees already paid to McConnell, Budd & Romano in the course of the transaction.

   The fee payable to McConnell, Budd & Romano represents compensation for services rendered in connection with the analysis of the transaction, support of the negotiations, and participation in the drafting of documentation, and for the rendering of McConnell, Budd & Romano's opinion. Main Street has also agreed to reimburse McConnell, Budd & Romano for its reasonable out-of-pocket expenses incurred in connection with the merger. Main Street has also agreed to indemnify McConnell, Budd & Romano and its directors, officers and employees against certain losses, claims, damages and liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws.

   McConnell, Budd & Romano has filed a written consent with the SEC relating to the inclusion of its fairness opinion and the reference to such opinion and to McConnell, Budd & Romano in the registration statement in which this document is included. In giving such consent, McConnell, Budd & Romano did not admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder, nor did McConnell, Budd & Romano thereby admit that it is an expert with respect to any part of such registration statement within the meaning of the term "expert" as used in the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

What Shareholders Will Receive

   Sovereign Shareholders. Each share of Sovereign common stock outstanding at the time of the transaction will remain outstanding and those shares will be unaffected by the transaction.

   Main Street Shareholders. Shares of Main Street stock that you hold at the time of the transaction will automatically be exchanged into the right to elect to receive cash, Sovereign common stock, or a combination of the cash and Sovereign common stock. You will be mailed a form of election before the completion of the transaction in order to make your election. Subject to the restrictions described below, you may elect to receive in exchange for each of your shares of Main Street stock, either:

     o    $16.10 in cash; or

     o a number of shares of Sovereign common stock determined by the exchange ratio described below, which is designed to provide you with Sovereign common stock having a market value of $16.10, subject to the limitations described below.

You may choose to exchange some or all of your shares for cash and some or all of your shares for Sovereign common stock.

   The exchange ratio will be established by dividing $16.10 by the average of the closing trading price of Sovereign common stock on the New York Stock Exchange for the 10 consecutive trading days ending on the trading day immediately preceding the effective date of the transaction (which we refer to as the "Average Final Price") calculated to five decimal places.

   If the Average Final Price is less than $10.98, the number of shares of Sovereign common stock that you will have the right to receive for each share of Main Street common stock that you hold is fixed at 1.466 and, if the Average Final Price is above $14.86, the number of shares of Sovereign common stock that you have the right to receive for each share of Main Street common stock is fixed at 1.083. Therefore, if the Average Final Price is less than $10.98, then you may receive Sovereign stock in the transaction with a market value of less than $16.10 for each share of Main Street stock you exchange, and if the Average Final Price is more than $14.86, then you may receive Sovereign stock in the transaction with a market value of more than $16.10 for each share of Main Street stock you exchange. The exchange ratio and the actual number of shares of Sovereign common stock you will have the right to receive will not be determined until after Main Street shareholders vote on the transaction.

   Additionally, under the terms of the merger agreement at least 70% of the total consideration payable to Main Street shareholders will be paid in Sovereign common stock. In the event that Main Street shareholders elect to receive cash that in the aggregate exceeds 30% of the merger consideration, the amount of cash that you will have the right to receive will be determined through an allocation formula.

   Accordingly, after Main Street shareholder elections have been tabulated, the elected amounts of cash may be subject to allocation to achieve a mix of aggregate merger consideration to Main Street shareholders that consists of a minimum of 70% Sovereign common stock.

   If you do not make a valid election for cash or stock consideration, Sovereign will allocate Sovereign common stock as the form of merger consideration to be received by you. This allocation will minimize the impact of the allocation procedure on those shareholders who do make an election.

   You may receive significantly less cash than you elect to receive, or a different combination of cash and Sovereign common stock than you elect. For more information about the allocation rules, and charts illustrating the potential effects of the allocation procedures described above see "The Merger Agreement -- Election and Exchange Procedure" and "The Merger Agreement -- Limits on Cash and Stock Consideration and Allocation Rules" on pages 48 and 47, respectively.

   In addition, Sovereign will not issue fractional shares of Sovereign common stock to Main Street shareholders. If you are otherwise entitled to receive a fractional share of Sovereign common stock under the exchange procedure described above, for that fractional share you will instead have the right to receive cash, in an amount equal to the product of the fraction of a share that would otherwise be due to you and the Average Final Price.

Illustrations of Exchange Ratio Application; Value to Be Received and Allocation Rules

   The market price of Sovereign common stock will fluctuate and the number of outstanding shares of Main Street stock will change between the date of this document and the effective time of the transaction. Therefore, while the number of shares of Sovereign common stock to be issued in the transaction can be estimated, the precise number cannot be determined at this time.

   The following table contains examples of the exchange ratio and cash and stock consideration that you would receive, based on various hypothetical Average Final Prices of Sovereign common stock and assuming that you own 100 shares of Main Street common stock and you elect to receive 50% cash and 50% shares of Sovereign common stock as consideration and no proration occurs. The examples provided assume that the market price of a share of Sovereign common stock on the day the transaction is completed is equal to the Average Final Price of Sovereign common stock. For each hypothetical Average Final Price, the table indicates:

     o    the corresponding exchange ratio;

     o the number and dollar value of whole shares of Sovereign common stock that you would receive;

     o    the amount of cash that would receive for any fractional share;

     o    the amount of cash consideration that you would receive; and

     o the total value of the cash and stock consideration that you would receive.

               Illustrations of Exchange Ratio Application and the
              Value of Cash and Stock Consideration to be Received
                for 100 Shares of Main Street Common Stock as to
                 Which a 50% Cash and 50% Stock Election is Made


                             Assumed                 Number of       Value of          Cash             Cash
                             Average                 Sovereign       Sovereign     Payment for     Consideration       Total Value
                              Final     Exchange    Shares to be   Shares to be     Fractional     to be Received    to be Received
                             Price(1)   Ratio(2)      Received      Received(3)       Share       under Cash Elec.   Per 100 Shares
                             --------   --------    ------------   ------------    -----------    ----------------   --------------
                              $ 8.50      1.466          73           $620.50         $ 2.68          $805.00           $1,428.18
                              $ 9.00      1.466          73           $657.00         $ 2.84          $805.00           $1,464.84
Termination right(4).....     $ 9.04      1.466          73           $659.92         $ 2.85          $805.00           $1,467.77
                              $ 9.50      1.466          73           $693.50         $ 2.99          $805.00           $1,501.49
                              $10.00      1.466          73           $730.00         $ 3.15          $805.00           $1,538.15
                              $10.50      1.466          73           $766.50         $ 3.31          $805.00           $1,574.81
Collar...................     $10.98      1.466          73           $801.54         $ 3.46          $805.00           $1,610.00
                              $11.00      1.463          73           $803.00         $ 2.00          $805.00           $1,610.00
                              $11.50      1.400          70           $805.00         $ 0.00          $805.00           $1,610.00
                              $12.00      1.341          67           $804.00         $ 1.00          $805.00           $1,610.00
                              $12.50      1.288          64           $800.00         $ 5.00          $805.00           $1,610.00
                              $13.00      1.238          61           $793.00         $12.00          $805.00           $1,610.00
                              $13.50      1.192          59           $796.50         $ 8.50          $805.00           $1,610.00
                              $14.00      1.150          57           $798.00         $ 7.00          $805.00           $1,610.00
                              $14.50      1.110          55           $797.50         $ 7.50          $805.00           $1,610.00
Collar...................     $14.86      1.083          54           $802.44         $ 2.56          $805.00           $1,610.00
                              $15.00      1.083          54           $810.00         $ 2.59          $805.00           $1,617.59
                              $15.50      1.083          54           $837.00         $ 2.67          $805.00           $1,644.67
                              $16.00      1.083          54           $864.00         $ 2.76          $805.00           $1,671.76
                              $16.50      1.083          54           $891.00         $ 2.84          $805.00           $1,698.84
                              $17.00      1.083          54           $918.00         $ 2.93          $805.00           $1,725.93

---------------
(1) The assumed Average Final Price of Sovereign common stock for the ten trading days ending on November 5, 2001 was $9.84.
(2) For purposes of illustration, exchange ratio only shown to three decimal places. However, the calculations of the value of the stock consideration were performed using the stock exchange ratio calculated to five decimal places.
(3) Assumes value of Sovereign shares is equal to the assumed Average Final
    Price.
(4) Under the Merger Agreement, Main Street has the right to terminate the merger agreement, if, at the time of closing, the Average Final Price is below $9.04 (which is equivalent to a decline of approximately 29.49% from the market value of Sovereign common stock on July 16, 2001) and the decline in the value of Sovereign common stock since July 16, 2001, exceeds by more than 15% the decline in the value of an index based on the stock prices of ten other bank and thrift holding companies for the same period. Sovereign may avoid termination by agreeing to increase the common stock consideration to an amount with a value equaling $13.25 for each Main Street share. These possible events are not illustrated in the table.

Illustration of Potential Effects of Allocation Procedures


   The table below illustrates the potential effects of the allocation procedures described above and in "Limits on Cash and Stock Consideration and Allocation Rules" on page 47, that you, assuming that you own 100 shares of Main Street common stock and elect to receive cash consideration with respect to all 100 shares of your Main Street common stock. The table assumes an exchange ratio of 1.466 for the Sovereign common stock, based on the assumption that the Average Final Price would be $10.98. The table is for purposes of illustration only, and is based on the assumptions described in the tables and as the allocation rules are described. The actual amounts of stock consideration and/or cash consideration that you will receive may differ based on the actual exchange ratio and the actual elections made by all Main Street shareholders in the aggregate.

                      Illustration of Potential Effects of
                Allocation Procedures on Holder of 100 Shares of
               Main Street Common Stock Who Makes a Cash Election
                         With Respect to All 100 Shares


                                                        Number of Shares    Number of Shares
              Percentage of                              of Main Street      of Main Street
              all Shares of                               Common Stock        Common Stock      Number of Sovereign     Amount of
            Main Street Stock                             Allocated to        Allocated to        Shares Received          Cash
               Making Cash                   Exchange         Cash                Stock              as Stock         Consideration
                 Election                     Ratio     Consideration(1)    Consideration(2)     Consideration(3)      Received(4)
                 --------                    --------   ----------------    ----------------    -------------------   -------------
                    10%                       1.466         100.0000                   0                  0             $1,610.00
                    30%                       1.466         100.0000                   0                  0             $1,610.00
                    50%                       1.466          60.0000             40.0000                 58             $  966.00
                    70%                       1.466          42.8571             57.1429                 83             $  690.00
                    80%                       1.466          37.5000             62.5000                 91             $  603.75
                    90%                       1.466          33.3333             66.6667                 97             $  536.67
                   100%                       1.466          30.0000             70.0000                102             $  483.00

---------------
(1) Calculated by dividing 30% of the number of shares of Main Street common stock issued and outstanding as of the effective date by the number of shares of Main Street common stock as to which cash consideration is elected, and multiplying by 100. The maximum number, however, may not exceed 100.
(2) Calculated by subtracting the number of shares in Column 3 from 100.
(3) Calculated by multiplying the assumed exchange ratio in Column 2 by the number of shares of Main Street common stock consideration in Column 4 and excluding any fractional shares (in lieu of which cash will be paid).
(4) Calculated by multiplying the number of shares of Main Street common stock allocated to cash consideration in Column 3 by $16.10. Payments of cash in respect of fractional shares are not taken into account in this column, but would also be paid.

Main Street Price Termination Right and Sovereign "Top-Up" Right


   Subject to the rights of Sovereign as described below, Main Street has the right to terminate the transaction if the Average Final Price is less than $9.04, and the decline in the price of Sovereign common stock since July 16, 2001, is at least 15% more than the decline during the same period in an index group of ten bank and thrift holding companies. The $9.04 threshold for the price termination right is approximately 30% lower than the $12.92 closing sale price of Sovereign common stock on July 16, 2001, the day prior to announcement of the merger agreement, and is 12% lower than the closing sale price of Sovereign common stock on November 5, 2001. If the Average Final Price is $9.04, you will receive Sovereign common stock with a market value of approximately $13.25 per share. The $9.04 threshold will be appropriately adjusted in the event of stock splits, stock dividend, recapitalization or similar transaction prior to the closing.

   Even if Main Street elects to terminate the merger agreement, Sovereign may, at its option, choose to increase the consideration that will be paid for your shares of Main Street stock by changing the exchange ratio to the number obtained by dividing $13.25 by the Average Final Price.


   It is not possible to know until the day before the closing of the transaction if the Average Final Price of Sovereign common stock will be less than $9.04 or if the decline in the price of Sovereign common stock will exceed the decline in the index group by more than 15%. Neither Sovereign nor Main Street can predict whether or not the Main Street board would exercise its right to give notice to Sovereign that Main Street wished to terminate the transaction, or whether Sovereign would exercise its top-up right, if these conditions were met. In making a decision whether to terminate the merger agreement, the Main Street board would, consistent with their fiduciary duty, carefully consider whether the transaction continued to be fair to and in your best interest as a Main Street shareholder, taking into account all relevant facts and circumstances that exist at the time and after consulting with their financial advisors and legal counsel. In making a decision to top-up the merger consideration, the Sovereign board would carefully consider whether the transaction, as adjusted for the additional consideration, continued to be fair to and in the best interests of Sovereign's shareholders.


   The merger agreement does not provide for a resolicitation of Main Street shareholders in the event that the conditions for termination described above are satisfied and the Main Street board nevertheless chooses to complete the transaction. Therefore, your adoption of the merger agreement at the Main Street special meeting will give the Main Street board the ability, to be exercised in accordance with its fiduciary duties, to complete the transaction even if its right to terminate is triggered by a decline in the price of Sovereign's common stock without any further action by, or resolicitation of, you. For a detailed description of the termination provision, see "THE MERGER AGREEMENT -- Termination; Effect of Termination" on page 54 of this document.


No Dissenters' Rights of Appraisal

   You will not be entitled to dissenters' rights under the Pennsylvania Business Corporation Law of 1988 in connection with the transaction to be acted on at the special meeting.

Accounting Treatment

   Sovereign will use the purchase method of accounting to account for the merger. In general, the purchase method of accounting accounts for a business combination as the acquisition of one company by another. Purchase accounting requires Sovereign to allocate the purchase price and costs of the acquisition to all of Main Street's tangible and identifiable intangible assets and liabilities, based on their fair value at the merger agreement date. Any excess will be recorded as "goodwill." Under recent accounting pronouncements, goodwill is no longer amortized but is measured periodically for impairment, with any resulting impairment losses included in operating income. Main Street's earnings or losses will be included in Sovereign's financial statements only prospectively from the date of the merger.

Resale of Sovereign Common Stock

   You may freely transfer the Sovereign common stock issued in the merger under the Securities Act of 1933 unless you are an "affiliate" of Main Street for purposes of SEC Rule 145. Each director and executive officer of Main Street has entered into an agreement with Sovereign providing that, as an affiliate, he or she will not transfer any Sovereign common stock received in the transaction except in compliance with the securities laws. This document and the registration statement of which it is a part does not cover resales of Sovereign common stock received by any of our affiliates.

Certain Federal Income Tax Consequences

   The following is a summary of the anticipated material United States federal income tax consequences of the transaction to you as a holder of Main Street common stock. This discussion is based on laws, regulations, rulings, and judicial decisions as they exist on the date of this document. These authorities are all subject to change and any such change may be made with retroactive effect.

   This discussion is not a complete description of the United States federal income tax consequences of the transaction and may not apply to a holder subject to special treatment under the Internal Revenue Code of 1986, as amended, such as a holder that is:

     o    a financial institution;

     o    a dealer in securities;

     o    an insurance company;

     o    a tax-exempt organization;

     o a person who holds shares of Main Street common stock in a qualified retirement plan or program;

     o a person who acquired shares of Main Street common stock pursuant to the exercise of an employee stock option or otherwise as compensation; or

     o a person who holds shares of Main Street common stock as part of a hedge, straddle, conversion, or constructive sale transaction.

   In addition, this discussion applies only to a holder of Main Street common stock who is holding such stock as a capital asset and who is a U.S. person (as defined in Section 7701(a)(30) of the Internal Revenue Code). No ruling will be requested from the IRS regarding the tax consequences of the transaction. Moreover, the opinions of counsel described in this discussion are not binding on the IRS, and none of those opinions would prevent the IRS from challenging the U.S. federal income tax treatment of the transaction. In addition, this discussion does not address the state, local, or foreign tax consequences of the transaction.

   BECAUSE OF THE COMPLEXITIES OF THE TAX LAWS IN GENERAL, AND THE COMPLEXITIES OF THE TAX CONSEQUENCES ASSOCIATED WITH THE RECEIPT OF CASH IN THE TRANSACTION IN PARTICULAR, YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE
FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTION AS THEY APPLY TO YOUR SPECIFIC SITUATION.

   In connection with the filing with the SEC of the registration statement of which this document is a part, Stevens & Lee, P.C., counsel to Sovereign, has delivered an opinion addressing the United States federal income tax consequences of the transaction described below. This opinion is based upon facts, representations, and assumptions set forth or referred to in the opinion. In rendering this opinion, Stevens & Lee has relied upon representations and facts provided by Sovereign and Main Street. The opinion is, among other things, to the effect that:

     o the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code;

     o Sovereign and Main Street will each be "a party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code;

     o no gain or loss will be recognized by Sovereign or Main Street as a result of the transaction (except for amounts resulting from any change in accounting methods or any income or deferred gain recognized under the relevant consolidated return regulations);

     o if you receive only Sovereign common stock for all of your shares of Main Street stock, you will not recognize any gain or loss with respect to shares of Sovereign stock received (except with respect to cash received in lieu of a fractional share interest in Sovereign common stock);

     o if you receive Sovereign common stock and cash (other than cash in lieu of a fractional share interest in Sovereign common stock) in exchange for shares of Main Street common stock, you will recognize gain, if any, but not more than the amount of cash you receive and you will not recognize any loss;

     o your aggregate tax basis in any shares of Sovereign common stock received in the transaction (including fractional shares deemed received and redeemed as described below) will be the same as your aggregate tax basis of the shares of Main Street common stock that you surrendered in exchange therefor, decreased by the amount of any cash received by you and increased by the amount of income or gain recognized in the exchange;

     o your holding period in any shares of Sovereign common stock received in the transaction (including any fractional shares deemed received and redeemed as described below) will, in each instance, include the period during which your shares of Main Street common stock surrendered in exchange therefor were held; and

     o the payment of cash in lieu of fractional share interests of Sovereign common stock will be treated as if Sovereign distributed the fractional shares as part of the exchange and then redeemed the shares; such cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed, as provided in Section 302(a) of the Internal Revenue Code; and gain or loss will be realized and recognized in an amount equal to the difference between the redemption price and the basis of the fractional share of Sovereign common stock deemed surrendered therefor.

   Our obligations to consummate the merger are conditioned upon the receipt by Sovereign and Main Street of an additional opinion of Stevens & Lee, dated as of the effective time of the merger, substantially to the foregoing effect. Such opinion will be subject to and based upon the facts, representations and assumptions set forth or referred to in the opinion. In delivering the opinion, Stevens & Lee may rely upon representations and facts as provided by Sovereign and Main Street.

Character of Gain if you Exchange your Main Street Common Stock Solely for
   Cash.

   In general, if you exchange all of your shares of Main Street common stock that you actually own solely for cash, you will recognize capital gain or loss equal to the difference between the amount of cash received and your adjusted tax basis in the shares of Main Street common stock, which gain or loss will be long-term capital gain or loss if your holding period with respect to the shares of Main Street common stock surrendered is more than one year as of the effective date of the transaction. If, however, you actually or constructively (through the constructive ownership rules of the Internal Revenue Code) own shares of Sovereign stock immediately after the merger, part or all of the cash received may be treated as ordinary income if the exchange has the effect of a distribution of a dividend. The application of the law in such a case is particularly complex; accordingly, you should consult your tax advisor.

Calculation and Character of Gain if you Exchange your Main Street Common
   Stock for Sovereign Common Stock and Cash.

   For purposes of calculating gain, if you receive Sovereign common stock and cash (other than cash in lieu of a fractional share of Sovereign common stock), you must calculate gain or loss separately for each identifiable block of shares surrendered in the exchange, and such gain or loss is equal to the sum of the amount of cash and the fair market value of Sovereign common stock received with respect to that block of shares minus your adjusted tax basis in that block of shares. In addition, you may not use a loss realized on one block of shares to offset a gain realized on another block of shares.

   In general, if you exchange your shares of Main Street common stock for a combination of Sovereign common stock and cash (other than cash in lieu of a fractional share of Sovereign common stock), the determination of whether any gain recognized in the exchange should be treated as capital gain or has the effect of a distribution of a dividend depends upon whether, and to what extent, the exchange reduces your deemed percentage stock ownership of Sovereign. For purposes of this determination, you are treated as if you first exchanged all of your shares of Main Street common stock solely for Sovereign common stock and then Sovereign immediately redeemed (in a "deemed redemption") a portion of such Sovereign common stock in exchange for the cash you actually received. The gain recognized in the exchange will be treated as capital gain if the deemed redemption is "substantially disproportionate" with respect to you or is "not essentially equivalent to a dividend."

   The deemed redemption should generally be "substantially disproportionate" with respect to you if the percentage of the outstanding stock of Sovereign you own, actually and constructively, immediately after the deemed redemption is less than 80% of the percentage of the outstanding stock of Sovereign you are deemed to own, actually and constructively, immediately before the deemed redemption.

   Whether the deemed redemption by you is "not essentially equivalent to a dividend" will depend upon your particular circumstances. In order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in your actual and constructive percentage stock ownership of Sovereign. In general, that determination requires a comparison of the percentage of the outstanding stock of Sovereign you are deemed to own, actually and constructively, immediately before the deemed redemption and the percentage of the outstanding stock of Sovereign you actually and constructively own immediately after the deemed redemption. The IRS has ruled that a minority shareholder (i.e., a shareholder whose relative stock interest is minimal in relation to the number of shares outstanding and who exercises no control with respect to corporate affairs) generally is treated as having a "meaningful reduction" in interest if a cash payment results in a relatively minor reduction in the shareholder's actual and constructive percentage ownership.

   Regardless of the character of your gain on a separately identifiable block of stock, the taxable amount of such gain will be limited to the lesser of the amount of the gain calculated with respect to such block and the amount of the cash you receive with respect to such block.

Cash Received Instead of a Fractional Share

   As discussed above, cash received by you in lieu of a fractional share of Sovereign common stock will be treated as though the fractional share had been received and then redeemed for cash, and in general, gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the shares of Main Street common stock allocable to such fractional interest. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Main Street common stock was more than one year as of the effective date of the transaction.

Backup Withholding

   Unless an exemption applies under the applicable law and regulations, the exchange agent will be required to withhold 30% of any cash payments to which you or other payee are entitled in the transaction unless you or other payee provide a taxpayer identification number (social security number or employer identification number) and certify, among other things, that such number is correct. You and, if applicable, each other payee should complete and sign the substitute Form W-9 included as part of the transmittal letter that accompanies the election form, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is established in a manner satisfactory to the exchange agent.

Regulatory Approvals

   The Office of Thrift Supervision must approve both the merger and the bank merger. Sovereign filed an application for approval with the OTS on October 3, 2001. Under applicable regulations, the OTS will review the financial, managerial, competitive, legal, disclosure, accounting and tax aspects of the transaction, as well as the insurance risk to the Bank Insurance Fund and the Savings Association Insurance Fund and the convenience and needs of the community to be served.

   In addition, the OTS may not approve any proposed acquisition:

     o if it would result in a monopoly or further any combination or conspiracy to monopolize or to attempt to monopolize the savings and loan business in any part of the United States; or

     o which in any section of the country may have the effect of substantially lessening competition or tending to create a monopoly or which in any other manner would restrain trade, unless the OTS finds that the anticompetitive effects of the proposed acquisition are clearly outweighed in the public interest by the probable effect of the proposed acquisition in meeting the convenience and needs of the community to be served.

   In addition, the OTS has the responsibility to review the performance of all involved institutions in meeting their responsibilities under the Community Reinvestment Act, which includes the record of performance of the existing institutions in meeting the credit needs of the entire community including low- and moderate-income neighborhoods. Both Main Street Bank and Sovereign Bank received ratings of "satisfactory" in their last Community Reinvestment Act examinations. The OTS has not received any protest under the Community Reinvestment Act as of the date of this document.

   We cannot assure you that the OTS will approve the merger or the bank merger or as to the date of approval. We cannot complete the bank merger until 30 days (15 days if the Attorney General does not object) after the date of OTS approval, during which time the U.S. Department of Justice may challenge the bank merger on antitrust grounds. The commencement of an antitrust action by the U.S. Department of Justice would stay the effectiveness of OTS approval unless a court specifically orders otherwise. In reviewing the bank merger, the U.S. Department of Justice could analyze the bank merger's effect on competition differently than the OTS, and thus it is possible that the U.S. Department of Justice could reach a different conclusion than the OTS regarding the bank merger's competitive effects. Failure of the U.S.

Department of Justice to object to the bank merger does not prevent the filing of antitrust actions by private persons.

Material Contracts

   There have been no other material contracts or other transactions between Main Street and Sovereign since signing the merger agreement, nor have there been any material contracts, arrangements, relationship or transactions between Main Street and Sovereign during the past five years other than in connection with the merger agreement and as described in this document.

                              THE MERGER AGREEMENT

   The description of the merger agreement set forth below highlights important terms of the merger agreement, a copy of which is attached to, and incorporated by reference in, this document as Annex A. This description may not include all the information that may interest you. We urge you to read the merger agreement carefully and in its entirety.

Effects of the Transaction


   The closing of the transaction will occur on date selected by Sovereign, but in no event later than 30 days after the fulfillment or waiver of the conditions to the transaction as set forth in the merger agreement, or such other date as Sovereign and Main Street may mutually agree. Sovereign and Main Street presently expect to close the transaction on March 8, 2002. We refer to this date as the effective date. At the effective date, Main Street will be merged into Sovereign and the separate legal existence of Main Street will cease. Sovereign will be the surviving corporation and will continue its corporate existence in accordance with the applicable provisions of the laws of the Commonwealth of Pennsylvania. As a consequence of the merger, all property, rights, debts and obligations of Main Street will automatically be deemed vested in Sovereign, in accordance with Pennsylvania law. Sovereign, as the surviving corporation, will be governed by the articles of incorporation and bylaws of Sovereign in effect immediately prior to completion of the transaction. You will receive cash, Sovereign common stock, or a combination of cash and Sovereign common stock for each share of Main Street stock that you own. See "THE TRANSACTION -- What Shareholders Will Receive" on page 38.

   We will file articles of merger with the Pennsylvania Department of State, in accordance with the merger agreement, setting forth the effective date of the merger. Either of us may terminate the merger agreement if, among other reasons, the merger does not occur on or before March 31, 2002 (subject to the right of Sovereign to extend this date if regulatory approvals have not been received) and the terminating party has not breached or failed to perform any of its obligations under the merger agreement. See "-- Termination; Effect of Termination" on page 54.


Merger Consideration

   You will be entitled, subject to the limitations described below, to choose one of the consideration options listed below:

     o to receive $16.10 in cash as consideration for each share of Main Street stock that you own;

     o to receive Sovereign common stock as consideration for each share of Main Street stock that you own; or

     o to receive cash for some of the shares of Main Street stock that you own and to receive Sovereign common stock for some of the shares of Main Street stock that you own.


See "THE TRANSACTION -- What Shareholders Will Receive" on page 38 of this document.

Limits on Cash and Stock Consideration and Allocation Rules

   The aggregate total number of shares of Main Street stock to be converted into the right to receive cash consideration in the transaction will be no more than 30% (we refer to this as the Maximum Cash Election Number), and the aggregate total number of shares of Main Street stock to be converted into the right to receive consideration of Sovereign common stock in the transaction will be at least equal to 70% of the total number of shares of Main Street stock issued and outstanding immediately before the effective date of the transaction.

   In effect, if more that 30% of the total number of shares of Main Street stock outstanding as of the effective date elect to receive cash consideration, then a pro rata portion of each of these shares will be allocated stock consideration.

   Because of the limitations on the number of shares of Main Street stock to be exchanged for the right to receive cash consideration under the election and allocation procedures described in this document, no assurance can be given that you will receive the form of cash or stock consideration you have elected to receive.

Allocation of Cash Available for Election

   If more than 30% of the aggregate number of shares of Main Street stock issued and outstanding immediately before the effective date of the transaction elect to receive cash:

     (1) all shares of Main Street stock as to which shareholders elect to receive Sovereign common stock as consideration, and all shares of Main Street stock as to which no election is made, will be exchanged for Sovereign common stock and cash in lieu of fractional shares;

     (2) a proration factor will be determined by dividing the Maximum Cash Election Number by the aggregate number of shares of Main Street stock for which cash elections were made, and then the number of shares of Main Street stock covered by each form of election as to which a cash election was made will be multiplied by this proration factor, with the resulting number of these shares receiving cash consideration; and

     (3) the remaining shares of Main Street stock not exchanged for cash under number (2) above will be exchanged for Sovereign common stock and cash in lieu of fractional shares.

   Thus, as a result of the above-described proration, unless you elect to receive 100% stock, the amount of cash and stock received by you may differ from your actual election, and no assurance can be given that you will receive the amount of cash consideration you have elected to receive. Therefore, if cash is oversubscribed and you elected to receive some or all of your consideration in cash, you will receive less cash than you elected.

Allocation of Sovereign Common Stock Available for Election

   The merger agreement provides that at least 70% of the aggregate number of shares of Main Street stock issued and outstanding immediately before the effective date of the transaction will be converted into Sovereign common stock consideration. There will be no proration if Main Street shareholders elect to receive 70% or more of their merger consideration in Sovereign common stock. Thus, all shares of Main Street shareholders electing to receive Sovereign common stock as consideration will receive Sovereign common stock and cash in lieu of fractional shares.

Effect of Allocation

   For a table illustrating the effect of these allocation and proration rules, see pages 40 to 41.


Exchange Agent

   Prior to the effective date, Sovereign will appoint a bank or trust company to serve as the exchange and paying agent in connection with the transaction. The exchange agent will handle the election form, the exchange of certificates and the payment of all consideration in connection with the transaction. You should not return your stock certificates for Main Street common stock with the enclosed proxy. You should also not forward stock certificates to Main Street or Sovereign at any time. At or prior to the effective date, Sovereign will deposit with the exchange agent sufficient cash and certificates representing Sovereign common stock to make all payment and deliveries under the merger agreement.

Election and Exchange Procedure


   Prior to the effective date, Sovereign will prepare a form of election which will be mailed by the exchange agent to you, approximately two months prior to the effective date. The exchange agent will use reasonable efforts to make a form of election available to all persons who become shareholders of Main Street between the record date and the election date. The form of election will be used by you to indicate the form of consideration which you wish to receive for your shares of Main Street common stock. You may indicate that you wish to receive cash, shares of Sovereign common stock or a combination of cash and Sovereign common stock. Shares as to which no valid or effective form of election is received, or shares as to which you indicate no preference as to the types of consideration, will be deemed to have elected shares of Sovereign common stock.

   You will have until the election date which will be two business days before the effective date to return the completed and signed form of election, together with the certificates that represent the stock of Main Street to which the form of election relates, to the exchange agent. To be effective, a form of election must be:


     o    properly completed and signed by you;

     o accompanied by certificates for the Main Street stock for which the election is being made (duly endorsed in blank or otherwise in a form acceptable for transfer on the books of Main Street, or by an appropriate guarantee of delivery); and

     o delivered to the exchange agent before 5:00 p.m. New York City time, on the date specified in the form of election.

   You may revoke your election by sending written notice to the exchange agent before the deadline for submitting elections. Upon any such revocation, the certificates (or delivery guarantees) covered by the election will be promptly returned. Sovereign may decide whether forms of election have been properly completed, signed and submitted or revoked and may disregard immaterial defects in forms of election.

   Within five days after the effective date, the exchange agent will mail to those shareholders of record who did not return a properly executed and completed form of election:

     o a letter of transmittal for use in submitting shares to the exchange agent for exchange; and

     o instructions explaining what must be done to effect the surrender of Main Street certificates in exchange for Sovereign common stock.

Such shareholders should complete and sign the letter of transmittal and return it to the exchange agent together with such certificates in accordance with the instructions. If shareholders hold shares through a nominee (for example, if the shares of common stock are held by a broker as nominee), such shareholders will not need to request that certificates be issued. In such case, the shareholder should contact their broker or other nominee for instructions.

Lost, Stolen or Destroyed Certificates

   If certificates for your Main Street stock have been lost, stolen or destroyed, you must submit an affidavit to that effect to the exchange agent. Sovereign may also require you to deliver a bond to the exchange agent in an amount reasonably required to indemnify the exchange agent against claims with respect to lost certificates.

Transfer of Ownership

   The exchange agent will issue a certificate for shares of Sovereign common stock for that Main Street certificate in a name other than your own name surrendered in exchange only if the certificate surrendered is properly endorsed and otherwise in proper form for transfer. The person requesting the exchange must also have paid any required transfer or other taxes or established to the satisfaction of the exchange agent that no tax is payable.

Payment Following Surrender

   After the effective date and after you have surrendered your certificates to the exchange agent with a properly completed form of election, you will be entitled to receive the merger consideration, which will consist of a certificate representing, in the aggregate, the whole number of shares of Sovereign common stock that you have the right to receive under the merger agreement, a check in an amount equal to any cash that you have the right to receive as consideration for your shares of Main Street stock, plus any cash that you have the right to receive as payment for fractional shares of Sovereign common stock. No interest will be paid or will accrue on any cash payable under the merger agreement.

Conversion of Main Street Stock Options

   On the effective date each option to acquire Main Street common stock then outstanding shall be converted automatically into an option to purchase shares of Sovereign common stock. The number of shares of Sovereign common stock subject to such options shall be equal to the number of shares of Main Street common stock subject to such option multiplied by the applicable exchange ratio and the per share exercise price under such options shall be adjusted by dividing the per share exercise price by the exchange ratio. Notwithstanding the above, all options held by persons holding options to purchase 2,000 or fewer shares of Main Street stock shall receive cash in the amount equal to the positive difference between $16.10 and the exercise price for such Main Street option, except that if no positive difference exists, then the option shall be converted into an option to purchase Sovereign stock as explained above.

Conditions to The Merger

   The obligations of Sovereign and Main Street to complete the merger are subject to various conditions, which include, among other customary provisions for transactions of this type, the following:

     o    approval of the merger agreement by Main Street shareholders;

     o receipt of all required regulatory approvals, including the expiration or termination of any notice and waiting periods;

     o    the absence of any legal order prohibiting the merger;

     o    delivery of a tax opinion to us;

     o the shares of Sovereign common stock that will be issued as merger consideration shall have been approved for listing, subject to official notice of issuance by the New York Stock Exchange; and

     o the absence of any material adverse effect on the assets, financial condition or results of operations on a consolidated basis of the other since December 31, 2000. The term "material adverse effect" does not include:

          o any change in the value of either of our investment or loan portfolios resulting from a change in interest rates generally;

          o any change occurring after the date of the merger agreement in any law or regulation or in generally accepted accounting principles which affects banking institutions generally;

          o reasonable expenses relating to any litigation arising as a result of the merger;

          o    actions taken with the written consent of the other party; and

          o any material adverse effect caused, in whole or in substantial part, by the party claiming that a material adverse effect has occurred.

   In addition, the obligations of both of us to complete the merger are conditioned on:

     o the accuracy in all material respects as of the date of the merger agreement and as of the effective date of the representations and warranties of the other party, except as to any representation or warranty which specially relates to an earlier date and except where the breach would not individually or in the aggregate, constitute a material adverse effect with respect to the other party;

     o the other party's material performance of all its covenants and obligations except where the breach would not individually or in the aggregate, constitute a material adverse effect with respect to the other party; and

     o other conditions customary for similar transactions, such as the receipt of officer certificates and legal opinions.


   Except for the requirements of shareholder approval, regulatory approvals and the absence of any legal order preventing the merger, each of the conditions described above may be waived in the manner and to the extent described in the merger agreement. See "-- Amendment; Waivers" on page 54.


Subsidiary Bank Merger

   Sovereign Bank and Main Street Bank have entered into a bank plan of merger. The bank plan of merger provides that Main Street Bank will merge into Sovereign Bank, with Sovereign Bank surviving. All shares of Main Street Bank will be canceled and will cease to exist, and no consideration will be paid for any of these shares. Sovereign and Main Street expect to complete the bank merger concurrently with completion of the transaction.

Representations and Warranties

   The merger agreement contains customary representations and warranties relating to:

     o the corporate organization of Sovereign, Sovereign Bank, Main Street and Main Street Bank;

     o    the capital structures of Sovereign and Main Street;

     o the approval and enforceability of the merger agreement and the bank plan of merger;

     o required consents or approvals of regulatory authorities or third parties;

     o the consistency of financial statements with generally accepted accounting principles and, where appropriate, applicable regulatory accounting principles;

     o    the filing of tax returns and payment of taxes;

     o the absence of material adverse changes, since December 31, 2000, as to Sovereign and since March 31, 2001, as to Main Street, in the consolidated assets, business, financial condition or results of operations of Sovereign or Main Street;

     o the absence of undisclosed material pending or threatened litigation;

     o    compliance with applicable laws and regulations;

     o retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974;

     o    the quality of title to assets and properties;

     o    the maintenance of adequate insurance;

     o    the absence of undisclosed brokers' or finders' fees;

     o the absence of material environmental violations, actions or liabilities;

     o the consistency of the allowance for loan losses with generally accepted accounting principles and all applicable regulatory criteria;

     o the accuracy of information supplied by us in connection with the registration statement filed by Sovereign with the SEC, this document and all applications filed with regulatory authorities for approval of the merger and the bank merger; and

     o other documents filed by us with the SEC and the accuracy of information contained therein.

   The merger agreement also contains other representations and warranties by Main Street relating to:

     o     employment and consulting contracts and benefits matters;

     o the validity and binding nature of loans reflected as assets in the financial statements of Main Street;

     o the inapplicability of the antitakeover provisions of Pennsylvania law to the merger, the bank plan of merger and the stock option agreement; and

     o    transactions with affiliates.

Business Pending the Merger

   Under the merger agreement, we have each agreed to use our reasonable good faith efforts to preserve our business organizations intact, to maintain good relationships with employees and to preserve the goodwill of customers and others with whom business relationships exist. In addition, Main Street agreed to conduct its business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required by the merger agreement or with the written consent of Sovereign.

   Main Street also agreed that neither it nor Main Street Bank may, without the written consent of Sovereign:

     o amend or change any provision of its articles of incorporation, charter or bylaws;

     o change the number of authorized or issued shares of its capital stock, except for the issuance of shares of Main Street common stock upon the exercise of outstanding stock options;

     o grant any option, warrant, or agreement of any character relating to its authorized or issued capital stock or any securities convertible into its capital stock;

     o    split, combine or reclassify any shares of its capital stock;


     o declare, set aside or pay any dividend or other distribution in respect of its capital stock, except as otherwise specifically set forth in the merger agreement (see "Dividends" on page 53);

     o grant any severance or termination pay, except in accordance with written policies or written agreements in effect on the date of the merger agreement (see " -- Employee Benefits and Severance" on page
          56), or enter into or amend any existing employment agreement;


     o grant any pay increase except for routine periodic increases in accordance with past practice;

     o    engage in any merger, acquisition or similar transaction;

     o sell, lease or dispose of any assets other than in the ordinary course of business, which is defined to include transactions in excess of $500,000;

     o take any action which would result in any of the representations and warranties of Main Street becoming untrue;

     o change any accounting practices, except as may be required by generally accepted accounting principles (without regard to any optional early adoption date) or any regulatory authority responsible for regulating Main Street or Main Street Bank;

     o waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which Main Street or any subsidiary is a party, other than in the ordinary course of business, consistent with past practices;

     o implement any new employee benefit or welfare plan, or amend any plan, unless the amendment does not result in an increase in cost or is permitted by the merger agreement;

     o purchase any security for its investment portfolio not rated "A" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc. or otherwise materially alter the mix, maturity, credit or interest rate risk profile of its portfolio of investment securities or its portfolio of mortgage-backed securities;

     o make any loan or other credit facility commitment to any borrower in excess of $2,000,000 in the aggregate, or compromise, extend, renew or modify any such loan or commitment outstanding in excess of $2,000,000, unless otherwise permitted in the merger agreement;

     o enter into, renew, modify or compromise any transaction with any affiliate of Main Street, unless permitted by the merger agreement;

     o    enter into any interest rate swap or similar arrangement;

     o other than as a result of the merger agreement, take any action which would give rise to a right of payment to any individual under any employment agreement; or

     o waive, release, grant or transfer any rights of value, or modify or materially change any existing agreement to which Main Street or any Main Street subsidiary is a party, other than in the ordinary course of business, consistent with past practice.

   Main Street has also agreed in the merger agreement:

     o to use its best efforts to cause all members of Main Street's board of directors to vote all shares of Main Street common stock that they beneficially own in favor of the transaction and to recommend to shareholders of Main Street that they support the transaction;

     o to permit Sovereign to perform a "phase I environmental audit" at any physical site occupied by Main Street or any subsidiary of Main Street;

     o    to approve the bank plan of merger as sole shareholder of Main
          Street Bank.

     o if Sovereign requests and agrees to bear the expense, to retain a proxy solicitor to help solicit shareholder approval of the merger;

     o if Sovereign requests, to use its best efforts to extend any contract with an outside service bureau or other vendor;

     o to permit a representative of Sovereign to attend committee meetings of the management of Main Street and Main Street Bank;

     o to provide Sovereign, within 10 days after the quarterly meeting of the Asset Review Committee of Main Street, with a written list of nonperforming assets as of the end of such month;

     o on or after January 1, 2002, to establish additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods of Main Street to those of Sovereign;

     o to call and convene a special meeting of its shareholders to consider and vote upon the merger agreement;

     o to deliver to Sovereign schedule(s) of all employees including pertinent information concerning each such employee as reasonably requested by Sovereign;

     o if Sovereign requests, to advise and consult with Sovereign regarding the hiring or termination of any employee;

     o to deliver to Sovereign all personnel policy manuals and all employee handbooks regarding personnel policies and practices;

     o to assist Sovereign as reasonably requested by it in connection with Sovereign providing notices to affected employees under the Workers Adjustment and Retraining Notification Act; and

     o to use its best efforts to cause the termination of the memorandum of understanding among Main Street, Main Street Bank, the Federal Reserve Bank of Philadelphia and the Pennsylvania Department of Banking prior to the effective date.

   We have jointly agreed:

     o to cooperate with each other and use our best efforts to identify those persons who may be deemed to be affiliates of Main Street;

     o    to use our best efforts to obtain all required regulatory approvals;

     o to agree upon the form and substance of any press release or public disclosure related to the transaction;

     o to take all actions necessary to complete the transactions contemplated by the merger agreement;

     o    to maintain adequate insurance;

     o    to maintain accurate books and records;

     o to deliver to the other copies of all securities documents when filed; and

     o    to file all tax returns and pay all taxes when due.

Dividends

   The merger agreement permits Main Street to pay a regular quarterly cash dividend not to exceed the lesser of $.05 per share of Main Street common stock outstanding or any amount permitted under the memorandum of understanding with Main Street's regulators. You may not receive two dividends either from Main Street or from Main Street and Sovereign in any quarter, but nothing will prevent you from receiving one dividend from Main Street or Sovereign in any one quarter. We will cooperate with each other to coordinate quarterly dividend payment dates and record dates. Subject to applicable regulatory restrictions, if any, Main Street Bank may pay a cash dividend sufficient to permit payment of the dividends by Main Street.

No Solicitation of Transactions

   The merger agreement prohibits Main Street or any of its affiliates or representatives from:

     o soliciting, initiating, or encouraging any inquiries relating to an acquisition of Main Street by a party other than Sovereign or responding to any inquiry relating to such an acquisition unless advised in a written legal opinion of counsel to Main Street that the failure to do so would result in a breach of their fiduciary obligations under Pennsylvania law;

     o recommending or endorsing an acquisition of Main Street by a party other than Sovereign;

     o participating in any discussions or negotiations regarding an acquisition of Main Street by a party other than Sovereign;

     o providing anyone other than Sovereign with any nonpublic information relating to an acquisition of Main Street by a party other than Sovereign;

     o entering into an acquisition agreement with a party other than Sovereign; or

     o failing to recommend or support the merger agreement to Main Street shareholders.

   Main Street agreed to notify Sovereign if it receives any inquiries or proposals relating to an acquisition by a party other than Sovereign.

Amendment; Waivers

   Subject to any applicable legal restrictions, at any time prior to completion of the merger, Sovereign and Main Street may:

     o    amend the merger agreement;

     o extend the time for the performance of any of our obligations or other acts required in the merger agreement;

     o waive any inaccuracies in the representations and warranties contained in the merger agreement; or

     o waive compliance with any of the agreements or conditions contained in the merger agreement, except for the requirements of shareholder approval, regulatory approval and the absence of any order, decree, or injunction preventing the transaction.

   After shareholder approval of the merger agreement, however, we cannot change either the amount or the form of consideration you will receive upon completion of the transaction or otherwise modify the terms of the merger agreement, if such change or modification would adversely affect you, without obtaining shareholder approval.

Termination; Effect of Termination

   We may terminate the merger agreement at any time prior to completion of the merger by mutual written consent.

   Either of us may terminate the merger agreement at any time prior to completion of the transaction:

     o if the effective date of the transaction does not occur on or before March 31, 2002, unless the failure to close by that date results from the failure of the party seeking to terminate the merger agreement to materially perform any of its obligations; provided, however, that such date may be extended to June 30, 2002, by Sovereign by written notice to Main Street if the closing of the transaction shall not have occurred because of the failure to obtain the regulatory approvals required by the merger agreement; or

     o if either party has received a final nonappealable order from a regulatory authority whose approval or consent has been requested and will not be granted.

If the failure to close for either of the above reasons is due to the failure of one party to perform its obligations under the merger agreement, that party may not terminate the merger agreement.

   Main Street alone may terminate the merger agreement at any time prior to completion of the transaction:

     o if Sovereign has materially breached any material covenant or representation contained in the merger agreement which would have a material adverse effect on the assets, financial condition or results of operation of Sovereign on a consolidated basis, but only if the breach remains uncured; or

     o if Main Street's shareholders fail to approve the merger agreement at the special meeting.

In addition, Main Street has the right to terminate the merger agreement on the effective date under the following circumstances:

     o the average price of Sovereign's common stock over a period of 10 consecutive trading days ending on the last trading day immediately before the effective date is less than $9.04 per share; and

     o the quotient obtained by dividing the 10-day average of Sovereign's price by $12.92 (the closing price on the last trading day prior to public announcement of the transaction) is less than the number obtained when .15 is subtracted from the quotient obtained by dividing:

          o the weighted average of the per share stock prices of a group of ten other bank and thrift holding companies as of the last trading day immediately preceding the effective date of the merger by

          o the weighted average of the per share stock prices of the same ten bank or thrift holding companies as of July 16, 2001 (the last trading day prior to public announcement of the transaction).


   Sovereign, upon receiving notice from Main Street that Main Street will terminate the transaction if the above conditions occur, may avoid the termination of the transaction by providing written notice to Main Street that it will increase the common stock consideration to an amount with a value equaling approximately $13.25 by changing the exchange ratio to the number obtained by dividing $13.25 by the average price of Sovereign common stock for the 10 consecutive trading days ending on the last trading day immediately preceding the effective date. See "THE TRANSACTION -- Main Street Price Termination Right and Sovereign 'Top-Up' Right" on page 41.

   The following is an example of the price decline termination provision. We provide this hypothetical example only to illustrate how the price decline termination provision operates. The example is not based on actual prices. Assume that the average price of Sovereign common stock for the ten trading day period immediately preceding the effective date is $9.03 per share. Divide $9.03 by $12.92, which equals .70. Divide $38.45 (the assumed average price of the index group of ten bank and thrift holding companies for the same period) by $43.31 (the average price of the index group companies as of July 16, 2001). This equation equals .89. Subtract .15 from .89. This difference is
 .74. Because .70 is less than .74, the conditions are satisfied and Main Street would have the right to terminate the merger agreement. Sovereign, upon receiving notice of Main Street's intention to terminate the merger agreement, however, may increase the exchange ratio and thereby eliminate Main Street's right to terminate. In this case, the amended exchange ratio would be 1.467 ($13.25 divided by $9.03).


   Sovereign alone may terminate the merger agreement at any time prior to completion of the transaction:

     o if Main Street has materially breached any material covenant or representation which would have a material adverse effect on the assets, financial condition or results of operations of Main Street on a consolidated basis, but only if the breach remains uncured after 30 days or if the breach no longer causes a material adverse effect; or

     o if the board of directors of Main Street fails to recommend and endorse the merger agreement or withdraws or modifies a prior recommendation in a manner adverse to Sovereign.

   In the event that either Sovereign or Main Street terminates the merger agreement, neither Sovereign nor Main Street will have any continuing liability or obligation, except as described below under "Termination Fee." Nothing, however, will relieve any party from liability for the obligation dealing with confidentiality or a willful breach under the merger agreement.

Termination Fee

   Under the merger agreement, if Sovereign fails to obtain the approval of a required regulatory authority, other than as a result of a breach of a representation or warranty by Main Street, then Sovereign must pay Main Street $2 million in cash.

Management After the Merger

   The board of directors of Sovereign and the executive officers of Sovereign and Sovereign Bank will not change as a result of the merger. The board of directors of Sovereign Bank will consist of the directors of Sovereign Bank holding office immediately prior to the effective date and Albert L. Evans, Jr. and Alfred B. Mast, two former directors of Main Street.

   On the effective date of the merger, Sovereign Bank will establish an advisory board which will consist of all members of the Main Street board of directors immediately prior to the effective date other than the members who become directors of Sovereign Bank. The Main Street Advisory Board will be initially established for three years from the effective date of the transaction.

Employee Benefits and Severance Benefits

   After the completion of the transaction, the employee pension, including employee stock ownership plans, and welfare benefit plans of Sovereign and Main Street may, at Sovereign's election and subject to the requirements of the Internal Revenue Code, continue to be maintained separately or consolidated or terminated, except as set forth below.

     o Sovereign Employee Stock Ownership Plan. Employees of Main Street who become employees of Sovereign or a Sovereign subsidiary will be entitled to participate in the Sovereign Employee Stock Ownership Plan in accordance with its terms by treating them as newly employed individuals without any prior service credit under Sovereign's plan.

     o Sovereign 401(k) Retirement Plan. Employees of Main Street who become employees of Sovereign or a Sovereign subsidiary will become entitled to participate in the Sovereign 401(k) Plan in accordance with its terms. Each employee will receive, for purposes of participation and vesting only, credit for all service with Main Street credited to the employee under the Main Street 401(k) Plan. These employees will enter the Sovereign 401(k) Plan on the entry date concurrent with or next following the employee's satisfaction of the plan's minimum participation requirements.

     o Main Street 401(k) Plan. After completion of the transaction, Sovereign will initially continue to maintain the Main Street 401(k) Plan until its participants generally become eligible to participate in the Sovereign 401(k) Plan. Thereafter, Sovereign will decide whether to combine the two plans.

     o Sovereign and Main Street Nonqualified Deferred Compensation Plans. Following the completion of the transaction, Sovereign will, as soon as administratively feasible, consolidate Sovereign's and Main Street's nonqualified deferred compensation plans. Main Street maintains these plans to supplement pension benefits lost by some employees by reason of limitations contained in the Internal Revenue Code. No person can receive redundant benefits or lose existing benefits in this consolidation.

     o Welfare Benefit Plans. After the effective date of the transaction, the welfare benefit plans of Sovereign and Main Street (and their respective subsidiaries) will initially remain unchanged. Sovereign will undertake a study, in consultation with appropriate professional advisors, with a view toward the possible combination of some or all of such plans or the benefits provided thereunder. Following such study, Sovereign will take such action (which may include the implementation of new benefits, reduction or elimination of some benefits, and the alteration of the respective cost allocation between employer and employee) as it deems appropriate under the circumstances. In the event of any termination of or consolidation of a Main Street welfare benefit plan with any Sovereign welfare benefit plan, all employees of Main Street and Main Street subsidiaries who are eligible for continued coverage under the Main Street welfare benefit plan will have immediate coverage under any successor welfare benefit plan without the necessity of satisfying a waiting period for coverage of any pre-existing condition. Sovereign does not provide welfare benefits to retired employees.

     o Main Street Bonus Plans and Arrangements. Main Street will continue to administer its bonus programs and arrangements through the effective date of the merger, with such equitable modifications as may be appropriate to take into account the circumstances of the merger as long as the aggregate payments under Main Street bonus plans and arrangements for the fiscal year ending December 31, 2001 do not exceed $3 million.

     o Termination Benefits. Certain officers will be entitled to termination benefits that comprise amounts that would be due to such officer under any employment agreement, special termination agreement, supplemental executive retirement plan, deferred bonus plan, deferred compensation plan, salary continuation plan, change-in-ontrol policy or any other pension benefit or welfare benefit plan maintained by Main Street solely for the benefit of officers of Main Street or Main Street Bank. For a detailed description of these benefits see FINANCIAL INTERESTS OF DIRECTORS AND OFFICERS -- Employment and Other Agreements on page 58 of this document.

     o Severance Policy. Sovereign and Sovereign Bank will provide severance pay to any full-time, active employee of Main Street whose employment is terminated in connection with the transaction up to 12 months beyond the effective date, if such employee's position is eliminated or such employee is not offered or retained in comparable employment (i.e., a position of generally similar job description or responsibilities within a 30-mile radius from either such employee's work location with Main Street or residence). Severance pay is not applicable to any Main Street employee who has an existing employment or consulting agreement with Main Street or Main Street Bank, has accepted an offer of employment from Sovereign of noncomparable employment or whose employment is terminated for cause as defined in the merger agreement. The severance benefits to be paid by Sovereign will equal two weeks' pay for each full year of continuous service (determined based on the date of the employee's commencement of employment with Main Street) with a minimum severance benefit of eight weeks' pay and a maximum severance benefit of 52 weeks' pay. The benefits provided to terminated Main Street employees under this subsection are the only severance benefits payable by Main Street to such employees (excluding severance benefits provided under existing employment or consulting agreements or as otherwise required by law), except for employees who do not execute the documentation required by Sovereign, which employees will be entitled to the termination benefits provided under Main Street's normal severance policies. The benefits payable to Main Street's employees will in any event be in lieu of any termination benefits to which such employees would otherwise be entitled under Sovereign's or Sovereign Bank's severance policies or programs then in effect.

     o Retention Bonuses. Certain designated employees of Main Street or of Main Street Bank are entitled to receive, in accordance with the merger agreement and the related disclosure schedules, a "retention" bonus from Main Street or Main Street Bank as determined by the executive officers of Main Street (after consultation with Sovereign), if such designated employee remains employed by Sovereign following the merger until the date of the systems conversion, or another date set by Sovereign up to 45 days after the system conversion date. To receive the retention bonus, the employee must satisfactorily fulfill the duties and responsibilities of his or her position while employed. The retention bonuses cannot in the aggregate exceed $500,000.

     o Outplacement Services. Sovereign will provide customary outplacement services to all Main Street employees, including executive officers, whose employment is terminated in connection with the transaction.

Expenses

   Sovereign and Main Street will each pay all their respective costs and expenses, including fees and expenses of financial consultants, accountants and legal counsel, except that:

     o Sovereign and Main Street will share equally the cost of printing and mailing this document; and

     o if Sovereign requests Main Street to retain a proxy solicitor for the meeting, Sovereign will bear the expense of such proxy solicitor.

Dividend Reinvestment Plan

   Sovereign currently maintains a Dividend Reinvestment and Stock Purchase Plan. This plan provides shareholders of Sovereign with a simple and convenient method of investing cash dividends, as well as voluntary cash payments, in additional shares of Sovereign common stock without payment of any brokerage commission or service charge. Sovereign expects to continue to offer this plan after the effective date of the merger, and if you become a shareholder of Sovereign, you will be eligible to participate in it at that time.

                 FINANCIAL INTERESTS OF DIRECTORS AND OFFICERS

   Certain members of management of Main Street and Main Street Bank, and their boards of directors, may have interests in the transaction in addition to their interests as shareholders of Main Street. The Main Street board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement.

Stock and Stock Options


   As of the record date, the directors and executive officers of Main Street beneficially owned approximately 609,775 shares of Main Street common stock, and held options to purchase 374,608 shares of Main Street common stock. On the effective date of the transaction, each option will convert into an option to acquire Sovereign common stock or cash. If the director or officer holds options to purchase more than 2,000 shares of Main Street common stock, each option will convert into an option to acquire shares of Sovereign common stock in accordance with the Main Street stock option plan that granted such options. If the director or officer holds options to purchase 2,000 shares or less of Main Street common stock, the director or officer will receive cash in the amount of the positive difference between $16.10 and the option exercise price. If no positive difference exists, the option will be converted into an option to purchase Sovereign common stock. The number of shares of Sovereign common stock issuable upon the exercise of the converted options will equal the number of shares of Main Street common stock covered by the option multiplied by the exchange ratio described in "THE TRANSACTION -- What Shareholders Will Receive" on page 38 of this document and the exercise price for a whole share of Sovereign common stock will be the stated exercise price of the option divided by the same exchange ratio. Shares issuable upon the exercise of options to acquire Sovereign common stock will be issuable in accordance with the terms of the respective plans and grant agreements of Main Street under which Main Street issued the options.


Indemnification; Directors And Officers Insurance

   Sovereign has agreed, after the transaction is completed, to indemnify all directors and officers of Main Street and Main Street Bank against:

     o all liabilities and expenses relating to claims, actions, suits, proceedings, or investigations resulting from the person's status as a director, officer, or employee of Main Street or any Main Street subsidiary, whether pertaining to matters existing prior to the transaction and whether asserted prior to or after the transaction; and

     o all liabilities and expenses relating to claims, actions, suits, proceedings, or investigations arising out of the merger agreement or the transactions contemplated by the merger agreement to the same extent as those officers, directors, and employees could be indemnified by Main Street or Main Street Bank.

   Sovereign has agreed to maintain Main Street's existing directors' and officers' liability insurance policy, or a policy providing comparable coverage amounts on terms no less favorable, covering persons currently covered by such insurance for a period of five years after the effective date, subject to certain maximum cost limits.

Employment And Other Agreements


   In accordance with their employment agreements, Brian M. Hartline, President and Chief Executive Officer, Richard A. Ketner, Executive Vice President and Chief Administrative Officer, Andrew J. Rothermel, Executive Vice President and Secretary, Robert A. Kuehl, Executive Vice President and Chief Financial Officer, Robert J. Smik, Executive Vice President and Chief of Operations and Ronald H. Muller, Executive Vice President and Chief Lending Officer, will each receive change-in-control payments in connection with the transaction and any termination of their employment, whether voluntary or involuntary. Because these agreements define a "change in control" as including execution of a merger agreement, the right to receive such change in control payments is not contingent upon completion of the transaction, provided the executive's employment is terminated. Mr. Hartline and Mr. Ketner will each receive three times the sum of their annualized base salary for 2001 plus the highest bonus paid to them in the past three calendar years. Mr.

Rothermel, Mr. Kuehl, and Mr. Smik will each receive two times the sum of their annualized base salary for 2001 plus the highest bonus paid to them in the past three calendar years. Mr. Muller will receive one times the sum of his annualized base salary for 2001, plus the highest bonus paid to him in the past three calendar years. In addition, these amounts payable as severance will be grossed up to neutralize the effects of Section 280G of the Internal Revenue Code. These individuals will also receive lump sum cash payments in lieu of receiving continued pension, welfare and other benefits.


   Notwithstanding these agreements, Sovereign agreed that if any Main Street employee who is a party to an employment contract or other agreement or policy granting change-in-control benefits is offered and accepts employment with Sovereign, Sovereign will pay to each such individual 50% of the total amount to which such individual is entitled and will pay the remaining 50% of the total amount to the employee in the event such employee's employment with Sovereign terminates on or prior to the first anniversary of the effective date of the merger.

Retention Bonuses

   We have identified certain employees of Main Street who are entitled to receive a "retention bonus" if they are willing to remain employed by Sovereign following the completion of the transaction until the date of the systems conversion, or another date set by Sovereign up to 45 days after the system conversion. To receive the retention bonus, the employee must satisfactorily fulfill the duties and responsibilities of his or her position while employed. In the aggregate, the retention bonuses cannot exceed $500,000 and the amount paid to executive officers Brian M. Hartline, Richard A. Ketner, Andrew J. Rothermel, Robert J. Smik, Robert A. Kuehl and Ronald H. Muller is not expected to exceed $93,500.

Sovereign Bank's Board of Directors

   After the transaction has been completed, the board of directors of Sovereign Bank will be increased to include Albert L. Evans, Jr. and Alfred B. Mast, both currently directors of Main Street. The merger agreement provides that Sovereign will nominate and vote for Messrs. Evans and Mast, or their replacements, for election as directors of Sovereign Bank at the 2002, 2003 and 2004 annual meetings. Sovereign Bank board members receive $600 for each board meeting attended.

Advisory Board

   Sovereign will appoint all the current members of the Main Street board of directors except for Messrs. Evans and Mast, to an advisory board and will pay each advisory board member an annual retainer of $3,000, plus $600, or a higher amount if Sovereign so chooses, per advisory board meeting attended. In no event will the aggregate fees payable to advisory board members exceed $123,900. The advisory board will have a three-year term. An advisory board member who fails to attend at least 25% of the meetings of the advisory board will not have any rights to additional fees thereafter.

                             STOCK OPTION AGREEMENT


General

   As a condition to Sovereign entering into the merger agreement, Main Street executed a stock option agreement, dated July 16, 2001, which permits Sovereign to purchase Main Street common stock under certain circumstances. A complete copy of the stock option agreement is included as Annex B to this document and is incorporated in this document by reference. We urge you to read the stock option agreement in its entirety.

   Under the stock option agreement, Main Street granted Sovereign an option to purchase up to 2,083,600 shares of Main Street common stock. This number represents approximately 19.9% of the issued and outstanding shares of Main Street common stock on July 16, 2001. The exercise price per share to purchase Main Street common stock under the option is equal to the lower of $10.75 or the lowest price per share that a person or group, other than Sovereign or an affiliate of Sovereign, paid or offers to pay for Main Street common stock upon the occurrence of one of the specified events that trigger the exercise of the option. Sovereign may only exercise the option, upon the occurrence of certain triggering events, which are described below. None of the triggering events have occurred to the best of Sovereign's or Main Street's knowledge as of the date of this document.

Effect of Stock Option Agreement

   The stock option agreement, together with Main Street's agreement to not solicit other transactions relating to the acquisition of Main Street by a third party and the agreement of Main Street's directors and executive officers to vote their shares in favor of the merger agreement, may have the effect of discouraging persons from making a proposal to acquire Main Street.

   Certain attempts to acquire Main Street or an interest in Main Street would cause the option to become exercisable as described above. Sovereign's exercise of the option would significantly increase a potential acquiror's cost of acquiring Main Street compared to the cost that would be incurred without the stock option agreement.

Terms of Stock Option Agreement

   The following is a brief summary of the material provisions of the stock option agreement. We urge you to carefully read the stock option agreement in its entirety.

   The option is exercisable only upon the occurrence of any of the following events:

     o a person or group, other than Sovereign or an affiliate of Sovereign, acquires beneficial ownership of 15% or more of the then outstanding shares of Main Street common stock; or

     o a person or group, other than Sovereign, enters into an agreement or letter of intent with Main Street to:

          o merge or consolidate, or enter into any similar transaction, with Main Street;

          o acquire all or substantially all of the assets or liabilities of Main Street or all or substantially all of the assets or liabilities of Main Street Bank; or

          o acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 15% or more of the then outstanding shares of Main Street common stock or the then outstanding shares of common stock of Main Street Bank; or

     o a person or group, other than Sovereign or an affiliate of Sovereign, publicly announces a bona fide proposal for:

          o any merger, consolidation, or acquisition of all or substantially all the assets or liabilities of Main Street or all or substantially all the assets or liabilities of Main Street Bank, or any other business combination involving Main Street or Main Street Bank; or

          o a transaction involving the transfer of beneficial ownership of 15% or more of the then outstanding shares of Main Street common stock or common stock of Main Street Bank, followed by the failure of Main Street's shareholders to approve the merger; or

     o a person or group, other than Sovereign, makes a bona fide proposal to acquire Main Street and Main Street then willfully takes any action likely to result in the failure of a material condition to closing or material reduction in the value of the transaction to Sovereign;

     o the board of directors of Main Street fails to recommend the merger agreement to its shareholders, changes or withdraws its recommendation or recommends a competing proposal; or

     o Main Street materially breaches any binding term of the merger agreement or the stock option agreement after a proposal to acquire Main Street by a party other than Sovereign is made and Main Street publicly announces an intention to recommend or accept the proposal.

   The option expires on the earlier of:

     o    the effective date of the merger; or

     o termination of the merger agreement in accordance with its terms, except that if:

     o Sovereign terminates the merger agreement as a result of an uncured breach by Main Street which results in a material adverse effect on the assets, financial condition, or results of operations of Main Street;

     o Sovereign terminates the merger because the effective date of the merger does not occur by March 31, 2002, due to the failure by Main Street to perform or observe its obligations under the merger agreement; or

     o Sovereign terminates the merger agreement because Main Street's board of directors withdraws or adversely changes its recommendation of the merger or recommends a competing transaction, then the stock option agreement continues until eighteen months after termination of the merger agreement.

   In the event of any change in Main Street common stock by reason of stock dividends, split-ups, recapitalizations, combinations, conversions, divisions, exchanges of shares or the like, the number and kind of shares issuable under the option are adjusted appropriately.

   The stock option agreement provides that following certain events, upon request by Sovereign, Main Street must repurchase all shares of Main Street common stock purchased by Sovereign pursuant to the stock option agreement, as well as any or all options not yet exercised. The repurchase price will be the difference between the fair market price of Main Street stock at the time of repurchase and the option price, plus any exercise price paid by Sovereign for the shares repurchased.

   Main Street granted Sovereign certain registration rights for shares of Main Street common stock issuable upon exercise of the option.

                          INFORMATION ABOUT SOVEREIGN

General


   Financial and other information relating to Sovereign, including information relating to Sovereign's directors and executive officers, is incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION" on page 72.


Market Price of and Dividends on Sovereign Common Stock


   The Sovereign common stock trades on the New York Stock Exchange under the symbol SOV. As of November 1, 2001 Sovereign had approximately 15,200 shareholders of record. The table below shows the periods indicated the amount of dividends paid per share and the quarterly ranges of high and low closing sales prices for Sovereign common stock as reported by the New York Stock Exchange from July 10, 2001, and, prior to that date, on the Nasdaq National Market. Stock price information does not necessarily reflect mark-ups, mark-downs or commissions.


                                                                                                                 QUARTERLY
                                                                                                        ---------------------------
QUARTER ENDED                                                                                           DIVIDEND     HIGH      LOW
                                                                                                        --------    ------   ------
December 31, 2001
(through November 5, 2001)..........................................................................      $.025     $10.30   $ 8.73
September 30, 2001..................................................................................       .025      13.22     8.86
June 30, 2001.......................................................................................       .025      13.00     7.94
March 31, 2001......................................................................................       .025       9.14     7.66
December 31, 2000...................................................................................       .025       9.47     6.78
September 30, 2000..................................................................................       .025       9.88     7.03
June 30, 2000.......................................................................................       .025       8.00     6.44
March 31, 2000......................................................................................       .025       7.91     6.69
December 31, 1999...................................................................................       .025       9.36     7.19
September 30, 1999..................................................................................       .025      12.88     9.09
June 30, 1999.......................................................................................       .025      17.50    11.63
March 31, 1999......................................................................................       .025      14.56    11.94

   On July 16, 2001, the last business day preceding public announcement of the merger, the last sale price for Sovereign common stock was $12.92 per share.
On November 5, 2001 the last closing sale price for the Sovereign common stock was $10.30 per share. The average weekly trading volume for the Sovereign common stock during the quarter ended September 30, 2001 was 5.0 million shares.

   For certain limitations on the ability of Sovereign Bank to pay dividends to Sovereign, see Sovereign's Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION" on page 72.


                         INFORMATION ABOUT MAIN STREET


General


   Financial and other information relating to Main Street, including information relating to Main Street's directors and executive officers, is incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION" on page 72.


Market Price of and Dividends on Main Street Common Stock and Related Shareholder Matters


   The Main Street common stock trades on the Nasdaq National Market under the symbol MBNK. As of November 1, 2001 there were approximately 5,600 shareholders of record. The table below sets forth for the periods indicated the amount of dividends declared per share and the quarterly ranges of high and low closing sales prices as reported on the Nasdaq National Market for the periods indicated. Such prices do not necessarily reflect mark-ups, mark-downs or commissions.


                                                                                                                 QUARTERLY
                                                                                                        ---------------------------
QUARTER ENDED                                                                                           DIVIDEND     HIGH      LOW
                                                                                                        --------    ------   ------
December 31, 2001
(through November 5, 2001)..........................................................................      $ --(1)   $14.25   $12.50
September 30, 2001..................................................................................       .05       15.34    10.52
June 30, 2001.......................................................................................       .05       11.15     9.25
March 31, 2001......................................................................................       .05        9.50     7.13
December 31, 2000...................................................................................       .05        8.31     5.38
September 30, 2000..................................................................................       .14        9.13     7.75
June 30, 2000.......................................................................................       .14       10.50     8.00
March 31, 2000......................................................................................       .14       10.94     8.63
December 31, 1999...................................................................................       .14       13.38     9.44
September 30, 1999..................................................................................       .14       14.50    11.63
June 30, 1999.......................................................................................       .14       17.25    14.06
March 31, 1999......................................................................................       .14       18.75    14.88

----------
(1) Main Street's management anticipates that the board of directors will declare a fourth quarter cash dividend in an amount consistent with past practice, subject to prior notice to the Federal Reserve Bank of Philadelphia and the Pennsylvania Department of Banking, as required by the Memorandum of Understanding dated July 25, 2001.

   On July 16, 2001, the last business day preceding public announcement of the merger, the last sale price for Main Street common stock was $10.75 per share. On November 5, 2001 the closing sale price for Main Street common stock was $14.25 per share. The average weekly trading volume for the Main Street common stock during the quarter ended September 30, 2001 was approximately 312,000 shares.

   The merger agreement permits Main Street to pay a regular quarterly cash dividend not to exceed $.05 per share of Main Street common stock outstanding.

   Main Street's ability to continue to pay dividends may be dependent upon its receipt of dividends from Main Street Bank. See Main Street's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, which is incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION" on page 72.

                  DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES


   The authorized capital stock of Sovereign consists of 400,000,000 shares of common stock, no par value, and 7,500,000 shares of authorized preferred stock. As of June 30, 2001, there were 246,757,826 shares of Sovereign common stock issued and outstanding and no shares of preferred stock issued and outstanding. There are no other shares of capital stock of Sovereign authorized, issued or outstanding. Sovereign has no options, warrants, or other rights authorized, issued or outstanding, other than as described herein under "Units" and "Shareholder Rights Plan" and options granted under Sovereign's stock option plans or in connection with pending acquisitions by Sovereign.

Common Stock

   The holders of Sovereign common stock share ratably in dividends when and if declared by Sovereign's board of directors from legally available funds. Declaration and payment of cash dividends by Sovereign depends upon dividend payments by Sovereign Bank, which are Sovereign's primary source of revenue and cash flow. Sovereign is a legal entity separate and distinct from its subsidiaries. Accordingly, the right of Sovereign, and consequently the right of creditors and shareholders of Sovereign, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Sovereign in its capacity as a creditor may be recognized.

   Prior to the issuance of any Sovereign preferred stock which possesses voting rights (see "Preferred Stock" below), the holders of shares of Sovereign common stock will possess exclusive voting rights in Sovereign. Each holder of shares of Sovereign common stock has one vote for each share held on matters upon which shareholders have the right to vote. Sovereign shareholders cannot cumulate votes in the election of directors.

   The holders of Sovereign common stock have no preemptive rights to acquire any additional shares of Sovereign. In addition, Sovereign common stock is not subject to redemption.

   Sovereign's articles of incorporation authorize the Sovereign board of directors to issue authorized shares of Sovereign common stock without shareholder approval. Sovereign common stock is included for quotation on the New York Stock Exchange. As a result, in order to maintain such inclusion, approval of Sovereign's shareholders is required for the issuance of additional shares of Sovereign common stock or securities convertible into Sovereign common stock if the issuance of such securities:

     o relates to acquisition of a company and the securities will have 20% or more of the voting power outstanding before the issuance;

     o relates to acquisition of a company in which a director, officer or substantial shareholder of Sovereign has a 5% or greater interest and the issuance of the securities could result in an increase in outstanding common stock or voting power of 5% or more;

     o relates to a transaction, other than a public offering, at a price less than the greater of book or market value in which the shares issued will equal 20% or more of the shares of Sovereign common stock or 20% or more of the voting power outstanding before issuance; or

     o    would result in a change in control of Sovereign.

   Under New York Stock Exchange rules, shareholders must also approve a stock option or purchase plan applicable to officers and directors other than a broadly-based plan in which other security holders of Sovereign or employees of Sovereign participate.

   In the event of liquidation, dissolution or winding-up of Sovereign, whether voluntary or involuntary, holders of Sovereign common stock share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after payment of any liquidation preferences of any outstanding Sovereign preferred stock.

Preferred Stock

   Sovereign's board of directors is authorized to approve the issuance of Sovereign preferred stock, without any required approval of shareholders. Sovereign's board determines the rights and limitations on each series of Sovereign preferred stock at the time of issuance. These rights may include rights to participating dividends, voting and convertibility into shares of Sovereign common stock. Shares of Sovereign preferred stock can have dividend, redemption, voting, and liquidation rights taking priority over Sovereign common stock, and may be convertible into Sovereign common stock.

   Units

   On November 15, 1999, Sovereign Capital Trust II, a special purpose statutory trust, issued 5,750,000 units of trust preferred securities. Each unit consists of:

     o a preferred security having a stated liquidation amount of $50, representing an undivided beneficial ownership interest in the assets of the trust, which assets will consist solely of debentures issued by Sovereign; and

     o a warrant to purchase, at any time prior November 20, 2029 (subject to redemption), 5.3355 shares (subject to antidilution adjustments) of Sovereign common stock. The exercise price of the warrants is equal to the accreted value of the preferred securities (subject to antidilution adjustments). The accreted value of a preferred security is equal to the accreted value of a debenture, which is equal to the sum of the initial purchase price of the preferred security component of each unit (i.e. $32.50) plus accrual of the discount (i.e. the difference between the principal amount of $50 payable in respect of a debenture on November 15, 2029 and the initial purchase price), calculated from November 15, 1999, to the date of calculation at the all-in-yield of 11.74% per annum on a quarterly bond equivalent yield basis using a 360-day year of twelve 30-day months until such sum equals $50 on November 15, 2029.

Shareholder Rights Plan

   Sovereign maintains a shareholder rights plan designed to protect shareholders from attempts to acquire control of Sovereign at an inadequate price. Under the shareholder rights plan, each outstanding share of Sovereign common stock has attached to it one right to purchase one-hundredth of a share of junior participating preferred stock at an initial exercise price of $40. The rights are not currently exercisable or transferable, and no separate certificates evidencing such rights will be distributed, unless certain events occur.

   A holder can exercise the rights to purchase shares of the junior participating preferred stock if a person, group or other entity acquires or commences a tender offer or an exchange offer for 9.9% or more of total voting power. A holder can also exercise if Sovereign's board declares a person or group who has become a beneficial owner of at least 4.9% of Sovereign common stock or total voting power an "adverse person," as defined in the shareholder rights plan.

   After the rights become exercisable the rights (other than rights held by a 9.9% beneficial owner or an "adverse person") generally will entitle the holders to purchase either Sovereign common stock or the common stock of the potential acquiror, in lieu of the junior participating preferred stock, at a substantially reduced price.

   Sovereign can generally redeem the rights at $.001 per right by a majority vote of "continuing directors" (defined as any member of the board of directors of Sovereign on June 21, 2001 and successors approved by such persons) at any time prior to the earlier of the tenth business day following public announcement that a 9.9% position has been acquired or June 30, 2007. At any time prior to the date the rights become nonredeemable, the Sovereign board of directors can extend the redemption period by a vote of "continuing directors". Rights are redeemable following an "adverse person" determination.

Special Charter and Pennsylvania Corporate Law Provisions

   Sovereign's articles of incorporation and bylaws contain certain provisions which may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for Sovereign common stock, a proxy contest for control of Sovereign, the assumption of control of Sovereign by a holder of a large block of Sovereign common stock and the removal of Sovereign's management. These provisions:

     o empower the Sovereign board of directors, without shareholder approval, to issue Sovereign preferred stock the terms of which, including voting power, are set by the Sovereign board of directors;

     o divide the Sovereign board of directors into threeclasses serving staggered three-year terms;

     o    restrict the ability of shareholders to remove directors;

     o require that shares with at least 80% of total voting power approve mergers and other similar transactions with a person or entity holding stock with more than 5% of Sovereign's voting power, if the transaction is not approved, in advance, by the Sovereign board of directors;

     o    prohibit shareholders' actions without a meeting;

     o require that shares with at least 80%, or in certain instances a majority, of total voting power approve the repeal or amendment of Sovereign's articles of incorporation;

     o require any person who acquires stock of Sovereign with voting power of 25% or more to offer to purchase for cash all remaining shares of Sovereign voting stock at the highest price paid by such person for shares of Sovereign voting stock during the preceding year;

     o    eliminate cumulative voting in elections of directors;

     o require an affirmative vote of at least two-thirds of Sovereign's total voting power in order for shareholders to repeal or amend Sovereign's bylaws;

     o require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders; and

     o provide that officers, directors, employees, agents and persons who own 5% or more of the voting securities of any other corporation or other entity that owns 66 2/3% or more of Sovereign's outstanding voting stock cannot constitute a majority of the members of Sovereign's board of directors.

   The Pennsylvania Business Corporation Law of 1988 also contains certain provisions applicable to Sovereign which may have the effect of impeding a change in control of Sovereign. These provisions, among other things:

     o require that, following any acquisition of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from the requiring person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation; and

     o prohibit for five years, subject to certain exceptions, a "business combination," which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power.

   In 1990, Pennsylvania adopted legislation further amending the Pennsylvania Business Corporation Law. To the extent applicable to Sovereign at the present time, this legislation generally:

     o expands the factors and groups (including shareholders) which the Sovereign board of directors can consider in determining whether a certain action is in the best interests of the corporation;

     o provides that the Sovereign board of directors need not consider the interests of any particular group as dominant or controlling;

     o provides that Sovereign's directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof for actions relating to an acquisition or potential acquisition of control;

     o provides that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

     o provides that the fiduciary duty of Sovereign's directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

   The 1990 amendments to the Pennsylvania Business Corporation Law explicitly provide that the fiduciary duty of directors does not require directors to:

     o redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

     o render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law, relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

     o act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

   One of the effects of the 1990 fiduciary duty statutory provisions may be to make it more difficult for a shareholder to successfully challenge the actions of the Sovereign board of directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the 1990 amendments grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

   Sovereign opted out of coverage by the "disgorgement" and "control-share acquisition" statutes included in the 1990 legislation, pursuant to a bylaw amendment as permitted by the legislation. To the extent applicable to a Pennsylvania corporation, the "disgorgement" statute generally requires disgorgement by any person or group who or which has acquired or publicly disclosed an intent to acquire 20% or more of a corporation's voting power of any profit realized from the sale of any shares acquired within specified time periods of such acquisition or disclosure if the shares are sold within eighteen months thereafter. The "control share acquisition" statute generally prohibits a person or group who or which exceeds certain stock ownership thresholds (20%, 33 1/3% and 50%) for the first time from voting the "control shares" (i.e., the shares owned in excess of the applicable threshold) unless voting rights are restored by a vote of disinterested shareholders. As a result of Sovereign's opt-out from coverage by these statutes, neither the "disgorgement" nor the "control share acquisition" statute would apply to a nonnegotiated attempt to acquire control of Sovereign, although such an attempt would still be subject to the special charter and other provisions described in the preceding paragraphs. Sovereign can reverse this action, and thereby cause the "disgorgement" and "control share acquisition" statutes to apply to an attempt to acquire control of Sovereign, by means of an amendment to Sovereign's bylaws, which could be adopted by the board of directors, without shareholder approval.

                                INDEMNIFICATION

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                        COMPARISON OF SHAREHOLDER RIGHTS


   If we complete the transaction, shareholders of Main Street who receive Sovereign common stock in exchange for some or all of their Main Street common stock will become shareholders of Sovereign, and their rights as shareholders will be determined by the Pennsylvania Business Corporation Law of 1988 and by

Sovereign's articles of incorporation and bylaws. The following is a summary of material differences between the rights of holders of Sovereign common stock and the rights of holders of Main Street common stock. These differences arise from various provisions of the Pennsylvania Business Corporation Law, the articles of incorporation, bylaws and shareholder rights plan of Sovereign and the articles of incorporation and bylaws of Main Street.

   The summary is not a complete statement of the rights of Main Street shareholders under the applicable Pennsylvania law, Main Street's articles of incorporation or bylaws or a comprehensive comparison with the rights of Sovereign's shareholders under the applicable Pennsylvania law, Sovereign's articles of incorporation and Sovereign's bylaws, or a complete description of the specific provisions referred to herein. This summary is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the Business Corporation Law and the governing corporate instruments of Main Street and Sovereign. You may obtain copies of such governing corporate instruments without charge by following the instructions listed under "WHERE YOU CAN FIND MORE INFORMATION" on page 72.


Directors

   Removal

   Under Sovereign's articles of incorporation, Sovereign directors may be removed from office for any reason by the affirmative vote of a majority of outstanding voting shares. Main Street directors, pursuant to Main Street's articles of incorporation, may be removed from office for any reason by the affirmative vote of at least a majority of the votes which all shareholders would be entitled to cast at an annual election of directors.

   Nomination

   Shareholders of both Main Street and Sovereign are required to submit to their respective companies, in writing and in advance, any nomination of a candidate for election as a director. Sovereign's bylaws provide that such nominations generally must be submitted not more than 120 days, and not less than 90 days, prior to a scheduled meeting for the election of directors (unless less than 21 days' notice of the meeting is given to shareholders in which case such nominations must be submitted within seven days following the mailing of the notice to shareholders). Main Street's bylaws provide that its shareholders must submit written nominations not less than 90 days prior to the date of the meeting for the election of directors. Main Street shareholders submitting nominations also must supply certain information regarding the identity and background of the proposed nominee as set forth in the bylaws of Main Street.

   Election of Directors

   Sovereign's articles of incorporation and bylaws provide that its board of directors must be composed of six to 25 directors as determined by the board of directors. Presently, the board of directors is composed of six members. Sovereign's board is evenly divided into three classes, each serving three-year terms, so that approximately one-third of the directors are elected at each annual meeting of shareholders. Classification of the board has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the board of directors and thereby could impede a change in control of Sovereign.

   Main Street's articles of incorporation provide that the board of directors must be composed of five to 25 members, as fixed by the board of directors. Presently, the board of directors is composed of 14 members. Main Street's board is also evenly divided into three classes, each serving three-year terms, so that approximately one-third of the directors are elected at each annual meeting of shareholders.

   Cumulative Voting

   Neither Sovereign's nor Main Street's shareholders are entitled to cumulative voting in the election of directors.

   Limited Liability

   Both Sovereign's and Main Street's directors are not personally liable to their respective companies, their shareholders or others for any action taken or any failure to take any action unless the director breached or failed to perform the duties of his or her office as set forth under Pennsylvania law and such breach or failure constitutes self-dealing, willful misconduct or recklessness. Sovereign's and Main Street's directors, however, are not protected from criminal liability for their actions, nor are they protected from liability with respect to the payment of federal, state or local taxes.

   Indemnification

   Main Street and Sovereign each provide for indemnification of directors, officers and agents for certain litigation-related liabilities and expenses. Directors, officers, employees and agents of both Sovereign and Main Street are entitled to indemnification in both third-party actions and derivative actions unless there is a court finding that the act or failure to act giving rise to the claim for indemnification constitutes willful misconduct or recklessness. There is no requirement of a case-by-case determination that the applicable standard of conduct has been met for a person to be entitled to indemnification.

Shareholders' Meetings

   Special meetings of Sovereign shareholders may be called at any time by any of the following:

     o the board of directors at a duly called and held meeting of the board or upon the unanimous written consent of board members; or

     o the Chairman of the Board or the Chief Executive Officer, but only upon receiving written direction of at least a majority of directors then in office.

   Special meetings of Main Street shareholders may be called at any time by the board of directors.

   Shareholders of Sovereign are required to submit to Sovereign, in writing and in advance, any matter desired to be placed on the agenda of an annual meeting of shareholders. Such proposal generally must be submitted not more than 150 days and not less than 90 days prior to the meeting (or 7 days if less than 21 days' notice of the annual meeting is given to shareholders). Main Street's bylaws require that its shareholders submit to Main Street written notice of any matter desired to be placed on the agenda of an annual meeting of shareholders not less than 60 days prior to the date of the meeting (or seven days if less than 21 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders).

   The bylaws of Sovereign and Main Street both provide that no action required or permitted to be taken at any annual or special meeting of their respective shareholders may be taken without a meeting, and the power of Sovereign and Main Street shareholders to consent in writing to action without a meeting is expressly denied.

Inspection Rights

   The Business Corporation Law provides that shareholders of Sovereign and Main Street have the right, for any proper purpose, to examine during usual business hours the share register, books or records of account and records of the proceedings of the shareholders and directors, and to make copies or extracts of such documents. Any shareholders desiring to make such an inspection must provide a written demand to do so under oath and must state the reason for the inspection.

Shareholder Rights Plan


   Sovereign has adopted a shareholder rights plan pursuant to which holders of Sovereign common stock are entitled, under certain circumstances generally involving an accumulation of Sovereign common stock, to purchase Sovereign common stock or common stock of the potential acquiror at a substantially reduced price. See "DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES -- Shareholder Rights Plan" on page 64 of this document.

   Main Street does not have a shareholder rights plan.

Required Shareholder Votes

   General

   Subject to the voting rights of any series of preferred stock then outstanding, the holders of Sovereign and Main Street common stock possess exclusive voting rights of the respective companies. Each holder of common stock is entitled to one vote for each share owned of record. There are no cumulative voting rights in the election of directors. For general corporate action of the shareholders of Sovereign and Main Street, the affirmative vote of a majority of the votes cast, in person or by proxy, at a shareholders' meeting is required for approval.

   Certain Restrictions on Voting Rights

   As provided in Main Street's articles of incorporation, record holders of Main Street common stock who beneficially own more than 10% of the outstanding shares of Main Street common stock are not entitled to any vote with respect to the shares held in excess of the 10% limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as persons acting in concert with, such person or entity. Main Street's articles of incorporation authorizes the board of directors:

     o to make all determinations necessary to implement and apply the 10% limit including determining whether persons or entities are acting in concert; and

     o to demand that any person who is reasonably believed to beneficially own stock in excess of the 10% limit supply information to Main Street to enable the board to implement and apply to the 10% limit. The board of directors of Main Street is not aware of any person who beneficially owns shares of Main Street common stock in excess of the 10% limit with respect to the matters to be considered at the special meeting

   Sovereign has no comparable provision.

   Fundamental Changes

   Sovereign's articles of incorporation require that a plan of merger, consolidation, share exchange, asset transfer (in respect of a sale, lease, exchange or other disposition of all, or substantially all, the assets of Sovereign), or similar transaction must be approved by the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast, except that shareholder approval of any such transaction which is approved in advance by at least 66 2/3% of the members of Sovereign's board of directors requires only the affirmative vote of a majority of the votes cast. In the absence of prior approval by Sovereign's board of directors, Sovereign's articles of incorporation require a vote of shareholders with at least 80% of Sovereign's total voting power to approve any merger, consolidation, share exchange, asset transfer, or similar transaction involving a shareholder holding 5% or more of Sovereign's voting power.

   Main Street's articles of incorporation require the affirmative vote of at least 80% of votes cast by shareholders entitled to vote in order to approve any merger, consolidation, share exchange, asset transfer (in respect of a sale, lease, exchange or other transfer), or similar transaction unless such transaction is approved by at least 75% of Main Street's directors in which case the affirmative vote of a majority of votes cast by shareholders is required. Voluntary liquidation or dissolution requires the affirmative vote of shareholders entitled to cast at least 80% of the votes that all shareholders are entitled to cast. This provision does not apply if the liquidation or dissolution is approved by 75% of Main Street's directors and a majority of the votes cast by shareholders entitled to vote.

   Amendment of Articles of Incorporation

   Sovereign's articles of incorporation contain various provisions that require a super-majority vote of shareholders to amend or repeal particular sections of such articles. Amendment or repeal of the provisions of Sovereign's articles relating to noncumulative voting, the classification of directors, fundamental changes, the requirement of holding meetings for shareholder action, the amendment of bylaws generally, and the consideration of non-economic factors by Sovereign's board of directors in evaluating a tender offer, all require:

     o    the affirmative vote of 80% of the shares entitled to vote; or

     o the affirmative vote of 80% of the members of Sovereign's board of directors and the affirmative vote of shareholders entitled to cast at least a majority of votes which all shareholders are entitled to cast.

   Main Street's articles of incorporation also contain various provisions that require a super-majority vote of shareholders to amend or repeal particular sections of such articles. Amendment or repeal of the provisions of Main Street's articles relating to noncumulative voting, classification of directors, fundamental changes, the restriction on voting rights with respect to shares held in excess of the 10% ownership limit, the requirement of holding meetings for shareholder action, the amendment of bylaws generally, and the consideration of non-economic factors by Main Street's board of directors in evaluating a tender offer all require:

     o the affirmative vote of 80% of votes cast by shareholders entitled to vote; or

     o the affirmative vote of 75% of the members of Main Street's board of directors and the affirmative vote of a majority of the votes cast by shareholders entitled to vote.

Amendment of Bylaws

   The authority to amend or repeal Sovereign's bylaws is vested in Sovereign's board of directors, subject always to the power of the shareholders of Sovereign to change such action by the affirmative vote of shareholders holding at least two-thirds of the votes that all shareholders are entitled to cast (except that any amendment to the indemnification provisions set forth in the bylaws require the affirmative vote of two-thirds of the entire board of directors or affirmative vote of shareholders holding 80% of the votes that all shareholders are entitled to cast).

   Main Street's articles of incorporation contain similar provisions, except that an amendment to the indemnification provisions set forth in the bylaws requires the affirmative vote of two-thirds of the entire board of directors or affirmative vote of shareholders holding 75% of the votes that all shareholders are entitled to cast.

Mandatory Tender Offer Provision

   Both Sovereign's and Main Street's articles of incorporation provide that any person or entity acquiring Sovereign or Main Street capital stock with 25% or more of Sovereign's total voting power is required to offer to purchase, for cash, all shares of Sovereign's or Main Street's voting stock as the case may be, at a price per share equal to the highest price paid by such person for each respective class of such voting stock within the preceding twelve months. Both Sovereign and Main Street are also subject to a provision in the Pennsylvania Business Corporation Law of 1988 that provides that, following any acquisition by a person or group of more than 20% of a publicly-held corporation's voting stock, the remaining shareholders have the right to receive payment, in cash, for their shares from such person or group of an amount equal to the "fair value" of their shares, including a proportionate amount for any control premium. Sovereign's and Main Street's articles of incorporation both provide that if provisions of the respective articles and the Pennsylvania Business Corporation Law both apply in a given instance, the price per share to be paid will be the higher of the price per share determined under the provision in the articles or under the Pennsylvania Business Corporation Law.

Antitakeover Provisions

   Sovereign is subject to some, but not all, and Main Street is subject to all of various provisions of the Pennsylvania Business Corporation Law of 1988 which are triggered, in general, if any person or group acquires, or discloses an intent to acquire, 20% or more of the voting power of a covered corporation, other than pursuant to a registered firm commitment underwriting or, in certain cases, pursuant to the approving vote of the board of directors. The relevant provisions are contained in Subchapters 25EH of the Pennsylvania Business Corporation Law.

   Subchapter 25E (relating to control transactions) provides that if any person or group acquires 20% or more of the voting power of a covered corporation, the remaining shareholders may demand from such person or group the fair value of their shares, including a proportionate amount of any control premium.

   Subchapter 25F (relating to business combinations) delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and the corporation. The term "business combination" is defined broadly to include various transactions utilizing a corporation's assets for purchase price amortization or refinancing purposes. For this purpose, an "interested shareholder" is defined generally as the beneficial owner of at least 20% of a corporation's voting shares.

   Subchapter 25G (relating to control share acquisitions) prevents a person who has acquired 20% or more of the voting power of a covered corporation from voting such shares unless the "disinterested" shareholders approve such voting rights. Failure to obtain such approval exposes the owner to the risk of a forced sale of the shares to the issuer. Even if shareholder approval is obtained, the corporation is also subject to Subchapters 25I and J of the Pennsylvania Business Corporation Law. Subchapter 25I provides for a minimum severance payment to certain employees terminated within two years of the approval. Subchapter 25J prohibits the abrogation of certain labor contracts prior to their stated date of expiration.

   Subchapter 25H (relating to disgorgement) applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation or (ii) a person or group acquires (or publicly discloses an offer or intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation by the person or group during the 18-month period belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

   Subchapters 25E-H contain a wide variety of transactional and status exemptions, exclusions and safe harbors. As permitted under the Pennsylvania Business Corporation Law, Sovereign has opted out of the provisions of Subchapters 25G and H but remains subject to the provisions of Subchapters 25E and F. Main Street has not opted out of any of these provisions. Such action can be reversed under certain circumstances.


   In addition, the fiduciary duty standards applicable to the board of directors of Sovereign and Main Street under the Pennsylvania Business Corporation Law, and certain provisions of Sovereign's and Main Street's articles of incorporation and bylaws may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for Sovereign or Main Street stock, a proxy contest for control of Sovereign or Main Street, the assumption of control of Sovereign by a holder of a large block of Sovereign's and Main Street's stock and the removal of Sovereign's and Main Street's management. See "DESCRIPTION OF SOVEREIGN CAPITAL SECURITIES -- Special Charter and Pennsylvania Corporate Law Provisions" on page 64.

                                  ADJOURNMENT

   In the event that we do not have sufficient votes for a quorum or to approve the merger agreement at the special meeting, Main Street intends to adjourn the meeting to permit further solicitation of proxies. We can only use proxies received by Main Street at the time of the special meeting to vote for adjournment, if necessary, by submitting the question of adjournment to you as a separate matter for consideration.

   The board of directors of Main Street recommends that you vote your proxy in favor of the adjournment proposal so that your proxy may be used to vote for an adjournment if necessary. If you properly executed your proxy, we will consider that you voted in favor of the adjournment proposal unless your proxy indicates otherwise. If Main Street adjourns the special meeting, Main Street will not give notice of the time and place of the adjourned meeting other than by an announcement of such time and place at the special meeting.

                                    EXPERTS

   The consolidated financial statements of Sovereign, at December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, included in Sovereign's Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

   The consolidated financial statements of Main Street Bancorp, Inc. as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000, included in Main Street's Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Beard Miller Company LLP, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS


   Stevens & Lee, P.C. will pass on the validity of the Sovereign common stock issued in the merger and certain federal income tax consequences of the merger. Stevens & Lee and its attorneys own an aggregate of approximately 278,000 shares of Sovereign common stock and 5,200 PIERS Units.

   Rhoads & Sinon LLP will pass on legal matters relating to the merger for Main Street.

                                 OTHER MATTERS

   As of the date of this document, the board of directors of Main Street knows of no matters which will be presented for consideration at the special meeting other than matters described in this document. However, if any other matters shall come before the special meeting or any adjournments, the forms of proxy will confer discretionary authority to the individuals named as proxies to vote the shares represented by the proxy on any such matters.

                             SHAREHOLDER PROPOSALS


   Sovereign's 2002 Annual Meeting of Shareholders will be held on or about April 25, 2002. In accordance with the bylaws of Sovereign, if you desire to propose a matter for consideration at an annual meeting of shareholders, you must provide notice thereof in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of Sovereign, not less than 90 days nor more than 150 days prior to such annual meeting. If you desire to submit a proposal to be considered for inclusion in Sovereign's proxy materials relating to its 2002 Annual Meeting of Shareholders, you must submit such proposal in writing, addressed to Sovereign Bancorp, Inc., 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610 (Attn: Secretary), on or before November 26, 2001.

   Main Street's 2002 Annual Meeting of Shareholders is currently scheduled to be held on or about May 2, 2002, subject to the earlier completion of the merger. The date of the 2002 annual meeting of shareholders may also be postponed by Main Street if the merger is expected to be completed close to May 2, 2002.

   In the event the merger is not completed and the 2002 annual meeting of shareholders is held as presently scheduled, in order to submit a proposal to be considered for inclusion in Main Street's proxy materials relating to such meeting, you must deliver your proposal in writing to the Secretary of the Corporation at its principal executive offices in Reading, Pennsylvania, no later than November 21, 2001. If you do not submit a proposal for inclusion in the proxy materials in accordance with these requirements, you may nonetheless submit a proposal for consideration at the meeting in accordance with main Street's bylaws by notifying the Secretary of the Corporation in writing not less than sixty (60) days prior to the date of the meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

   Sovereign and Main Street are subject to the informational requirements of the Securities Exchange Act of 1934, and file reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements and other information that we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Offices in Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC's Internet site at http://www.sec.gov.


   Sovereign filed a Registration Statement on Form S-4 (No. 333-71894) to register with the SEC the Sovereign common stock issuable to Main Street shareholders in the transaction. This document is a part of that registration statement and constitutes a prospectus of Sovereign in addition to being a proxy statement of Main Street for the special meeting. As allowed by SEC rules, this proxy statement/ prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

                           INCORPORATION BY REFERENCE

   Some of the information that you may want to consider in deciding how to vote with respect to the merger is not physically included in this document, but rather is "incorporated by reference" to documents that have been filed by us with the SEC. The information that is incorporated by reference consists of:

   Documents filed by Sovereign (SEC File No. 0-16533):

     o    Annual Report on Form 10-K for the year ended December 31, 2000;

     o Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2001 and June 30, 2001;

     o Current Reports on Form 8-K filed with the SEC on January 25, 2001 (as amended by 8-K/A filed on February 5, 2001), February 8, 2001, February 12, 2001, February 21, 2001, March 27, 2001, July 17, 2001
          and Sovereign's Current Report on Form 8-K/A No. 2 filed on July 3, 2001;

     o Registration Statement on Form 8-A, filed with the SEC on July 3, 2001, pursuant to which Sovereign registered its common stock under the Securities Exchange Act of 1934, and any amendments or reports filed for the purpose of updating such registration statement; and

     o Registration Statement on Form 8-A, filed with the SEC on July 3, 2001, pursuant to which Sovereign registered certain stock purchase rights under the Securities Exchange Act of 1934, and any amendments or reports filed for the purpose of updating such registration statement.

   Documents filed by Main Street (SEC File No. 0-22641):


     o    Annual Report on Form 10-K for the year ended December 31, 2000;

     o Quarterly Report on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;

     o Current Reports on Form 8-K filed with the SEC on July 20, 2001, June 22, 2001 and March 1, 2001; and

     o the description of the Main Street common stock contained in Main Street's Registration Statement on Form 8-A filed with the SEC on April 30, 1998 (as amended by 8-A/A filed May 8, 1998) filed pursuant to the Securities Exchange Act of 1934, as amended, including any amendment thereto or report filed under the Exchange Act for the purpose of updating such description.

   All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this document and prior to the special meeting also are incorporated by reference into this document and will be deemed to be a part hereof from the date of filing of such documents.

   Any statement contained in a document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained herein (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement.

   We may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this document. Main

Street shareholders may obtain documents incorporated by reference in this proxy statement/prospectus, with respect to Sovereign, by requesting them in writing or by telephone from: Sovereign Bancorp, Inc., 1130 Berkshire Boulevard, Wyomissing, PA 19610, Attention: David A. Silverman, Esquire, Senior Vice President, General Counsel and Secretary (telephone number (610) 320-8400), and with respect to Main Street, by requesting them in writing or by telephone from: Main Street Bancorp, Inc., Attention: Andrew J. Rothermel, Executive Vice President and Secretary (telephone number (610) 685-1514). In order to ensure timely delivery of such documents, any request should be made by December 13, 2001.

   All information contained or incorporated by reference in this document relating to Sovereign and its subsidiaries has been supplied by Sovereign. All information contained or incorporated by reference in this proxy statement/ prospectus relating to Main Street and its subsidiaries has been supplied by Main Street.

                                                                        ANNEX A


                          AGREEMENT AND PLAN OF MERGER

                                    between

                            SOVEREIGN BANCORP, INC.

                                      and

                           MAIN STREET BANCORP, INC.

                                  dated as of

                                 July 16, 2001,

                                   AS AMENDED

                               TABLE OF CONTENTS



                                                                            Page
                                                                            ----
ARTICLE I THE MERGERS ...................................................    A-4
   Section 1.01 Definitions .............................................    A-4
   Section 1.02 The Merger ..............................................    A-9
   Section 1.03 The Bank Merger .........................................   A-15
ARTICLE II REPRESENTATIONS AND WARRANTIES OF MAIN STREET ................   A-15
   Section 2.01 Organization ............................................   A-16
   Section 2.02 Capitalization ..........................................   A-16
   Section 2.03 Authority; No Violation .................................   A-16
   Section 2.04 Consents ................................................   A-17
   Section 2.05 Financial Statements ....................................   A-17
   Section 2.06 Taxes ...................................................   A-18
   Section 2.07 No Material Adverse Effect ..............................   A-18
   Section 2.08 Contracts ...............................................   A-18
   Section 2.09 Ownership of Property; Insurance Coverage ...............   A-19
   Section 2.10 Legal Proceedings .......................................   A-20
   Section 2.11 Compliance With Applicable Law ..........................   A-20
   Section 2.12 ERISA ...................................................   A-20
   Section 2.13 Brokers, Finders and Financial Advisors; Fairness
   Opinion ..............................................................   A-21
   Section 2.14 Environmental Matters ...................................   A-21
   Section 2.15 Allowance for Losses ....................................   A-21
   Section 2.16 Information to be Supplied ..............................   A-21
   Section 2.17 Securities Documents ....................................   A-22
   Section 2.18 Related Party Transactions ..............................   A-22
   Section 2.19 Schedule of Termination Benefits ........................   A-22
   Section 2.20 Loans ...................................................   A-22
   Section 2.21 Takeover Laws ...........................................   A-22
   Section 2.22 Labor and Employment Matters ............................   A-22
   Section 2.23 Quality of Representations ..............................   A-23
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SOVEREIGN .................   A-23
   Section 3.01 Organization ............................................   A-23
   Section 3.02 Capital Structure .......................................   A-23
   Section 3.03 Authority; No Violation .................................   A-24
   Section 3.04 Consents ................................................   A-24
   Section 3.05 Financial Statements ....................................   A-25
   Section 3.06 Taxes ...................................................   A-25
   Section 3.07 No Material Adverse Effect ..............................   A-25
   Section 3.08 Ownership of Property; Insurance Coverage ...............   A-25
   Section 3.09 Legal Proceedings .......................................   A-26
   Section 3.10 Compliance With Applicable Law ..........................   A-26
   Section 3.11 Information to be Supplied ..............................   A-26
   Section 3.12 ERISA ...................................................   A-27
   Section 3.13 Securities Documents ....................................   A-27
   Section 3.14 Environmental Matters ...................................   A-27
   Section 3.15 Allowance for Loan Losses ...............................   A-27
   Section 3.16 Loans ...................................................   A-27
   Section 3.17 Quality of Representations ..............................   A-27
ARTICLE IV COVENANTS OF THE PARTIES .....................................   A-27
   Section 4.01 Conduct of Main Street's Business .......................   A-27
   Section 4.02 Access; Confidentiality .................................   A-30
   Section 4.03 Regulatory Matters and Consents .........................   A-30
   Section 4.04 Taking of Necessary Action ..............................   A-31


                                      A-2


   Section 4.05 Certain Agreements ......................................   A-31
   Section 4.06 No Other Bids and Related Matters .......................   A-32
   Section 4.07 Duty to Advise; Duty to Update Disclosure Schedule ......   A-33
   Section 4.08 Conduct of Sovereign's Business .........................   A-33
   Section 4.09 Current Information .....................................   A-33
   Section 4.10 Undertakings by Sovereign and Main Street ...............   A-33
   Section 4.11 Employee Benefits and Termination Benefits ..............   A-35
   Section 4.12 Affiliate Letter ........................................   A-38
   Section 4.13 Sovereign Rights Agreement ..............................   A-38
   Section 4.14 Advisory Board ..........................................   A-38
ARTICLE V CONDITIONS ....................................................   A-38
   Section 5.01 Conditions to Main Street's Obligations under this
   Agreement ............................................................   A-38
   Section 5.02 Conditions to Sovereign's Obligations under this
   Agreement ............................................................   A-39
ARTICLE VI TERMINATION, WAIVER AND AMENDMENT ............................   A-40
   Section 6.01 Termination .............................................   A-40
   Section 6.02 Effect of Termination ...................................   A-42
ARTICLE VII MISCELLANEOUS ...............................................   A-42
   Section 7.01 Expenses ................................................   A-42
   Section 7.02 Non-Survival of Representations and Warranties ..........   A-42
   Section 7.03 Amendment, Extension and Waiver .........................   A-42
   Section 7.04 Entire Agreement ........................................   A-43
   Section 7.05 No Assignment ...........................................   A-43
   Section 7.06 Notices .................................................   A-43
   Section 7.07 Captions ................................................   A-44
   Section 7.08 Counterparts ............................................   A-44
   Section 7.09 Severability ............................................   A-44
   Section 7.10 Governing Law ...........................................   A-44
Exhibit 1 ...............................................................   A-45
Exhibit 2 ...............................................................   A-47
Exhibit 3 ...............................................................   A-48
Exhibit 4 ...............................................................   A-49

                          AGREEMENT AND PLAN OF MERGER


   THIS AGREEMENT AND PLAN OF MERGER, dated as of July 16, 2001, as amended, is made by and between SOVEREIGN BANCORP, INC. ("Sovereign"), a Pennsylvania corporation, having its principal place of business in Philadelphia, Pennsylvania, and MAIN STREET BANCORP, INC. ("Main Street"), a Pennsylvania corporation, having its principal place of business in Reading, Pennsylvania.


                                   BACKGROUND

   1. Sovereign and Main Street desire for Main Street to merge with and into Sovereign, with Sovereign surviving such merger, in accordance with the laws of the Commonwealth of Pennsylvania and the plan of merger set forth herein.

   2. At or prior to the execution and delivery of this Agreement, (a) certain directors, officers of Main Street and affiliates of Main Street, each have executed in favor of Sovereign, a letter agreement dated July 16, 2001, in the form attached hereto as Exhibit 1, and (b) Main Street is concurrently granting to Sovereign an option (the "Sovereign Option") to acquire, under certain circumstances, Main Street Common Stock (as hereinafter defined) pursuant to a Stock Option Agreement between Sovereign and Main Street, dated July 16, 2001, attached hereto as Exhibit 2.

   3. Sovereign desires to merge Main Street Bank, a Pennsylvania-chartered commercial bank and a wholly-owned subsidiary of Main Street ("Main Street Bank"), into and with Sovereign Bank, a federal savings bank and a wholly-owned subsidiary of Sovereign ("Sovereign Bank"), with Sovereign Bank surviving such merger in accordance with the Bank Plan of Merger (as hereinafter defined).

   4. Sovereign and Main Street desire to provide the terms and conditions governing the transactions contemplated herein.

                                   AGREEMENT

   NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                   ARTICLE I

                                  THE MERGERS

   Section 1.01 Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

      Acquisition Transaction has the meaning given that term in Section 4.06 of this Agreement.

      Affiliate means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

      Aggregate Cash Election Share Number has the meaning given that term in
Section 1.02(e)(vi).

      Aggregate Stock Election Share Number has the meaning given that term in
Section 1.02(e)(v).

      Agreement means this agreement, and any amendment or supplement hereto, which constitutes a "plan of merger" between Sovereign and Main Street.

      Applications means the applications for regulatory approval which are required by the transactions contemplated hereby.

      Articles of Merger means the articles of merger to be executed by Sovereign and Main Street and to be filed in the PDS in accordance with the applicable laws of the Commonwealth of Pennsylvania.

      Average Final Price shall mean the Sovereign Market Value as of the Effective Date.

      Bank Holding Company Act means the Bank Holding Company Act of 1956, as amended.

      Bank Merger means the merger of Main Street Bank with and into Sovereign Bank, with Sovereign Bank surviving such merger, contemplated by Section 1.03 of this Agreement.

      Bank Plan of Merger has the meaning given to that term in Section 1.03 of this Agreement.

      Banking Code means the Pennsylvania Banking Code of 1965, as amended.

      Benefits Schedule has the meaning given to that term in Section 2.19.

      BCL means the Pennsylvania Business Corporation Law of 1988, as amended.

      Business Day means any day on which banks are not required or authorized to close in the City of Philadelphia.

      Cash Consideration has the meaning given that term in Section
1.02(e)(iii).

      Cash Election has the meaning given that term in Section 1.02(e)(vi).

      Cash Election Shares has the meaning given that term in Section 1.02(e)(vii).

      Cash Proration Factor has the meaning given that term in Section 1.02(e)(vii).

      Cause has the meaning given that term in Section 4.1(c).

      Effective Date means the date determined by Sovereign, in its sole discretion, upon five (5) days prior written notice to Main Street, but in no event later than thirty (30) days after the last condition precedent pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or such other date as Sovereign and Main Street shall agree.

      Common Stock Exchange Ratio shall have the meaning given that term in
Section 1.02(e)(iii).

      Effective Date means the date specified in the Articles of Merger filed in the PDS, which may be the same as the Effective Date.

      Effective Time means the time specified in the Articles of Merger for the effectiveness of the Merger or, if no such time is specified, the time of filing the Articles of Merger.

      Environmental Law means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

      Election shall have the meaning given that term in Section 1.02(e)(iii).

      Election Date shall have the meaning given that term in Section
1.02(f)(ii).

      ERISA means the Employee Retirement Income Security Act of 1974, as amended.

      Excess Benefit Plans has the meaning given that term in Section 4.11(iv).

      Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

      Exchange Agent shall have the meaning given that term in Section
1.02(f)(i).

      FDIA means the Federal Deposit Insurance Act, as amended.

      FDIC means the Federal Deposit Insurance Corporation.

      Federal Reserve Board means the Board of Governors of the Federal Reserve System.

      FSLA means the Fair Labor Standards Act of 1938.

      GAAP means generally accepted accounting principles as in effect at the relevant date.

      HOLA means the Home Owners' Loan Act of 1933, as amended.

      IRC means the Internal Revenue Code of 1986, as amended.

      IRS means the Internal Revenue Service.

      Labor and Employment Law means any federal, state, local, or foreign law, statute, ordinance, executive order, rule, regulation, code, consent, order, judgment, decree, injunction or any agreement with any regulatory authority relating to (i) employment discrimination or affirmative action, (ii) labor relations, (iii) employee compensation or benefits, (iv) safety and health,
(v) wrongful or retaliatory discharge, and/or (vi) any other aspect of the employment relationship. Such laws shall include, but not be limited to, Title VII of the Civil Rights Act of 1964 as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Occupational
Safety and Health Act, the Fair Labor Standards Act, the Fair Credit
Collection Act, the Worker Adjustment and Retraining Notification Act, Executive Order 11246, the Employee Polygraph Protection Act, the Equal Pay Act, the National Labor Relations Act, the Older Worker Benefit Protection
Act, the Rehabilitation Act, the Vietnam Era Veterans Readjustment Assistance Act, as well as any and all state fair employment practices laws, any and all state labor relations laws, any and all state wage and hour laws, any and all state wage payment and collection laws, any and all state statutes regarding wrongful or retaliatory discharge, and federal and state common law regarding employment discrimination or affirmative action, labor relations, employee compensation or benefits, safety and health and/or wrongful or retaliatory discharge and/or related tort claims.

      Main Street Advisory Board has the meaning given that term in Section
4.14.

      Main Street Bank Board Designees has the meaning given to that term in
Section 1.02(d)(iii).

      Main Street Certificates has the meaning given to that term in Section 1.02(f)(ii).

      Main Street Common Stock means the common stock of Main Street described in Section 2.02(a).

      Main Street Disclosure Schedule means a disclosure schedule delivered by Main Street to Sovereign pursuant to this Agreement.

      Main Street Financials means (i) the annual audited consolidated financial statements of Main Street as of December 31, 2000 and for the three years ended December 31, 2000, including the notes thereto and (ii) the unaudited interim consolidated financial statements of Main Street as of each calendar quarter thereafter included in Securities Documents filed by Main Street, including the notes thereto.

      Main Street Options has the meaning given that term in Section
1.02(g)(i).

      Main Street Stock Option Plans means the stock option plans of Main Street identified in the Main Street Securities Documents.

      Main Street Regulatory Reports means the annual or quarterly reports, and accompanying schedules, of Main Street or Main Street Bank, as the case may be, filed with the Federal Reserve Board, the FDIC or the PDB from December
31, 2000 through the Effective Date.

      Main Street Subsidiary means (i) any corporation or business trust, 50% or more of the capital stock or equity interests of which are owned, either directly or indirectly, by Main Street, except any corporation the stock of which is held in the ordinary course of the lending activities of Main Street Bank and (ii) MBNK Capital Trust I.

      Main Street 401(k) Plan has the meaning given that term in Section 4.11(a)(iii).

      Material Adverse Effect shall mean, with respect to Sovereign or Main Street, respectively, any effect that is material and adverse to its assets, financial condition or results of operations on a consolidated basis, provided, however, that Material Adverse Effect shall not be deemed to include (a) any change in the value of the respective investment and loan portfolios of Sovereign or Main Street resulting from a change in interest rates generally, (b) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions generally, including any changes affecting the Bank Insurance Fund or the Savings Association Insurance Fund, (c) reasonable expenses (plus reasonable legal fees, cost and expense relating to any litigation arising as a result of the Merger and the costs associated with Section 4.11 hereof) incurred in connection with this Agreement and the transactions contemplated hereby, (d) actions or omissions of a party (or any of its Subsidiaries) taken with the prior informed written consent of the other party in contemplation of the transactions contemplated hereby (including without limitation any actions taken by Main Street pursuant to Section 4.10(a)(viii) of this Agreement), and
(e) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party.

      Maximum Cash Election Number shall have the meaning given that term in
Section 1.02(e)(vi).

      Merger means the merger of Main Street with and into Sovereign, with Sovereign surviving such merger, contemplated by this Agreement.

      Merger Consideration means the Cash Consideration or the Stock Consideration, as applicable.

      Minimum Stock Election Number has the meaning given that term in Section 1.02(e)(iv).

      Mixed Election has the meaning given that term in Section 1.02(e)(viii).

      MOU means the memorandum of understanding, dated July 25, 2000, among Main Street, Main Street Bank, the Federal Reserve Bank of Philadelphia and the PDB, as amended by an addendum to the memorandum of understanding, dated January 23, 2001.

      Non-Election Shares shall have the meaning given that term in Section 1.02(f)(v).

      NYSE means the New York Stock Exchange.

      OTS means the Office of Thrift Supervision.

      PDB means the Department of Banking of the Commonwealth of Pennsylvania.

      PDS means the Department of State of the Commonwealth of Pennsylvania.

      Person means any individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, association, trust or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act).

      Prospectus/Proxy Statement means the prospectus/proxy statement, together with any supplements thereto, to be transmitted to holders of Main Street Common Stock in connection with the transactions contemplated by this Agreement.

      Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the Sovereign Common Stock and Sovereign Stock Purchase Rights to be issued in connection with the transactions contemplated by this Agreement.

      Regulatory Agreement has the meaning given to that term in Section 2.11 and 3.10 of this Agreement.

      Regulatory Authority means any banking agency or department of any federal or state government, including without limitation the OTS, the Federal Reserve Board, the FDIC, the PDB or the respective staffs thereof.

      Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

      SEC means the Securities and Exchange Commission.

      Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

      Securities Documents means all registration statements, schedules, statements, forms, reports, proxy materials, and other documents required to be filed under the Securities Laws.

      Securities Laws means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

      Sovereign Common Stock has the meaning given to that term in Section 3.02(a) of this Agreement.

      Sovereign Disclosure Schedule means a disclosure schedule delivered by Sovereign to Main Street pursuant to this Agreement.

      Sovereign ESOP has the meaning given that term in Section 4.11(a)(i).

      Sovereign Financials means (i) the annual audited consolidated financial statements of Sovereign as of December 31, 2000 and for the three years ended December 31, 2000, including the notes thereto and (ii) the unaudited interim consolidated financial statements of Sovereign as of each calendar quarter thereafter included in Securities Documents filed by Sovereign, including the notes thereto.

      Sovereign Market Price means, as of any date, the closing sale price of a share of Sovereign Common Stock, as reported on the NYSE.

      Sovereign Market Value means, as of any date, the average of the Sovereign Market Prices for the ten consecutive trading days ending on the trading day preceding the date as of which the Sovereign Market Value is determined.

      Sovereign Option means the option referenced in the recitals to this Agreement granted to Sovereign by Main Street to acquire such number of shares of Main Street Common Stock as shall equal 19.9% of the shares of Main Street Common Stock outstanding before giving effect to the exercise of such option.

      Sovereign Regulatory Reports means the annual reports of Sovereign or Sovereign Bank, as the case may be, filed with the OTS from December 31, 2000 through the Effective Date.

      Sovereign Rights Agreement means the Rights Agreement dated as of September 19, 1989, as amended September 27, 1995, and as further amended and restated June 21, 2001, between Sovereign and Mellon Investor Services LLC, as rights agent, relating to Sovereign's Series A Junior Participating Preferred Stock.

      Sovereign Stock Purchase Rights means Rights to purchase a unit of Sovereign's Series A Junior Participating Preferred Stock in accordance with the terms of the Sovereign Rights Agreement.

      Sovereign Subsidiaries means (i) any corporation, 50% or more of the capital stock or equity interests of which are owned, either directly or indirectly, by Sovereign, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank, and (ii) Sovereign Capital Trust I and Sovereign Capital Trust II and any similar entity sponsored or created by Sovereign.

      Sovereign 401(k) Plan has the meaning given that term in Section 4.11(a)(ii).

      Stock Consideration shall have the meaning given that term in Section 1.02(e)(iii).

      Stock Election shall have the meaning given that term in Section 1.02(e)(iv).

      Stock Election Shares shall have the meaning given that term in Section 1.02(e)(v).

      Subsidiary means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

      Takeover Laws has the meaning given to that term in Section 2.21.

   Section 1.02 The Merger.

      (a) Closing. The closing will take place at on the Effective Date at such time and place as are agreed to by the parties hereto; provided, in any case, that all conditions to closing set forth in Article V (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the closing) have been satisfied or waived at or prior to the Effective Date. On the Effective Date, Sovereign and Main Street shall cause the
Articles of Merger to be duly executed and to be filed with the PDS.

      (b) The Merger. Subject to the terms and conditions of this Agreement, on the Effective Date: Main Street shall merge with and into Sovereign; the separate existence of Main Street shall cease; Sovereign shall be the surviving corporation in the Merger; and all of the property (real, personal and mixed), rights, powers and duties and obligations of Main Street shall be taken and deemed to be transferred to and vested in Sovereign, as the surviving corporation in the Merger, without further act or deed; all debts, liabilities and duties of each of Main Street and Sovereign shall thereafter be the responsibility of Sovereign as the surviving corporation; all in accordance with the applicable laws of the Commonwealth of Pennsylvania.

      (c) Sovereign's Articles of Incorporation and Bylaws. On and after the Effective Date, the articles of incorporation and the bylaws of Sovereign, as in effect immediately prior to the Effective Date, shall automatically be and remain the articles of incorporation and bylaws of Sovereign, as the surviving corporation in the Merger, until thereafter altered, amended or repealed.

      (d) Board of Directors and Officers of Sovereign and Sovereign Bank.

        (i) On the Effective Date, the Board of Directors of Sovereign, as the surviving corporation in the Merger, shall consist of those persons holding such office immediately prior to the Effective Date.

        (ii) On the Effective Date, the officers of Sovereign duly elected and holding office immediately prior to the Effective Date shall be the officers of Sovereign, as the surviving corporation in the Merger, existing on such Effective Date.

        (iii) On the effective date of the Bank Merger, the Board of Directors of Sovereign Bank, as the surviving institution in the Bank Merger, shall consist of (i) those persons holding such office immediately prior to such effective date and (ii) two (2) additional persons designated by Main Street prior to the date of mailing the Proxy Statement/Prospectus who are presently members of Main Street's Board of Directors and who are reasonably acceptable to Sovereign (the "Main Street Bank Board Designees"). Sovereign shall cause the Main Street Bank Board Designees to be appointed as directors of Sovereign Bank effective as of the effective date of the Bank Merger to hold office until the 2002 annual reorganization meeting of the Board of Directors of Sovereign Bank. Sovereign agrees to cause the Main Street Bank Board Designees, or a replacement Main Street Director, to be renominated as directors of Sovereign Bank for election at the 2002 , 2003 and 2004 annual reorganization meetings of the Board of Directors of Sovereign Bank, and agrees to vote its shares of Sovereign Bank in favor of such election at such meetings. In the event that a Main Street Bank Board Designee is unable or unwilling to serve or is reasonably unacceptable to Sovereign, a replacement Main Street Board Designee shall be substituted for such Designee.

        (iv) On the effective date of the Bank Merger, the officers of Sovereign Bank duly elected and holding office immediately prior to such effective date shall be the officers of Sovereign Bank, as the surviving corporation in the Bank Merger.

      (e) Effect on Sovereign and Main Street Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sovereign, Main Street or the holders of any of the following securities the following shall occur:

        (i) Cancellation of Certain Common Stock. Each share of Main Street Common Stock that is owned by Sovereign, Main Street or any of their Subsidiaries (other than shares that are held in trust, managed, custodial or nominee accounts and the like and that are beneficially owned by third parties) shall be canceled and cease to be issued and outstanding, and no consideration shall be delivered therefor.

        (ii) Certain Sovereign Common Stock Not Affected. Each issued and outstanding share of Sovereign Common Stock shall, at and after the Effective Time, continue to be issued and outstanding as an identical share of Sovereign Common Stock.

        (iii) Conversion of Main Street Common Stock.

           (A) Each share of Main Street Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.02(e)(i) and shares with respect to which the holder thereof duly exercises the right to dissent, if any, under applicable law) shall be converted into the right to receive (x) $16.10 in cash (the "Cash Consideration") or (y) the number of validly issued, fully paid and nonassessable shares of Sovereign Common Stock (the "Stock Consideration") determined by dividing $16.10 by the Average Final Price (the "Common Stock Exchange Ratio"); provided, however, that:

              (1) if the Average Final Price is less than $10.98, the Common Stock Exchange Ratio shall be 1.466; and

              (2) if the Average Final Price is greater than $14.86, the Common Stock Exchange Ratio shall be 1.083.

        (iv) Stock Election. Subject to the immediately following sentence, each record holder of Main Street Common Stock, determined pursuant to Section 1.02(f), shall be entitled to elect to receive shares of Sovereign Common Stock for such holder's shares of Main Street Common Stock (a "Stock Election"). Notwithstanding the foregoing, the minimum number of shares of Main Street Common Stock to be converted into the right to receive Sovereign Common Stock at the Effective Time will be equal to 70% of the total number of shares of Main Street Common Stock issued and outstanding as of the close of business on the second trading day prior to the Effective Time (excluding for this purpose shares to be canceled pursuant to Section 1.02(e)(i)) (the "Minimum Stock Election Number").

        (v) Stock Election Shares. As used herein, the term "Stock Election Shares" means shares of Main Street Common Stock for which a Stock Election has been made and the term "Aggregate Stock Election Share Number" means the aggregate number of shares of Main Street Common Stock covered by Stock Elections. If the Aggregate Stock Election Share Number equals or exceeds the Minimum Stock Election Number, each Stock Election Share shall be converted into the right to receive shares of Sovereign Common Stock.

        (vi) Cash Election. Subject to the immediately following sentence, each record holder of shares of Main Street Common Stock, determined pursuant to Section 1.02(f), shall be entitled to elect to receive Cash Consideration for such holder's shares of Main Street Common Stock (a "Cash Election"). Notwithstanding the foregoing, the maximum number of shares of Main Street Common Stock to be converted into the right to receive cash at the Effective Time will be equal to 30% of the total number of shares of Main Street Common Stock issued and outstanding as of the close of business on the second trading day prior to the Effective Time, minus (x) the number of shares of Main Street Common Stock with respect to which dissenters' rights have been duly exercised (excluding for this purpose shares to be canceled pursuant to Section 1.02(e)(i)) and (y) the number of shares represented by options cashed out pursuant to Section 1.02(g)(ii) (together, the "Maximum Cash Election Number").

        (vii) Cash Election Shares. As used herein, the term "Cash Election Shares" means the shares of Main Street Common Stock for which a Cash Election has been made and the term "Aggregate Cash Election Share Number" means the aggregate number of shares of Main Street Common Stock covered by Cash Elections. If the Aggregate Cash Election Share Number exceeds the Maximum Cash Election Number, each Cash Election Share shall be converted into the right to receive cash or Sovereign Common Stock in the following manner:

           (A) a proration factor (the "Cash Proration Factor") shall be determined by dividing the Maximum Cash Election Number by the Aggregate Cash Election Share Number;

           (B) the number of Cash Election Shares covered by each Cash Election that will be converted into the right to receive Cash Consideration shall be determined by multiplying the Cash Proration Factor by such number of shares; and

           (C) each Cash Election Share other than those shares converted into the right to receive cash in accordance with Section 1.02(e)(vii)(B) shall be converted into the right to receive Stock Consideration.

        (viii) Mixed Election. Subject to the immediately following sentence, each record holder of shares of Main Street Common Stock immediately prior to the Effective Time shall be entitled to elect to receive shares of Sovereign Common Stock for part of such holder's shares of Main Street Common Stock and cash for the remaining part of such holder's shares of Main Street Common Stock (the "Mixed Election" and, collectively with Stock Election and Cash Election, the "Election"). With respect to each holder of Main Street Common Stock who makes a Mixed Election, the shares of Main Street Common Stock such holder elects to be converted into the right to receive Stock Consideration shall be treated as Stock Election Shares for purposes of the provisions contained in Sections 1.02(e)(iv) and (v) and the shares such holder elects to be converted into the right to receive Cash Consideration shall be treated as Cash Election Shares for purposes of the provisions contained in Sections 1.02(e)(vi) and (vii).

        (ix) Adjustment to Minimum Stock Election Number and Maximum Cash Election Number. Notwithstanding anything herein to the contrary, the Minimum Stock Election Number shall be increased and the Maximum Cash Election Number shall be decreased if, but only to the extent, necessary to secure the tax opinion required by Sections 5.01(i) and 5.02(i).

        (x) Cash in Lieu of Fractional Shares. Notwithstanding anything herein to the contrary, no fraction of a whole share of Sovereign Common Stock and no scrip or certificate therefore shall be issued in connection with the Merger. Any former Main Street shareholder who would otherwise be entitled to receive a fraction of a share of Sovereign Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction multiplied by the Average Final Price.

      (f) Form of Election.

        (i) Prior to the Effective Time, Sovereign shall appoint a bank or trust company subject to the approval of Main Street (which approval shall not be unreasonably withheld or delayed) as the exchange and paying agent (the "Exchange Agent") for the payment and exchange of the Cash and Stock Consideration.

        (ii) Sovereign shall prepare a form of election (the "Form of Election") subject to the approval of Main Street (which approval shall not be unreasonably withheld or delayed) to be mailed by the Exchange Agent to the record holders of Main Street Common Stock not more than 60 Business Days or less than 20 Business Days prior to the election Date. The Form of Election shall be used by each record holder of shares of Main Street Common Stock who wishes to elect to receive Sovereign Common Stock or cash for any or all shares of Main Street Common Stock held by such holder, subject to the provisions of Section 1.02(e). The Exchange Agent shall use reasonable efforts to make the Form of Election available to all persons who become holders of Main Street Common Stock during the period between the record date (for the mailing of the Form of Election) and the Election Date. Any holder's election shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time, on the Business Day specified in the Form of Election (or a later Business Day specified by Sovereign in a subsequent press release) (the "Election Date", which Election Date shall be two Business Days prior to the date on which the Effective Time will occur, a Form of Election properly completed and signed and accompanied by certificates that immediately prior to the Effective Time represented issued and outstanding shares of Main Street Common Stock (the "Main Street Certificates") representing the shares of Main Street Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Main Street (or by an appropriate guarantee of delivery of such Main Street Certificates as set forth in such Form of Election from a firm which is an "eligible guarantor institution" (as defined in Rule 17ad-15 under the Exchange Act); that such Main Street Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery).

        (iii) Any Form of Election may be revoked by the stockholder submitting it to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date. If a Form of Election is revoked, the Main Street Certificate or Main Street Certificates (or guarantees of delivery, as appropriate) for the shares of Main Street Common Stock to which such Form of

Election relates shall be promptly returned by the Exchange Agent to the stockholder of Main Street submitting the same.

        (iv) Sovereign shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether, Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Sovereign or the Exchange Agent in such matters shall be conclusive and binding. Neither Sovereign nor the Exchange Agent shall be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by Section 1.02(e) and all such computations shall be conclusive and binding on the holder of shares of Main Street Common Stock.

        (v) For the purposes hereof, a holder of shares of Main Street Common Stock who does not submit a Form of Election which is subsequently received by the Exchange Agent prior to the Election Date (the "Non-Election Shares") shall be deemed not to have made a Cash Election, Stock Election or Mixed Election. If Sovereign or the Exchange Agent shall determine that any purported Election was not properly made, the shares subject to such improperly made Election shall be treated as Non-Election Shares.
Non-Election Shares shall be treated as Stock Election Shares.

      (g) Stock Options.

        (i) On the Effective Date, each option to acquire Main Street Common Stock which is then outstanding ("Main Street Option"), whether or not exercisable, shall cease to represent a right to acquire shares of Main Street Common Stock and shall be converted automatically into an option to purchase shares of Sovereign Common Stock and the corresponding number of Sovereign Stock Purchase Rights, and Sovereign shall assume each Main Street Option, in accordance with the terms of the applicable Main Street Stock Option Plan and/ or stock option agreement by which it is evidenced, except that from and after the Effective Date, (i) Sovereign and its Board of Directors or a duly authorized committee thereof shall be substituted for Main Street and Main Street's Board of Directors or duly authorized committee thereof administering such Main Street Stock Option Plan, (ii) each Main Street Option assumed by Sovereign may be exercised solely for shares of Sovereign Common Stock and Sovereign Stock Purchase Rights, (iii) the number of shares of Sovereign Common Stock subject to such Main Street Option shall be equal to the number of shares of Main Street Common Stock subject to such Main Street Option immediately prior to the Effective Date multiplied by the Common Stock Exchange Ratio, provided that any fractional shares of Sovereign Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such Main Street Option shall be adjusted by dividing the per share exercise price under each such Main Street Option by the Common Stock Exchange Ratio, provided that such exercise price shall be rounded down to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each Main Street Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the IRC, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the IRC. Sovereign and Main Street agree to take all necessary steps to effect the foregoing provisions of this Section 1.02(g).

        (ii) Notwithstanding the provisions of Section 1.02(g)(i), to the extent permitted by the Main Street Stock Option Plans, all Main Street Options exercisable on the Effective Date held by persons holding 2,000 or fewer Main Street options in the aggregate shall be cancelled and the holder thereof shall receive cash in complete satisfaction for such Main Street Options in an amount equal to the positive difference between the Cash Consideration and the exercise price for each such Main Street Option; provided, however, that if no positive difference exists between the Cash Consideration and the exercise price for a Main Street Option covered by this
Section 1.02(g)(ii), such Main Street Option shall be converted in the manner specified in Section 1.02(g)(i).

        (iii) Within 90 days after the Effective Date, Sovereign shall file a registration statement on Form S-8 (or any other successor or appropriate form) with respect to the shares of Sovereign Common Stock and Sovereign Stock Purchase Rights subject to the options referenced in this Section 1.02(g), and shall use its reasonable best efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding.

      (h) Surrender and Exchange of Main Street Stock Certificates.

        (i) Exchange Fund. At or prior to the Effective Time, Sovereign shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Main Street Common Stock sufficient cash and certificates representing shares of Sovereign Common Stock to make all payments and deliveries to shareholders of Main Street pursuant to Section 1.02(e). Any cash and certificates for Sovereign Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

        (ii) Exchange Procedures. As soon as reasonably practicable after the Effective Time (and in any case no later than five (5) days thereafter), Sovereign shall cause the Exchange Agent to mail to each record holder of Main Street Common Stock immediately prior to the Effective Time who has not surrendered Main Street Certificate representing all of the Shares of Main Street Common Stock owned by such holder pursuant to Section 1.02(f)(ii), a letter of transmittal which shall specify that delivery of the Main Street Certificates shall be effected, and risk of loss and title to the Main Street Certificates shall pass, only upon delivery of the Main Street Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Sovereign may reasonably specify and instructions for effecting the surrender of such Main Street Certificates in exchange for the Cash Consideration and/or the Stock Consideration, as the case may be. Upon surrender of a Main Street Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Main Street Certificate shall be entitled to receive in exchange therefor (A) a certificate representing, in the aggregate, the whole number of shares of Sovereign Common Stock that such holder has the right to receive pursuant to Section 1.02(e) and/or (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to Section 1.02(e). No interest will be paid or will accrue on any cash payment pursuant to Section 1.02(e). In the event of a transfer of ownership of Main Street Common Stock which is not registered in the transfer records of Main Street, a certificate representing, in the aggregate, the proper number of shares of Sovereign Common Stock and/or a check in the proper amount pursuant to Section 1.02(e) may be issued with respect to such Main Street Common Stock, as the case may be, to such a transferee if the Main Street Certificate formerly representing such shares of Main Street Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Persons who have submitted an effective Form of Election as provided in Section 1.02(f) and surrendered Main Street Certificates as provided therein shall be treated as if they have properly surrendered Main Street Certificates together with the letter of transmittal pursuant to this Section 1.02(h).

        (iii) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of Sovereign Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Main Street Certificate with respect to the shares of Sovereign Common Stock that such Main Street Certificate holder would be entitled to receive upon surrender of such Main Street Certificate until such holder shall surrender such Main Street Certificate in accordance with Section 1.02(h)(ii). Subject to the effect of applicable laws, following surrender of any such Main Street Certificate, there shall be paid to such holder of shares of Sovereign Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Sovereign Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Sovereign Common Stock.

        (iv) No Further Ownership Rights. All shares of Sovereign Common Stock issued and cash paid upon conversion of shares of Main Street Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Main Street Common Stock.

        (v) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Main Street Certificates for twelve (12) months after the Effective Date shall be delivered to Sovereign or otherwise on the instructions of Sovereign and any holders of the Main Street

Certificates who have not previously complied with this Section 1.02(h) shall thereafter look only to Sovereign for the Merger Consideration with respect to the shares of Main Street Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.02(e) any cash in lieu of fractional shares of Sovereign Common Stock to which such holders are entitled pursuant to Section 1.02(e)(x) and any dividends or distributions with respect to shares of Sovereign Common Stock to which such holders are entitled pursuant to Section 1.02(h)(iii).

        (vi) No Liability. None of Sovereign, Main Street, any of their respective Affiliates or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (vii) Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as reasonably directed by Sovereign; provided that, such investments shall be in obligations of or guaranteed by the United States of America and backed by a full faith and credit of the United States of America or in commercial paper obligations rated P-1 and A-1 or better by Moody's Investors Service, Inc. and Standard & Poor's
Corporation, respectively. Any interest and other income resulting from such investments shall be payable to Sovereign.

        (viii) Lost Certificates. If any Main Street Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Main Street Certificate to be lost, stolen or destroyed and, if required by Sovereign the posting by such Person of a bond in such reasonable amount as Sovereign may direct as indemnity against any claim that may be made against it with respect to such Main Street Certificate, the Exchange Agent will deliver in exchange for such lost, stolen, or destroyed Main Street Certificate the applicable Merger Consideration with respect to the shares of Main Street Common Stock formerly represented thereby, any cash in lieu of fractional shares of Sovereign Common Stock to which the holders thereof are entitled pursuant to Section 1.02(e)(x), and any dividends or other distributions on shares of Sovereign Common Stock to which the holders thereof are entitled pursuant to Section 1.02(h)(iii).

        (ix) Withholding Rights. Sovereign shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Main Street Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the IRC and the rules and regulations promulgated thereunder, or any provisions of state, local or foreign tax law. To the extent that amounts are so withheld by Sovereign, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Main Street Common Stock in respect of which such deduction and withholding was made by Sovereign.

        (x) Stock Transfer Books. At the close of business on the Effective Date, the stock transfer books of Main Street with respect to Main Street Common Stock issued and outstanding prior to the Effective Time shall be closed and, thereafter, there shall be no further registration of transfers on the records of Main Street of shares of Main Street Common Stock issued and outstanding prior to the Effective Time. From and after the Effective Time, the holders of Main Street Certificates shall cease to have any rights with respect to such shares of Main Street Common Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any Main Street Certificates presented to the Exchange Agent or Sovereign for any reason shall be exchanged for the applicable Merger Consideration with respect to the shares of Sovereign or Main Street Common Stock, as the case may be, formerly represented thereby, any cash in lieu of fractional shares of Sovereign Common Stock to which the holders thereof are entitled pursuant to Section 1.02(e)(x), and any dividends or other distributions on shares of Sovereign Common Stock to which the holders thereof are entitled pursuant to Section 1.02(h)(iii).

      (i) Anti-Dilution Provisions. If Sovereign shall, at any time before the Effective Date, (A) issue a dividend in shares of Sovereign Common Stock, (B) combine the outstanding shares of Sovereign Common Stock into a smaller number of shares, (C) subdivide the outstanding shares of Sovereign Common Stock, or
(D) reclassify the shares of Sovereign Common Stock, then, in any such event, the number of shares of Sovereign Common Stock to be delivered to Main Street shareholders who are entitled to receive shares of Sovereign Common Stock in exchange for shares of Main Street Common Stock shall be adjusted so that each Main Street shareholder shall be entitled to receive such number of shares of Sovereign Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred immediately prior to the happening of such event. (By way of illustration, if Sovereign declares a stock dividend of 7% payable with respect to a record date on or prior to the Effective Date, the Common Stock Exchange Ratio shall be adjusted upward by 7%). In addition, in the event that, prior to the Effective Date, Sovereign enters into an agreement pursuant to which shares of Sovereign Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each Main Street shareholder entitled to receive shares of Sovereign Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount of obligations of such other corporation as such shareholder would be entitled to receive if the Effective Date had occurred immediately prior to the happening of such event.

   Section 1.03 The Bank Merger. Sovereign and Main Street shall use their best efforts to cause Main Street Bank to merge with and into Sovereign Bank, with Sovereign Bank surviving such merger, concurrently with ,or as soon as practicable after the Effective Date. Concurrently with, or as soon as practicable after, the execution and delivery of this Agreement, Sovereign shall cause Sovereign Bank, and Main Street shall cause Main Street Bank, to execute and deliver a bank plan of merger (the "Bank Plan of Merger") in a form acceptable to Sovereign and Main Street.


                                   ARTICLE II


                 REPRESENTATIONS AND WARRANTIES OF MAIN STREET

   Main Street hereby represents and warrants to Sovereign that, except as specifically set forth in the Main Street Disclosure Schedule delivered to Sovereign by Main Street on the date hereof:

   Section 2.01 Organization.

      (a) Main Street is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Main Street is a bank holding company duly registered under the Bank Holding Company Act. Main Street has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Main Street is qualified or licensed to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Main Street.

      (b) Main Street Bank is a commercial bank duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. Main Street Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Main Street Bank and each other Main Street Subsidiary is qualified or licensed to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Main Street.

      (c) There are no Main Street Subsidiaries other than Main Street Bank and those identified in the Main Street Disclosure Schedule.

      (d) The deposits of Main Street Bank are insured by the FDIC to the extent provided in the FDIA.

      (e) The respective minute books of Main Street and Main Street Bank and each other Main Street Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

      (f) Prior to the date of this Agreement, Main Street has delivered to Sovereign true and correct copies of the articles of incorporation and bylaws of Main Street, the charter and bylaws of Main Street Bank and the articles of incorporation and bylaws of each other Main Street Subsidiary, each as in effect on the date hereof.

   Section 2.02 Capitalization.

      (a) The authorized capital stock of Main Street consists of (i) 50,000,000 shares of common stock, $1.00 par value per share ("Main Street Common Stock"), of which 10,470,380 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights and (ii) 5,000,000 shares of preferred stock, $10.00 par value per share, none of which are issued or outstanding. Neither Main Street nor Main Street Bank nor any other Main Street Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Main Street Common Stock, Main Street preferred stock or any other security of Main Street or any securities representing the right to vote, purchase or otherwise receive any shares of Main Street Common Stock, Main Street preferred stock or any other security of Main Street, other than (i) shares issuable under the Sovereign Option, (ii) 559,684 shares issuable or to be issued under Main Street Stock Option Plans or stock options otherwise granted by the Main Street Board of Directors and evidenced by written stock option agreements, and as set forth in reasonable detail (including the weighted average exercise price of all such options) in the Main Street Disclosure Schedule, (iii) capital securities issued by MBNK Capital Trust I and (iv) shares issuable under Main Street's Dividend Reinvestment Plan and 401(k) Retirement Savings Plan.

      (b) The authorized capital stock of Main Street Bank consists exclusively of (i) 3,000,000 shares of common stock, $5.00 par value ("Main Street Bank Common Stock"), of which 2,460,263 shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights, all of which are owned by Main Street free and clear of any lien, security interests, pledges, charges and restrictions of any kind or nature. Neither Main Street nor any Main Street Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any Main Street Subsidiary or any other security of any Main Street Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any Main Street Subsidiary. Either Main Street or Main Street Bank owns all of the outstanding shares of capital stock of each Main Street Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature, except that, in the case of Main Street Capital Trust I, Main Street owns 100% of the common securities and, in the case of ABC Mortgage Company, Net Mortgage Company, and Higgins Mortgage Company, Main Street Bank owns 80%, 75%, and 80% of the outstanding shares of capital stock of each, respectively.

      (c) Neither (i) Main Street, (ii) Main Street Bank, nor (iii) any other Main Street Subsidiary, owns any equity interest, directly or indirectly, treasury stock, in any other company or controls any other company, except for equity interests held in the investment portfolios of Main Street Subsidiaries, equity interests held by Main Street Subsidiaries in a fiduciary capacity, equity interests held in connection with the commercial loan activities of Main Street Subsidiaries and except that in the case of Main Street Capital Trust I, Main Street owns 100% of the common securities and, in the case of ABC Mortgage Company, Net Mortgage Company, and Higgins Mortgage Company, Main Street Bank owns 80%, 75%, and 80% of the outstanding shares of capital stock of each, respectively. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by Main Street or Main Street Bank with respect to any other company's capital stock or the equity of any other person.

      (d) To the best of Main Street's knowledge, except as disclosed in Main Street's proxy statement dated March 30, 2001, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Main Street Common Stock.

   Section 2.03 Authority; No Violation.

      (a) Main Street has full corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated hereby. Main Street Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and to complete the Bank Merger. The execution and delivery of this Agreement by Main Street and the completion by Main Street of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Main Street and, except for approval by the shareholders of Main Street as required under the BCL, Main Street's articles of incorporation and bylaws and Nasdaq Stock Market requirements applicable to it, no other corporate proceedings on the part of Main Street are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Main Street and, subject to (i) approval of the shareholders of Main Street as required under the BCL, Main Street's articles of incorporation and bylaws and Nasdaq Stock Market requirements applicable to it and (ii) receipt of the required approvals from Regulatory Authorities described in Section 3.04 hereof and compliance with such required approvals, constitutes the valid and binding obligation of Main Street, enforceable against Main Street in accordance with its terms, subject further to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by Main Street Bank concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of Main Street Bank, enforceable against Main Street Bank in accordance with its terms, subject to applicable conservatorship or receivership provisions of the FDIA, or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

      (b) (A) The execution and delivery of this Agreement by Main Street, (B) the execution and delivery of the Bank Plan of Merger by Main Street Bank, (C) subject to receipt of approvals from the Regulatory Authorities referred to in
Section 3.04 hereof and Main Street's and Sovereign's compliance with any conditions contained therein, the completion of the transactions contemplated hereby, and (D) compliance by Main Street or Main Street Bank with any of the terms or provisions hereof or of the Bank Plan of Merger, will not (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Main Street or any Main Street Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Main Street or any Main Street Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Main Street or any Main Street Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which Main Street or any Main Street Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Main Street.

   Section 2.04 Consents. Except for the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section
3.04 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of Main Street under the BCL, Main Street's articles of incorporation and bylaws, and Nasdaq Stock Market requirements applicable to it, and the approval of the Bank Plan of Merger by Main Street as sole shareholder of Main Street Bank under the Banking Code, and by the Main Street Bank Board of Directors, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Main Street or the Bank Plan of Merger by Main Street Bank, and (b) the completion by Main Street of the transactions contemplated hereby or by Main Street Bank of the Bank Merger. As of the date hereof, Main Street has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Main Street's ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

   Section 2.05 Financial Statements.

      (a) Main Street has previously delivered or will deliver to Sovereign the Main Street Regulatory Reports. The Main Street Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations and changes in shareholders' equity of Main Street as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

      (b) Main Street has previously delivered to Sovereign the Main Street Financials. The Main Street Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Main Street as of and for the periods ended on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein.

      (c) At the date of each balance sheet included in the Main Street Financials or the Main Street Regulatory Reports, neither Main Street nor Main Street Bank (as the case may be) had, or will have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Main Street Financials or Main Street Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

   Section 2.06 Taxes. Main Street and the Main Street Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). Main Street has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to Main Street and all Main Street Subsidiaries on or prior to the Effective Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions and related balance sheet accruals (if required) for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Main Street and any Main Street Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Effective Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

   Section 2.07 No Material Adverse Effect. Main Street has not suffered any Material Adverse Effect since March 31, 2001.

   Section 2.08 Contracts.

      (a) Except as described in this Agreement, or in the Main Street Disclosure Schedule, neither Main Street nor any Main Street Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee of Main Street or any Main Street Subsidiary, except for "at will" arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of Main Street or any Main Street Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of Main Street or any Main Street Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by any Main Street Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Main Street or any Main Street Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank advances and repurchases, bankers acceptances and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Effective Date to Sovereign or any Sovereign Subsidiary; or (vi) any contract (other than this Agreement) limiting the freedom of Main Street or any Main Street Subsidiary to engage in any type of banking or bank-related business permissible under law.

      (b) True and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.08(a) have been provided to Sovereign on or before the date hereof, are listed on the Main Street Disclosure Schedule and are in full force and effect on the date hereof and neither Main Street nor any Main

Street Subsidiary (nor, to the knowledge of Main Street, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach has resulted in or will result in a Material Adverse Effect with respect to Main Street. Except as described in this Agreement or as set forth in the Main Street Disclosure Schedule, (i) no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement, (ii) none of the employees (including officers) of Main Street or any Main Street Subsidiary, possess the right to terminate their employment as a result of the execution of this Agreement, (iii) no plan, employment agreement, termination agreement, or similar agreement or arrangement to which Main Street or any Main Street Subsidiary is a party or under which Main Street or any Main Street Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder, and (iv) no such agreement, plan or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Main Street or any Main Street Subsidiary absent the occurrence of a subsequent event; (y) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (z) requires Main Street or any Main Street Subsidiary to provide a benefit in the form of Main Street Common Stock or determined by reference to the value of Main Street Common Stock.

   Section 2.09 Ownership of Property; Insurance Coverage.

      (a) Main Street and the Main Street Subsidiaries have, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by Main Street or any Main Street Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Main Street Regulatory Reports and in the Main Street Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank,
(ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and (iii) items permitted under Article IV. Main
Street and the Main Street Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Main Street and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the Notes to the Main Street Financials.

      (b) With respect to all agreements pursuant to which Main Street or any Main Street Subsidiary has purchased securities subject to an agreement to resell, if any, Main Street or such Main Street Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

      (c) Main Street and the Main Street Subsidiaries currently maintain insurance considered by Main Street to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither Main Street nor any Main Street Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Main Street or Main Street Bank under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years Main Street and Main Street Bank have received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any material claims submitted under any of their insurance policies.

   Section 2.10 Legal Proceedings. Except as set forth in the Main Street Disclosure Schedule, neither Main Street nor any Main Street Subsidiary is a party to any, and there are no pending or, to the best of Main Street's knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Main Street or any Main Street Subsidiary, (ii) to which Main Street or any Main Street Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Main Street to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on Main Street.

   Section 2.11 Compliance With Applicable Law.

      (a) Main Street and Main Street Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on Main Street.

      (b) Except for the MOU or as disclosed on the Main Street Disclosure Schedule, (i) Main Street and each Main Street Subsidiary is in substantial compliance with all of the statutes, regulations or ordinances which each Regulatory Authority applicable to them enforces; (ii) no Regulatory Authority has threatened to revoke any license, franchise, permit or governmental authorization which is material to Main Street or any Main Street Subsidiary required or threatened to require Main Street or any Main Street Subsidiary, to enter into a cease and desist order or memorandum of understanding with it; and (iii) no Regulatory Authority has restricted or limited the operations of Main Street or any Main Street Subsidiary, including without limitation any restriction on the payment of dividends (any such memorandum or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither Main Street nor any Main Street Subsidiary has consented to or entered into any Regulatory Agreement, except for the MOU. Main Street has no reason to believe that it will not receive regulatory approval for the Merger. Main Street received a rating of "satisfactory" in connection with its last CRA examination. On the date of the Agreement Main Street has no reason to believe that it is not in substantial compliance with the material terms of the MOU.

   Section 2.12 ERISA. Main Street has previously delivered to Sovereign true and complete copies of all employee pension benefit plans within the meaning of ERISA Section 3(2), including profit sharing plans, employee stock ownership plan, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, employment agreements, annual executive and administrative incentive plan or long term incentive plans, severance plans, policies and agreements, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth in the Main Street Disclosure Schedule, sponsored or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Main Street or any Main Street Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and
(iii) all rulings and determination letters which pertain to any such plans. Neither Main Street, any Main Street Subsidiary, nor any pension plan maintained by Main Street or any Main Street Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to Main Street, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan which would result in a Material Adverse Effect. With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Neither Main Street nor any Main Street Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan. All "employee benefit plans," as defined in ERISA
Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Main Street or any Main Street Subsidiary which would result in the imposition, directly or indirectly, of an excise tax under IRC
Section 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to Main Street. Main Street and the Main Street Subsidiaries provide continuation coverage under group health plans for separating employees and "qualified beneficiaries" in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in material compliance with
Section 1862(b)(1) of the Social Security Act.

   Section 2.13 Brokers, Finders and Financial Advisors; Fairness
Opinion. Except for Main Street's engagement of McConnell, Budd & Downes, Inc. ("MBD") in connection with transactions contemplated by this Agreement, neither Main Street nor any Main Street Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, or, except for its commitments disclosed in Main Street Disclosure Schedule, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, which has not been reflected in the Main Street Financials. The Main Street Disclosure Schedule shall contain as an exhibit the engagement letter between Main Street and MBD. MBD has provided Main Street with its oral opinion to the effect that, as of the date of approval of this Agreement by the Board of Directors of Main Street, the Merger Consideration is fair to shareholders of Main Street in the Merger from a financial point of view.

   Section 2.14 Environmental Matters. To the knowledge of Main Street, except as set forth on the Main Street Disclosure Schedule, neither Main Street nor any Main Street Subsidiary, nor any properties operated by Main Street or any Main Street Subsidiary during Main Street's use or ownership has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to Main Street. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of Main Street, threatened, relating to the liability of any property owned or operated by Main Street or any Main Street Subsidiary under any Environmental Law.

   Section 2.15 Allowance for Losses. The allowance for loan losses reflected, and to be reflected, in the Main Street Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the Main Street Financials have been, and will be, established in accordance with the requirements of GAAP and all applicable regulatory criteria.

   Section 2.16 Information to be Supplied. The information to be supplied by Main Street and Main Street Bank for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) and/or any information Main Street filed with the SEC under the Exchange Act which is incorporated by reference into the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act and as of the date the Prospectus/Proxy Statement is mailed to shareholders of Main Street and up to and including the date of the meeting of shareholders of Main Street to which such Prospectus/ Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Main Street for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority and up to and including the date of the attainment of any required regulatory approvals or consents, be accurate in all material respects.

   Section 2.17 Securities Documents. The Securities Documents filed or to be filed by Main Street under the Exchange Act at any time since December 31, 2000 complied or will comply, at the time filed with the SEC, in all material respects, with the Exchange Act and all applicable rules and regulations of the SEC.

   Section 2.18 Related Party Transactions. Except as disclosed in the Securities Documents filed by Main Street, in the footnotes to the Main Street Financials, or in the Main Street Disclosure Schedule, Main Street is not a party to any transaction (including any loan or other credit accommodation, but excluding deposits in the ordinary course of business) with any Affiliate of Main Street (except a Main Street Subsidiary). All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other risks or unfavorable features. No loan or credit accommodation to any Affiliate of Main Street is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Main Street nor Main Street Bank has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Main Street Bank is inappropriate.

   Section 2.19 Schedule of Termination Benefits. The Main Street Disclosure
Schedule includes a schedule of the present value as of March 31, 2002 of the maximum amount of termination benefits and related payments which would be payable to the individuals identified thereon, excluding any options to acquire Main Street Common Stock granted to such individuals, under any and all employment agreements, special termination agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any other pension benefit or welfare benefit plan maintained by Main Street solely for the benefit of executive officers of Main Street or any Main Street Subsidiary (the "Benefits Schedule"), assuming that the Effective Date occurs on March 31, 2002 and that the employment of such individuals terminates immediately thereafter. No other individuals are entitled to benefits under any such plans. The amounts paid to the individuals identified in Schedule 2.19 shall not exceed the amounts set forth thereon adjusted to reflect changes in interest rates and in actual as opposed to estimated compensation data (except for the bonus amounts). To the best knowledge of Main Street, both (i) the present value of the maximum amount of termination benefits and related payments specified, including required gross-up payments under Section 280G of the IRC, on the Benefits Schedule with respect to each named individual and (ii) the maximum aggregate amount set forth on the Benefits Schedule are true and correct in all material respects. Except as set forth in Main Street Disclosure Schedule, as of the date of this Agreement, no Main Street director had deferred any compensation accrued by Main Street.

   Section 2.20 Loans. Each loan reflected as an asset in the Main Street Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Main Street.

   Section 2.21 Takeover Laws. Main Street has taken all action required to be taken by it in order to exempt this Agreement, the Bank Plan of Merger and the Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Bank Plan of Merger and the Option Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination," or other antitakeover laws and regulations of any jurisdiction (collectively, the "Takeover Laws"), including, without limitation, the Commonwealth of Pennsylvania.

   Section 2.22 Labor and Employment Matters. To the knowledge of Main Street, neither Main Street nor any Main Street Subsidiary, nor any facilities owned or operated by Main Street or any Main Street Subsidiary has been or is in violation of or is liable under any Labor and Employment Law, which violation or liability, individually or in the aggregate, resulted in, or will result in, a Material Adverse Effect with respect to Main Street. There are no legal, administrative, arbitration or other proceedings, demands, claims, notices, audits or investigations (including without limitation notices, demand letters or requests for information from any federal, state or local commission, agency or board) instituted or pending, or to the knowledge of Main Street threatened, relating to the liability of Main Street or any Main Street Subsidiary under any Labor and Employment Law.

   Section 2.23 Quality of Representations. The representations made by Main Street in this Agreement are true, correct and complete in all material respects, and do not omit statements necessary to make them not misleading under all facts and circumstances.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF SOVEREIGN


   Sovereign hereby represents and warrants to Main Street that, except as set forth in the Sovereign Disclosure Schedule delivered by Sovereign to Main Street on or prior to the date hereof:

   Section 3.01 Organization.

      (a) Sovereign is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Sovereign is a savings and loan holding company duly registered under the HOLA. Sovereign has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Each Sovereign Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and each possesses full corporate power and authority to carry on its respective business and to own, lease and operate its properties as presently conducted. Neither Sovereign nor any Sovereign Subsidiary is required by the conduct of its business or the ownership or leasing of its assets to qualify to do business as a foreign corporation in any jurisdiction other than the Commonwealth of Pennsylvania and the states of Delaware, New Jersey, Massachusetts, Connecticut, Rhode Island, and New Hampshire, except where the failure to be so qualified would not have a Material Adverse Effect.

      (b) Sovereign Bank is a federal savings bank, duly organized and validly existing under the laws of the United States of America. Sovereign Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

      (c) The deposits of Sovereign Bank are insured by the FDIC to the extent provided in the FDIA.

      (d) The respective minute books of Sovereign and Sovereign Bank accurately record in all material respects all material corporate action of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

      (e) Prior to the execution of this Agreement, Sovereign has delivered to Main Street true and correct copies of the articles of incorporation and the bylaws of Sovereign and Sovereign Bank, respectively, as in effect on the date hereof.

   Section 3.02 Capital Structure.

      (a) The authorized capital stock of Sovereign consists of (a) 400,000,000 shares of common stock, no par value ("Sovereign Common Stock"), of which, at the date of this Agreement, 109,188 shares were issued and held by Sovereign as treasury stock and 246,907,687 shares are outstanding, validly issued, fully paid and nonassessable, and (b) 7,500,000 shares of preferred stock, no par value, of which, at the date of this Agreement, no shares are issued or outstanding. No shares of Sovereign Common Stock were issued in violation of any preemptive rights. Sovereign has no Rights authorized, issued or outstanding, other than (i) the Sovereign Stock Purchase Rights, (ii) options to acquire shares of Sovereign Common Stock authorized under Sovereign's employee benefit plans, stock option plans, non-employee directors compensation plan, employee stock ownership plan, employee stock purchase plan, and dividend reinvestment and stock purchase plan, (iii) securities issued by Sovereign Capital Trust I and (iv) securities issued by Sovereign Capital
Trust II.

      (b) To the best of Sovereign's knowledge, except as disclosed in Sovereign's proxy statement dated March 26, 2001, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Sovereign Common Stock.

      (c) Except as disclosed in the Sovereign Disclosure Schedule, Sovereign owns all of the capital stock of Sovereign Bank, free and clear of any lien, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature and either Sovereign or Sovereign Bank owns all of its shares of capital stock of each other Sovereign Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the Sovereign Subsidiaries, Sovereign does not possess, directly or indirectly, any material equity interest in any corporation, except for equity interests held in the investment portfolios of Sovereign Subsidiaries, equity interests held by Sovereign Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of Sovereign Subsidiaries.

   Section 3.03 Authority; No Violation.

      (a) Sovereign has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Sovereign Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of this Agreement by Sovereign and the completion by Sovereign of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Sovereign, and no other corporate proceedings on the part of Sovereign are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sovereign and, subject to receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of Sovereign, enforceable against Sovereign in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by Sovereign Bank concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of Sovereign Bank, enforceable against Sovereign Bank in accordance with its terms, subject to applicable conservatorship and receivership provisions of the FDIA, or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

      (b) (A) The execution and delivery of this Agreement by Sovereign, (B) the execution and delivery of the Bank Plan of Merger by Sovereign Bank, (C) subject to receipt of approvals from the Regulatory Authorities referred to in
Section 3.04 hereof and Main Street's and Sovereign's compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (D) compliance by Sovereign or Sovereign Bank with any of the terms or provisions of this Agreement or of the Bank Plan of Merger will not (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Sovereign or any Sovereign Subsidiary or the charter and bylaws of Sovereign Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Sovereign or any Sovereign Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Sovereign or Sovereign Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Sovereign or Sovereign Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Sovereign.

   Section 3.04 Consents. Except for consents, approvals, filings and registrations from or with the OTS, the Federal Reserve Board, the PDB, the NYSE, the SEC, and state "blue sky" authorities, and compliance with any conditions contained therein, and the approval of the Bank Plan of Merger by Sovereign as sole shareholder of Sovereign Bank under the HOLA, and by the Sovereign Bank Board of Directors, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Sovereign or the Bank Plan of Merger by Sovereign Bank, and
(b) the completion by Sovereign of the transactions contemplated hereby or by Sovereign Bank of the Bank Merger. Sovereign has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Sovereign's or Sovereign Bank's ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

   Section 3.05 Financial Statements.

      (a) Sovereign has made, or will make, the Sovereign Regulatory Reports available to Main Street for inspection. The Sovereign Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations, and changes in shareholders' equity of Sovereign as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

      (b) Sovereign has previously delivered, or will deliver, to Main Street the Sovereign Financials. The Sovereign Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by the Sovereign Financials, except as noted therein and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Sovereign as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis throughout the periods covered by the Sovereign Financials, except as noted therein. Sovereign will make the Sovereign Regulatory Reports available to Main Street for inspection.

      (c) At the date of each balance sheet included in the Sovereign Financials or Sovereign Regulatory Reports, Sovereign did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Sovereign Financials or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities, obligations or loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations or loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

   Section 3.06 Taxes. Sovereign and the Sovereign Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). Sovereign has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to Sovereign and all Sovereign Subsidiaries on or prior to the Effective Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions and related balance sheet accruals (if required) for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Sovereign and any Sovereign Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Effective Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

   Section 3.07 No Material Adverse Effect. Sovereign has not suffered any Material Adverse Effect since December 31, 2000.

   Section 3.08 Ownership of Property; Insurance Coverage.

      (a) Sovereign and the Sovereign Subsidiaries have good and, as to real property, marketable title to all assets and properties owned by Sovereign or any of its Subsidiaries in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Sovereign Financials and in the Sovereign Regulatory Reports or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for borrowed money and that are described in the Sovereign Disclosure Schedule or permitted under Article IV hereof, and
(ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Sovereign and the Sovereign Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Sovereign and its Subsidiaries in the conduct of their businesses to occupy and use all such properties as presently occupied and used by each of them.

      (b) Sovereign and the Sovereign Subsidiaries currently maintain insurance in amounts considered by Sovereign to be reasonable for their respective operations, and such insurance is similar in scope and coverage to that maintained by other businesses similarly engaged. Neither Sovereign nor any Sovereign Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such insurance will be substantially increased.

   Section 3.09 Legal Proceedings. Neither Sovereign nor any Sovereign Subsidiary is a party to any, and there are no pending or, to the best of Sovereign's knowledge, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature (i) against Sovereign or any Sovereign Subsidiary, (ii) to which Sovereign's or any Sovereign Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Sovereign to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on Sovereign.

   Section 3.10 Compliance With Applicable Law.

      (a) Sovereign and the Sovereign Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on Sovereign.

      (b) Except as disclosed on the Sovereign Disclosure Schedule, (i) Sovereign and each Sovereign Subsidiary is in substantial compliance with all of the statutes, regulations or ordinances which each Regulatory Authority applicable to them enforces; (ii) no Regulatory Authority has threatened to revoke any license, franchise, permit or governmental authorization which is material to Sovereign or any Sovereign Subsidiary or required or threatened to require Sovereign or any Sovereign Subsidiary to enter into a cease and desist order or memorandum of understanding with it and (iii) no Regulatory authority has restricted or limited the operations of Sovereign or any Sovereign Subsidiary, including without limitation any restriction on the payment of dividends (any such memorandum or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Sovereign received a rating of "satisfactory" in connection with its last CRA examination.

   Section 3.11 Information to be Supplied. The information to be supplied by Sovereign for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) and/or any information Sovereign filed with the SEC under the Exchange Act which is incorporated by reference into the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act and as of the date the Prospectus/Proxy Statement is mailed to shareholders of Main Street and up to and including the date of the meeting of shareholders of Main Street to which such Prospectus/Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Sovereign for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority and up to and including the date(s) of the obtainment of any required regulatory approvals or consents, be accurate in all material aspects.

   Section 3.12 ERISA. Sovereign has previously made available to Main Street true and complete copies of the employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, employee stock ownership plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans), and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth on the Sovereign Disclosure Schedule, sponsored or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Sovereign or any Sovereign Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and
(iii) all rulings and determination letters which pertain to any such plans. Neither Sovereign, any Sovereign Subsidiary, nor any pension plan maintained by Sovereign or any Sovereign Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to Sovereign, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan which would result in a Material Adverse Effect. With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Neither Sovereign nor any Sovereign Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan. All "employee benefit plans," as defined in ERISA
Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA, and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Sovereign or any Sovereign Subsidiary that would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to Sovereign. Sovereign and the Sovereign Subsidiaries provide continuation coverage under group health plans for separating employees and "qualified beneficiaries" in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act.

   Section 3.13 Securities Documents. The Securities Documents filed or to be filed by Sovereign under the Exchange Act at any time since December 31, 2000 complied or will comply, at the time filed with the SEC, in all material respects, with the Exchange Act and the applicable rules and regulations of the SEC.

   Section 3.14 Environmental Matters. To the knowledge of Sovereign, neither Sovereign nor any Sovereign Subsidiary, nor any properties operated by Sovereign or any Sovereign Subsidiary during Sovereign's use or ownership has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in or will result in a Material Adverse Effect with respect to Sovereign. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of Sovereign, threatened, relating to the liability of any property owned or operated by Sovereign or any Sovereign Subsidiary under any Environmental Law.

   Section 3.15 Allowance for Loan Losses. The allowance for loan losses reflected, and to be reflected, in the Sovereign Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the Sovereign Financials have been, and will be, established in accordance with the requirements of GAAP and all applicable regulatory criteria.

   Section 3.16 Loans. Each loan reflected as an asset in the Sovereign Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Sovereign.

   Section 3.17 Quality of Representations. The representations made by Sovereign in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

                                   ARTICLE IV
                            COVENANTS OF THE PARTIES


   Section 4.01 Conduct of Main Street's Business.

      (a) From the date of this Agreement to the Effective Date, Main Street and each Main Street Subsidiary will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required by this Agreement or with the written consent of Sovereign. Main Street will use its reasonable good faith efforts, and will cause Main Street Bank to use its reasonable good faith efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the good will of customers of Main Street and Main Street Subsidiaries and others with whom business relationships exist. From the date hereof to the Effective Date, except as otherwise consented to or approved by Sovereign in writing or as permitted or required by this Agreement, Main Street will not, and Main Street will not permit any Main Street Subsidiary to:

        (i) amend or change any provision of its certificate of incorporation, charter, or bylaws;

        (ii) change the number of authorized or issued shares of its capital stock or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, except as contemplated by Section 4.11 of this Agreement, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (A) Main Street may issue shares of Main Street Common Stock upon the valid exercise of outstanding options to acquire Main Street Common Stock under the Main Street Stock Option Plans, or pursuant to written stock option agreements set forth in the Main Street Disclosure Schedule, in accordance with Section 4.11 of this Agreement, (B) Main Street may pay a regular quarterly cash dividend, not to exceed the lesser of $.05 per share of Main Street Common Stock outstanding, or any amount permitted under the MOU or otherwise by Main Street's Regulatory Authorities and (C) Main Street may issue shares of Main Street Common Stock pursuant to the Sovereign Option. Nothing contained in this Section 4.01(ii) or in any other Section of this Agreement shall be construed to permit Main Street shareholders to receive two dividends either from Main Street or from Main Street and Sovereign in any quarter or to deny or prohibit them from receiving one dividend from Main Street or Sovereign in any quarter and Main Street shall cooperate with Sovereign to coordinate dividend payment dates and record dates in the quarter in which the Closing is anticipated to occur to achieve such results; subject to applicable regulatory restrictions, if any, Main Street Bank may pay a cash dividend, in the aggregate, sufficient to fund any dividend by Main Street permitted hereunder;

        (iii) grant any severance or termination pay (other than pursuant to written policies or written agreements of Main Street or Main Street Subsidiaries in effect on the date hereof and provided to Sovereign prior to the date hereof, as contemplated by this Agreement, or as otherwise agreed to in writing by Sovereign and Main Street) to, or enter into any new or amend any existing employment agreement with, or increase the compensation of, any employee, officer or director of Main Street or any Main Street Subsidiary, except for routine periodic increases, individually and in the aggregate, in accordance with past practice;

        (iv) merge or consolidate Main Street or any Main Street Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Main Street or any Main Street Subsidiary, except for the pending sale of two branches set forth on the Main Street Disclosure Schedule; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between any Main Street Subsidiary and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any Main Street Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

        (v) sell or otherwise dispose of the capital stock of Main Street Bank or sell or otherwise dispose of any asset of Main Street or of any Main Street Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of Main Street or of any Main Street Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

        (vi) take any action which would result in any of the representations and warranties of Main Street set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in
Article V hereof not being satisfied, except in each case as may be required by applicable law;

        (vii) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating Main Street or Main Street Bank;

        (viii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which Main Street or any Main Street Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

        (ix) implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement which was not in effect on the date of this Agreement, or materially amend any existing plan or arrangement except to the extent such amendments do not result in an increase in cost; provided, however, that Main Street may contribute to the Main Street 401(k) plan, to the extent set forth in the Main Street Disclosure Schedule;

        (x) purchase any security for its investment portfolio not rated "A" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc. or otherwise alter, in any material respect, the mix, maturity, credit or interest rate risk profile of its portfolio of investment securities or its portfolio of mortgage-backed securities;

        (xi) make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to any borrower or group of affiliated borrowers in excess of $2,000,000 in the aggregate, or increase, compromise, extend, renew or modify any existing loan or commitment outstanding in excess of $2,000,000, except for any commitment disclosed on the Main Street Disclosure Schedule;

        (xii) except as set forth on the Main Street Disclosure Schedule or except in the ordinary course of business consistent with past practice, enter into, renew, extend or modify any other transaction with any Affiliate other than deposit and loan transactions in the ordinary course of business and which are in compliance with applicable laws and regulations;

        (xiii) enter into any interest rate swap or similar commitment, agreement or arrangement;

        (xiv) except for the execution of this Agreement, or resulting therefrom, take any action that would give rise to a right of payment to any individual under any employment agreement; or

        (xv) agree to do any of the foregoing.

   For purposes of this Section 4.01, it shall not be considered in the ordinary course of business for Main Street or any Main Street Subsidiary to do any of the following: (i) make any capital expenditure of $100,000 or more not disclosed on Main Street Disclosure Schedule 4.01, without the prior written consent of Sovereign; (ii) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $500,000, other than the pending sale of two branches set forth on the Main Street Disclosure Schedule and pledges of assets to secure government deposits, to exercise trust powers, sales of assets received in satisfaction of debts previously contracted in the normal course of business, issuance of loans, or transactions in the investment securities portfolio by Main Street or a Main Street Subsidiary or repurchase agreements made, in each case, in the ordinary course of business; (iii) undertake or enter any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by Main Street or any Main Street Subsidiary of more than $100,000 annually, or containing a material financial commitment and extending beyond 12 months from the date hereof.

   Section 4.02 Access; Confidentiality.

      (a) From the date of this Agreement through the Effective Date, Main Street or Sovereign, as the case may be, shall afford to, and shall cause each Main Street Subsidiary or Sovereign Subsidiary to afford to, the other party and its authorized agents and representatives, complete access to their respective properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of Main Street and Sovereign will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request.

      (b) Main Street and Sovereign each agree to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.

      (c) In addition to the access permitted by subparagraph (a) above, from the date of this Agreement through the Effective Date, Main Street shall permit employees of Sovereign reasonable access to and participation in matters relating to problem loans, loan restructurings and loan work-outs, investments, derivatives, and other asset/liability activities of Main Street and the Main Street Subsidiaries, provided that nothing contained in this subparagraph shall be construed to grant Sovereign or any Sovereign employee any final decision-making authority with respect to such matters.

      (d) If the transactions contemplated by this Agreement shall not be consummated, Main Street and Sovereign will continue to comply with the terms of the confidentiality agreement dated July 12, 2001.

   Section 4.03 Regulatory Matters and Consents.

      (a) Main Street and Sovereign shall prepare a Prospectus/Proxy Statement to be mailed to shareholders of Main Street in connection with the meeting of shareholders of Main Street to consider and the transactions contemplated hereby, and to be filed by Sovereign with the SEC in the Registration Statement, which Prospectus/Proxy statement shall conform to all applicable legal requirements. Sovereign shall, following the preparation thereof, file the Registration Statement with the SEC and Main Street and Sovereign shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Sovereign will advise Main Street, promptly after Sovereign receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Sovereign shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Sovereign will provide Main

Street with as many copies of such Registration Statement and all amendments thereto promptly upon the filing thereof as Main Street may reasonably request.

      (b) Sovereign and Main Street will prepare all Applications to Regulatory Authorities and make all filings for, and use their reasonable best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to complete the transactions contemplated by this Agreement.

      (c) Main Street will furnish Sovereign with all information concerning Main Street and Main Street Subsidiaries as may be reasonably necessary or advisable in connection with the Registration Statement and any Application or filing made by or on behalf of Sovereign to any Regulatory Authority in connection with the transactions contemplated by this Agreement and the Bank Plan of Merger.

      (d) Sovereign and Main Street shall have the right to review in advance, and to the extent practicable each will consult with the other on, all information which appears in any filing made with or written materials submitted to the SEC, any Regulatory Authority or any third party in connection with the transactions contemplated by this Agreement and the Bank Plan of Merger. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of the SEC, Regulatory Authorities and third parties necessary or advisable to consummate the transactions contemplated by this Agreement and the Bank Plan of Merger and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby and thereby.

      (e) Sovereign will promptly furnish Main Street with copies of all written communications to, or received by Sovereign or any Sovereign Subsidiary from, any Regulatory Authority in respect of the transactions contemplated hereby.

   Section 4.04 Taking of Necessary Action. Sovereign and Main Street shall each use its best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to take or cause to be taken all action necessary or desirable on its part using its best efforts so as to permit completion of the Merger and the Bank Merger, as soon as practicable after the date hereof, including, without limitation, (A) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither Main Street nor any Main Street Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Sovereign, and (B) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger and the Bank Merger pursuant to this Agreement and the Bank Plan of Merger; provided that nothing herein contained shall preclude Sovereign or Main Street or from exercising its rights under this Agreement or the Stock Option Agreement.

   Section 4.05 Certain Agreements.

      (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer or employee of Main Street or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party to a suit based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Main Street, any of the Main Street's Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto to the extent permitted or required by the BCL and the articles of incorporation and bylaws of Main Street. On or after the Effective Date, Sovereign shall indemnify, defend and hold harmless all prior and then-existing directors and officers of Main Street and any Main Street Subsidiary, against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the approval of Sovereign which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Main Street or any Main Street Subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, to the same extent as such officer, director or employee may be indemnified by Main Street or any Main Street Subsidiary as of the date hereof including the right to advancement of expenses, provided, however, that any such officer, director or employee of Main Street or any Main Street Subsidiary shall not be indemnified by Sovereign and/or Sovereign Bank if such indemnification is prohibited by applicable law.

      (b) Sovereign shall maintain Main Street's existing directors' and officers' liability insurance policy (or a policy providing comparable coverage amounts on terms generally no less favorable, including Sovereign's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of five years after the Effective Date; provided, however, that in no event shall Sovereign be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 4.05(b), any amount per annum in excess of 150% of the amount of the annual premiums paid as of the date hereof by Main Street for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Sovereign shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. In the event that Sovereign acts as its own insurer for all of its directors and officers with respect to matters typically covered by a directors' and officers' liability insurance policy, Sovereign's obligations under this Section 4.05(b) may be satisfied by such self insurance, so long as its senior debt ratings by Standard & Poor's Corporation and Moody's Investors Services, Inc. are not lower than such ratings as of the date hereof.

      (c) Sovereign agrees to honor and Sovereign agrees to cause Sovereign Bank to honor all terms and conditions of all existing employment contracts and special termination agreements disclosed in the Main Street Disclosure Schedule. In the event that any employee of Main Street who is a party to an employment contract or a special termination agreement with Main Street, or who is covered by Main Street's change in control policy (as identified on Main Street's Disclosure Schedule), is offered and accepts employment with Sovereign or any Sovereign subsidiary, Sovereign shall pay to each such individual within five (5) days of the Effective Date, fifty percent (50%) of the total amount to which such individual is entitled under such agreement or policy and shall pay the remaining fifty percent (50%) of such total amount in the event, but only in the event, that such employee's employment with Sovereign or a Sovereign Subsidiary terminates on or prior to the first annual anniversary date of the Effective Date.

      (d) In the event that Sovereign or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 4.05.

      (e) Sovereign agrees that, effective with the Effective Date, it shall assume Main Street's 9.25% Subordinated Debentures due December 31, 2029 and all of Main Street's obligations under the related trust indenture, and shall take all action necessary or appropriate in accordance therewith, including, if required by the trustee, execution of a supplemental indenture and other appropriate documents or certificates.

   Section 4.06 No Other Bids and Related Matters. So long as this Agreement remains in effect, Main Street shall not and Main Street shall not authorize or permit any of its directors, officers, employees or agents, to directly or indirectly (i) solicit, initiate or encourage any inquiries relating to, or the making of any proposal which relates to, an Acquisition Transaction (as defined below) (ii) respond to any inquiry relating to an Acquisition Transaction, except as otherwise advised in a written legal opinion of outside counsel to Main Street to the effect that a failure to do so would result in a breach of their fiduciary obligations under Pennsylvania law (provided that a copy of such written opinion shall have been provided to Sovereign together with a written notice that Main Street intends to respond to the inquiry no earlier than three (3)

Business Days following receipt by Sovereign of such notice), (iii) recommend or endorse an Acquisition Transaction, (iv) participate in any discussions or negotiations regarding an Acquisition Transaction, (v) provide any third party (other than Sovereign or an affiliate of Sovereign) with any nonpublic information in connection with any inquiry or proposal relating to an Acquisition Transaction, (vi) enter into an agreement with any other party with respect to an Acquisition Transaction or (vii) fail to recommend and support the Merger to Main Street shareholders. Main Street will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Sovereign with respect to any of the foregoing, and will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 4.06. Main Street will notify Sovereign orally (within one day) and in writing (as promptly as practicable) if any inquiries or proposals relating to an Acquisition Transaction are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Main Street. As used in this Agreement, "Acquisition Transaction" shall mean one of the following transactions with a party other than Sovereign of an affiliate of Sovereign (i) a merger or consolidation, or any similar transaction, involving Main Street or a Main Street Subsidiary,
(ii) a purchase, lease or other acquisition of all or a substantial portion of the assets or liabilities of Main Street or a Main Street Subsidiary or (iii) a purchase or other acquisition (including by way of share exchange, tender offer, exchange offer or otherwise) of a substantial interest in any class or series of equity securities of Main Street or a Main Street Subsidiary.

   Section 4.07 Duty to Advise; Duty to Update Disclosure Schedule. Each party shall promptly advise the other party of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Each party shall update its respective Disclosure Schedule as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in such Disclosure Schedule. The delivery of such updated Schedule shall not relieve a party from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.01(c) and 5.02(c) hereof, as applicable.

   Section 4.08 Conduct of Sovereign's Business. From the date of this Agreement to the Effective Date, Sovereign will use its reasonable good faith efforts to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the goodwill of customers of Sovereign and Sovereign Subsidiaries and others with whom business relationships exist.

   Section 4.09 Current Information.

      (a) During the period from the date of this Agreement to the Effective Date, each party shall, upon the request of the other party, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. Within fifteen (15) days after the end of each month, Main Street will deliver to Sovereign a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month.

      (b) Main Street shall provide to Sovereign a copy of the minutes of any meeting of the Board of Directors of Main Street or any Main Street Subsidiary, or any committee thereof, or any senior management committee, promptly after such minutes are approved at a subsequent meeting of the board or committee, but in any event within thirty (30) days of the meeting of such board or committee to which such minutes relate, except that with respect to any meeting held within thirty (30) days of the Effective Date, such minutes shall be provided prior to the Effective Date.

   Section 4.10 Undertakings by Sovereign and Main Street.

      (a) From and after the date of this Agreement, Main Street shall:

        (i) Voting by Directors. Use its best efforts to cause all members of Main Street's Board of Directors to vote all shares of Main Street's Common Stock beneficially owned by each such director in favor of this Agreement and to recommend to shareholders of Main Street and otherwise support the Merger;

        (ii) Phase I Environmental Audit. Permit Sovereign, if Sovereign elects to do so, at its own expense, to cause a "phase I environmental audit" to be performed at any physical location owned or occupied by Main Street or any Main Street Subsidiary on the date hereof;

        (iii) Approval of Bank Plan of Merger. Approve the Bank Plan of Merger as sole shareholder of Main Street Bank and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger by Main Street Bank;

        (iv) Proxy Solicitor. If Sovereign requests and agrees to bear the expense thereof, retain a proxy solicitor in connection with the solicitation of Main Street shareholder approval of this Agreement;

        (v) Outside Service Bureau Contracts. If requested to do so by Sovereign, use its reasonable best efforts to obtain an extension of any contract with an outside service bureau or other vendor of services to Main Street or any Main Street Subsidiary, on terms and conditions mutually acceptable to Main Street and Sovereign;

        (vi) Committee Meetings. Permit a representative of Sovereign, who is reasonably acceptable to Main Street, to attend all committee meetings of Main Street and Main Street Bank management including, without limitation, any loan or asset/liability committee;

        (vii) List of Nonperforming Assets. Provide Sovereign, within ten (10) days after the quarterly meeting of its Asset Review Committee, a written list of nonperforming assets as of the end of such month;

        (viii) Reserves and Merger-Related Costs. On or after January 1, 2002, but before the Effective Date, establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of Main Street to those of Sovereign (as such practices and methods are to be applied to Main Street from and after the Effective Date) and Sovereign's plans with respect to the conduct of the business of Main Street following the Merger and otherwise to reflect Merger-related expenses and costs incurred by Main Street, provided, however, that Main Street shall not be required to take such action (A) more than five (5) days prior to the Effective Date; and (B) unless Sovereign agrees in writing that all conditions to closing set forth in Section 5.02 have been satisfied or waived (except for the expiration of any applicable waiting periods); prior to the delivery by Sovereign of the writing referred to in the preceding clause, Main Street shall provide Sovereign a written statement, certified without personal liability by the chief executive officer of Main Street and dated the date of such writing, that the representation made in Section 2.15 hereof is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by Main Street or any Main Street Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 6.01(d) hereof;

        (ix) Shareholders' Meeting. Main Street shall take all action necessary to properly call and convene a special meeting of its shareholders as soon as reasonably practicable to consider and vote upon this Agreement and the transactions contemplated hereby; the Board of Directors of Main Street shall recommend that the shareholders of Main Street, approve this Agreement and the transactions contemplated hereby;

        (x) Personnel Information. Deliver to Sovereign, if not done so heretofore, schedule(s) of all employees including pertinent information concerning each such employee as reasonably requested by Sovereign and sorted as reasonably requested by Sovereign; such schedule(s) shall be updated as necessary to reflect in a timely manner any deletions or additions; make available for inspection and copying by Sovereign all personnel records;

        (xi) Personnel Additions and Terminations. If requested by Sovereign, advise and consult with Sovereign regarding the hiring or termination of any employee;

        (xii) Employment Policies. Deliver to Sovereign all personnel policy manuals, memoranda and postings, and all employee handbooks or other communications with employees regarding personnel policies and practices; furnish additional information as reasonably requested by Sovereign with respect to such policies and practices and any others not covered by any such written materials;

        (xiii) WARN Notices. Assist Sovereign as reasonably requested by it in connection with Sovereign providing notices to affected employees under the Workers Adjustment and Retraining Notification Act or complying with any other Labor and Employment Law;

        (xiv) Employment Law Claims. Inform Sovereign promptly upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Main Street or any Main Street Subsidiary under any Labor and Employment Law;

        (xv) MOU. Use its best efforts to cause the termination of the MOU prior to the Effective Date; and

        (xvi) Bond Portfolio Hedge. Within ten (10) Business Days of this Agreement, take, in consultation with Sovereign, such actions as are necessary in the reasonable judgment of Main Street and Sovereign to hedge Main Street's bond portfolio on a basis reasonably satisfactory to Sovereign.

      (b) From and after the date of this Agreement, Sovereign and Main Street shall each:

        (i) Identification of Main Street's Affiliates. Cooperate with the other and use its best efforts to identify those persons who may be deemed to be Affiliates of Main Street;

        (ii) Public Announcements. Cooperate and cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to Main Street shareholders, Main Street's internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary under applicable law;

        (iii) Maintenance of Insurance. Maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

        (iv) Maintenance of Books and Records. Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;

        (v) Delivery of Securities Documents. Deliver to the other, copies of all Securities Documents simultaneously with the filing thereof; and

        (vi) Taxes. File all federal, state, and local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due and provide or properly accrual for taxes not yet due and payable.

   Section 4.11 Employee Benefits and Termination Benefits.

      (a) Employee Benefits. On and after the Effective Date, the employee pension and welfare benefit plans of Sovereign and Main Street (as well as any other plan of Main Street providing for benefits not subject to ERISA) may, at Sovereign's election and subject to the requirements of the IRC, continue to be maintained separately or consolidated or terminated, except as set forth below. In connection with implementation of the foregoing, the following provisions and guidelines shall apply:

        (i) Sovereign Employee Stock Ownership Plan ("Sovereign
ESOP"). Employees of Main Street and Main Street Subsidiaries who become employees of Sovereign or a Sovereign Subsidiary shall become entitled to participate in the Sovereign ESOP in accordance with its terms by treating them as newly employed individuals without any prior service credit under such plan.

        (ii) Sovereign 401(k) Retirement Plan ("Sovereign 401(k)
Plan"). Employees of Main Street and Main Street Subsidiaries who become employees of Sovereign or a Sovereign Subsidiary shall become entitled to participate in the Sovereign 401(k) Plan in accordance with its terms. In this regard, each such employee shall (A) receive, for purposes of participation and vesting only, credit for all service with Main Street or a Main Street Subsidiary credited to each such employee under Main Street's 401(k) Plan as of the Effective Date, and (B) enter the Sovereign 401(k) Plan as soon as administratively feasible following completion of three (3) months of service (within the meaning of the Sovereign 401(k) Plan) with either Main Street or Sovereign, or both.

        (iii) Main Street Savings Plan ("Main Street 401(k) Plan"). After the Effective Date, Sovereign will initially continue to maintain Main Street's 401(k) Plan until its participants generally become eligible to participate in the Sovereign 401(k) Plan. Thereafter, Sovereign shall have the right, but not the obligation, to combine the two plans on such terms as it deems appropriate and in accordance with applicable law.

        (iv) Sovereign and Main Street Nonqualified Deferred Compensation Plans ("Excess Benefit Plans"). Following the Merger, Sovereign will, as soon as administratively feasible, consolidate the Excess Benefit Plans maintained by Sovereign and Main Street to supplement certain pension benefits lost by some employees by reason of limitations contained in the IRC. Such consolidation shall be effected in such a manner that no person receive redundant benefits or lose existing benefits. The intent of the preceding sentence is that affected employees of Main Street and Main Street Subsidiaries generally shall be entitled only to the sum of (A) the benefits accrued under the Main Street Excess Benefit Plan(s) as of the plan consolidation, and (B) the benefits accrued thereafter under the combined Excess Benefit Plan.

        (v) Welfare Benefit Plans. After the Effective Date, the welfare benefit plans of Sovereign and Main Street (and their respective subsidiaries) shall initially remain unchanged. Sovereign shall undertake a study, in consultation with appropriate professional advisors, with a view toward the possible combination of some or all of such plans or the benefits provided thereunder. Following such study, Sovereign shall take such action with respect to such plans (which may include the implementation of new benefits, reduction or elimination of some benefits, and the alteration of the respective cost allocation between employer and employee) as it deems appropriate under the circumstances. In the event of any termination of or consolidation of a Main Street welfare plan with any Sovereign welfare plan, all employees of Main Street and Main Street Subsidiaries who are eligible for continued coverage under the Main Street welfare plan shall have immediate coverage under any successor welfare plan without the necessity of satisfying a waiting period for coverage of any pre-existing condition. Sovereign does not provide welfare benefits to retired employees.

        (vi) Main Street Bonus Plans and Arrangements. Main Street may continue to administer such bonus programs and arrangements as are disclosed pursuant to this Agreement through the Effective Date, with such equitable modifications as may be appropriate to take into account the circumstances of the Merger and the timing thereof; provided, however, that aggregate payments under Main Street bonus plans and arrangements for the fiscal year ending December 31, 2001 shall not exceed the amount set forth in the Main Street Disclosure Schedule. For purposes of determining expenses of Main Street under the Main Street bonus plans and arrangements, any expenses incurred by Main Street as a result of Section 4.10(a)(viii) of this Agreement, as a result of the bond fund hedge referenced in Section 4.10(a)(xiv) of this Agreement or as a result of any loss of earnings resulting from a replacement, at the request of Sovereign, of U.S. government agency obligations held in Main Street's investment portfolio shall be disregarded.

        (vii) Other Main Street Plans. From the date of this Agreement through the Effective Date of the Merger, without the prior written consent of Sovereign and except as otherwise expressly permitted by this Agreement, no further benefits, grants or awards shall be made available under any other
Main Street plans to employees or directors, including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, and performance shares.

      (b) Termination Benefits. Main Street shall use its reasonable best efforts to cause to be delivered to Sovereign within five (5) Business Days following execution of this Agreement with respect to each executive officer named on the Benefits Schedule included in the Main Street Disclosure Schedule, the written acknowledgment of each such individual in the form attached hereto as
Exhibit 3 pursuant to which each such individual agrees and acknowledges that the dollar amount set forth opposite such individual's name on such Benefits
Schedule is the maximum amount that would be due to such individual under any employment agreement, special termination agreement, supplemental executive retirement plan, deferred bonus plan, deferred compensation plan, salary continuation plan, or any other pension benefit or welfare benefit plan maintained by Main Street solely for the benefit of officers of Main Street or Main Street Subsidiaries assuming a termination of such individual's employment on January 1, 2002 and assuming December 31, 2001 as the Effective Date. Main Street and Sovereign acknowledge and agree that the amounts shown on the Benefits Schedule and the letter of acknowledgment for each officer named herein reflect a good faith estimate of the maximum amounts that will be payable to such individuals under the circumstances described and may be subject to adjustment upon an actual termination of employment in order to reflect increases in such individuals' compensation and benefit plans consistent with past practices for routine periodic increases.

      (c) Severance Policy. Sovereign agrees to cause Sovereign Bank to provide severance pay, as set forth below, to any full-time, active employee of Main Street whose employment is terminated hereafter in connection with the Merger up to twelve (12) months beyond the Effective Date, because (i) such employee's position is eliminated, or (ii) such employee is not offered or retained in comparable employment (i.e., a position of generally similar job description or responsibilities in a location within a thirty (30)-mile radius from either such employee's work location with Main Street or residence), excluding any employee (i) who has an existing employment or consulting agreement with Main Street or any Main Street Subsidiary, (ii) who has accepted an offer from Sovereign of noncomparable employment or (iii) whose employment is terminated for Cause (as defined below), provided such employee executes such documentation as Sovereign may reasonably require, including Sovereign's customary form of release and provided such employee does not leave employment with Main Street or Sovereign prior to the date the systems conversion occurs. The severance Pay to be provided by Sovereign under this subsection shall equal two (2) weeks' pay for each full year of continuous service (determined based on the date of the employee's commencement of employment with Main Street) with a minimum severance benefit of eight (8) weeks' pay and a maximum severance benefit of fifty-two (52) weeks' pay. For purposes of this Section 4.11(c), "Cause" shall mean termination because of the employee's personal dishonesty, failure to meet established performance goals and standards, misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule or regulation (other than traffic violations or similar offenses). The benefits provided to terminated Main Street employees under this subsection are the only severance benefits payable by Main Street to such employees (excluding severance benefits provided under existing employment or consulting agreements or as otherwise required by law), except for employees who do not execute the documentation required by Sovereign, which employees shall be entitled to the termination benefits provided under Main Street's normal severance policies. The benefits payable to Main Street's employees under this subsection or otherwise shall in any event be in lieu of any termination benefits to which such employees would otherwise be entitled under Sovereign's or Sovereign Bank's severance policies or programs then in effect.

      (d) Intention Regarding Future Employment. Sovereign and Sovereign Bank shall use their reasonable best efforts to inform the employees of Main Street at least sixty (60) days prior to the Effective Date of the likelihood of such employees having continued employment with Sovereign Bank following the Effective Date and, where appropriate in Sovereign Bank's judgment, it will consider for employment opportunities at Sovereign Bank such employees who would otherwise be terminated.

      (e) Retention Bonuses. Notwithstanding Section 4.11(c), each employee of Main Street or of Main Street Bank identified in the Main Street Disclosure Schedule shall be entitled to receive a "retention" bonus from Main Street (or the applicable Main Street Subsidiary) as determined by the executive officers of Main Street (after consultation with Sovereign) and as set forth on the Main Street Disclosure Schedule in the event that such employee remains an employee of Main Street (or the applicable Main Street Subsidiary), until the date the systems conversion occurs (or such other date established or adjusted by Sovereign not to exceed forty-five 45 days following the date the system conversion occurs) or is terminated prior to the date of the systems conversion, but after the Effective Date, and satisfactorily fulfills the duties and responsibilities of the position of such employee of Main Street (or the applicable Main Street Subsidiary) through the employee's termination date; provided, however, that retention bonuses, in the aggregate, shall not exceed $500,000.

      (f) Outplacement Services. Sovereign shall provide customary outplacement services to all Main Street employees, including executive officers, whose employment is terminated in connection with the Merger.

   Section 4.12 Affiliate Letter. Main Street shall use its best efforts to cause to be delivered to Sovereign, concurrently with the execution of this Agreement or within five (5) Business Days thereafter, the Letter Agreement attached hereto as Exhibit 1, executed by each director, officer and any Affiliate of Main Street.

   Section 4.13 Sovereign Rights Agreement. Sovereign agrees that any Sovereign Rights issued pursuant to the Sovereign Rights Agreement shall be issued with respect to each share of Sovereign Common Stock issued pursuant to the terms hereof regardless whether there has occurred a "Distribution Date" under the terms of such Sovereign Rights Agreement prior to the Effective Date, as well as to take all action necessary or advisable to enable the holder of each such share of Sovereign Common Stock to obtain the benefit of such Sovereign Stock Purchase Rights notwithstanding their prior distribution, including without limitation, amendment of the Sovereign Rights Agreement.

   Section 4.14 Advisory Board. On the Effective Date, Sovereign Bank shall establish the Main Street Advisory Board (the "Main Street Advisory Board"), which shall consist of all members of the Main Street Board immediately prior to the Effective Date other than such members who become directors of Sovereign Bank. The Main Street Advisory Board shall be maintained for a term of thirty-six (36) months from the Effective Date. Each member of the Main Street Advisory Board shall be paid for services as such the greater of the fees for such service according to the fee schedule to be established by Sovereign, or Main Street's existing fee schedule set forth in Main Street Disclosure Schedule; provided, however, that notwithstanding anything else in this Section 4.14, (i) if a member fails to attend at least 25% of the meetings of the Main Street Advisory Board called within any year, such member will not have any rights to additional fees thereafter as a Main Street Advisory Board member; (ii) no attendance fees shall be paid for meetings not actually attended; and (iii) Sovereign Bank shall have no obligation to continue the services of any advisory director who, in the reasonable judgment of Sovereign Bank, acts in a manner detrimental to Sovereign Bank. In the event that Sovereign Bank terminates, suspends or disbands the Main Street Advisory Board, fails to require or request the attendance of a member with respect to at least ten (10) meetings of the Main Street Advisory Board and/or committee thereof within a single year or removes a member of the Main Street Advisory Board other than because such member acted in a manner detrimental to Bank, in each case prior to the end of the thirty-six (36) month period contemplated by this Section 4.14 and subject to the proviso of the preceding sentence, any member affected by any such action or failure shall nonetheless be paid the full fees (assuming at least ten (10) meetings annually had been held) pursuant to clause (i) of the preceding sentence or the amount contemplated by clause (ii) thereof, whichever is greater, with respect to such thirty-six (36) month period. In no event shall aggregate annual fees payable to the Main Street Advisory Board exceed $123,900 (the average of the aggregate annual fees paid in each of 1998, 1999 and 2000).

                                   ARTICLE V
                                   CONDITIONS


   Section 5.01 Conditions to Main Street's Obligations under this Agreement. The obligations of Main Street hereunder shall be subject to satisfaction at or prior to the Effective Date of each of the following conditions, unless waived by Main Street pursuant to Section 7.03 hereof:

      (a) Corporate Proceedings. All action required to be taken by, or on the part of, Sovereign and Sovereign Bank to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger, shall have been duly and validly taken by Sovereign and Sovereign Bank; and Main Street shall have received certified copies of the resolutions evidencing such authorizations;

      (b) Covenants. The obligations and covenants of Sovereign required by this Agreement to be performed by Sovereign at or prior to the Effective Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Sovereign;

      (c) Representations and Warranties. The representations and warranties of Sovereign set forth in this Agreement shall be true and correct, as of the date of this Agreement, and as of the Effective Date as though made on and as of the Effective Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, constitute a Material Adverse Effect with respect to Sovereign;

      (d) Approvals of Regulatory Authorities. Sovereign shall have received all required approvals of Regulatory Authorities of the Merger, and delivered copies thereof to Main Street; and all notice and waiting periods required thereunder shall have expired or been terminated;

      (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

      (f) No Material Adverse Effect. Since December 31, 2000, there shall not have occurred any Material Adverse Effect with respect to Sovereign;

      (g) Officer's Certificate. Sovereign shall have delivered to Main Street a certificate and such other documents, dated the Effective Date and signed, without personal liability, by its chairman or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 5.01 have been satisfied, to the best knowledge of the officer executing the same;

      (h) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained and neither the Registration Statement nor any such approval by state securities or "blue sky" authorities shall be subject to a stop order or threatened stop order by the SEC or any such authority;

      (i) Tax Opinion. Main Street shall have received an opinion of Stevens & Lee, P.C. substantially to the effect set forth on Exhibit 4 attached hereto;

      (j) NYSE Listing. The shares of Sovereign Common Stock that may be issued in the Merger shall have been approved for listing, subject to official notice of issuance.

   Section 5.02 Conditions to Sovereign's Obligations under this
Agreement. The obligations of Sovereign hereunder shall be subject to satisfaction at or prior to the Effective Date of each of the following conditions, unless waived by Sovereign pursuant to Section 7.03 hereof:

      (a) Corporate Proceedings. All action required to be taken by, or on the part of, Main Street and Main Street Bank to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger, shall have been duly and validly taken by Main Street and Main Street Bank; and Sovereign shall have received certified copies of the resolutions evidencing such authorizations;

      (b) Covenants. The obligations and covenants of Main Street, required by this Agreement to be performed by it at or prior to the Effective Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Main Street;

      (c) Representations and Warranties. The representations and warranties of Main Street set forth in this Agreement shall be true and correct as of the date of this Agreement, and as of the Effective Date as though made on and as of the Effective Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Main Street;

      (d) Approvals of Regulatory Authorities. Sovereign shall have received all required approvals of Regulatory Authorities for the Merger; and all notice and waiting periods required thereunder shall have expired or been terminated;

      (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

      (f) No Material Adverse Effect. Since December 31, 2000, there shall not have occurred any Material Adverse Effect with respect to Main Street;

      (g) Officer's Certificate. Main Street shall have delivered to Sovereign a certificate and such other documents, dated the Effective Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (e) of this
Section 5.02 have been satisfied, to the best knowledge of the officer executing the same;

      (h) Registration Statement. The Registration Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained and neither the Registration Statement nor any such approval by state securities or "blue sky" authorities shall be subject to a stop order or threatened stop order by the SEC or any such authority;

      (i) Tax Opinion. Sovereign shall have received an opinion of Stevens & Lee, P.C. substantially to the effect set forth on Exhibit 4 attached hereto;

      (j) Phase I Environmental Audit Results. The results of any "phase I environmental audit" conducted pursuant to Section 4.10(a)(ii) with respect to owned or occupied bank premises shall be reasonably satisfactory to Sovereign; provided, however, that (i) any such environmental audit must be initiated within 30 days of the date of this Agreement, (ii) Sovereign must elect to terminate this Agreement or waive its right to terminate the Agreement under this Section 5.02(j) within 15 days of receiving the results of such environmental audit and (iii) Sovereign may not terminate this Agreement under this Section 5.02(j) unless the results of such audits result in a Material Adverse Effect on Sovereign.

                                   ARTICLE VI
                       TERMINATION, WAIVER AND AMENDMENT


   Section 6.01 Termination. This Agreement may be terminated on or at any time prior to the Effective Date:

      (a) By the mutual written consent of the parties hereto;

      (b) By Sovereign or Main Street:

        (i) if the Effective Date shall not have occurred on or before March 31, 2002, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe, in any material respect, its agreements set forth in this Agreement required to be performed or observed by such party on or before the Effective Date; provided, however, that such date may be extended to June 30, 2002 by Sovereign by written notice to Main Street if the Closing shall not have occurred because of the failure to obtain approval from one or more Regulatory Authorities whose approval is required in connection with this Agreement; or

        (ii) if either party has received a final unappealable administrative order from a Regulatory Authority whose approval or consent has been requested that such approval or consent will not be granted;

        (iii) unless in the case of both Section 6.01(b)(i) and 6.01(b)(ii) hereof the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth herein required to be performed or observed by such party on or before the Effective Date.

      (c) by Main Street if Main Street's shareholders fail to approve this Agreement at the special meeting of Main Street shareholders called for that purpose; provided a period of at least thirty days elapsed between the date of mailing the Proxy Statement/Prospectus and that a quorum is present at such special meeting.

      (d) By Main Street, on the Effective Date if both of the following conditions are satisfied:

        (1) the Sovereign Market Value as of the close of business on the Determination Date shall be less than $9.04; and

        (2) (i) the quotient obtained by dividing the Sovereign Market Value as of the close of business on the Determination Date by $12.92 (such number being referred to herein as the "Sovereign Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause (2)(ii); provided, however, that if Sovereign delivers to Main Street on the Effective Date a written notice increasing the Common Stock Exchange Ratio to an amount which, when multiplied by the Sovereign Market Value equals $13.25, then no termination of this Agreement shall occur under this Section 6.01(d).

   For purposes of this Section 6.01(c), the following terms shall have the meanings indicated.

      "Determination Date" shall mean the date immediately preceding the Effective Date.

      "Index Group" shall mean the ten bank or thrift holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquirer's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which have been determined based upon the number of shares of outstanding common stock) redistributed proportionately for purposes of determining the Index Price. The eight thrift holding companies and the weights attributed to them are as follows:

        Bank or Thrift Holding Companies
        --------------------------------                                     % Weighting
                                                                             -----------
        M&T Bank Corp ....................................................      21.46%
        Charter One Financial, Inc. ......................................      18.47%
        North Fork Bancorp, Inc. .........................................      14.27%
        Greenpoint Financial Corp ........................................      11.06%
        Banknorth Group, Inc .............................................       8.75%
        Astoria Financial Corp ...........................................       8.25%
        Fulton Financial Corp ............................................       4.70%
        Webster Financial Corp ...........................................       4.56%
        Valley National Bancorp ..........................................       6.21%
        Susquehanna Bancshares, Inc ......................................       2.28%
                                                                               -------
           Total .........................................................     100.00%
                                                                               =======

      "Index Price" on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the closing sales prices of the companies composing the Index Group (reported as provided with respect to the Sovereign Market Value).

      "Starting Date" shall mean the day prior to announcement of this Agreement.

If any company belonging to the Index Group or Sovereign declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or Sovereign shall be appropriately adjusted for the purposes of applying this
Section 6.01(c); or

      (e) By Sovereign at any time prior to the Effective Date if the Board of Directors of Main Street shall have (i) failed to recommend and endorse this Agreement and the transactions contemplated hereby, (ii) withdrawn, modified or changed in a manner adverse to Sovereign its approval or recommendation of this

Agreement and the transactions contemplated hereby, or (iii) recommended or endorsed another Acquisition Transaction.

      (f) At any time on or prior to the Effective Date, by Main Street in writing if Sovereign has, or by Sovereign in writing if Main Street has, in any material respect, breached (i) any material covenant or undertaking contained herein or (ii) any representation or warranty contained herein, which in the case of a breach referred to in subclause (i) or (ii) above by Sovereign would have a Material Adverse Effect on Sovereign and in case of a breach referred to in subclause (i) or (ii) above by Main Street would have a Material Adverse Effect on Main Street, in any case if such breach has not been substantially cured by the earlier of thirty (30) days after the date on which written notice of such breach is given to the party committing such breach or the Effective Date or if on such date such breach no longer causes a Material Adverse Effect.

   Section 6.02 Effect of Termination.

      (a) If this Agreement is terminated pursuant to Section 6.01 hereof, this Agreement shall forthwith become void (other than Section 4.02(d), Section 4.10(b)(ii) and Section 7.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of Sovereign or Main Street to the other, except for any liability arising out of any uncured willful breach of any covenant or other agreement contained in this Agreement, except for any fraudulent breach of a representation or warranty.

      (b) Notwithstanding anything set forth in Section 6.02(a), in the event this Agreement is terminated by Main Street or Sovereign pursuant to Section 6.01(b)(i) or (ii) as a result of Sovereign's failure to obtain approval or consent from a Regulatory Authority whose approval or consent has been requested, for any reason other than a reason resulting from a breach of a representation or warranty by Main Street, Sovereign shall pay Main Street, within fifteen (15) days of Sovereign's receipt of a written demand therefor, agreed upon liquidated damages in the amount of $2,000,000. Such payment shall constitute the sole and exclusive remedy of Main Street for termination of the Agreement as a result of failure to obtain the approval of required Regulatory Authorities.

                                  ARTICLE VII
                                 MISCELLANEOUS


   Section 7.01 Expenses. Except for the cost of printing and mailing the Proxy Statement/Prospectus which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

   Section 7.02 Non-Survival of Representations and Warranties. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants that by their terms are to be performed after the Effective Date, including without limitation the covenants set forth in Sections 1.02(g), 1.02(h), 4.05, and 4.11(a), (c), (e) and (f) which will survive the Merger, shall terminate on the Effective Date.

   Section 7.03 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise provided that any amendment, extension or waiver granted or executed after shareholders of Main Street have approved this Agreement shall not modify either the amount or the form of the consideration to be provided hereby to holders of Main Street Common Stock upon consummation of the Merger or otherwise materially adversely affect the shareholders of Main Street without the approval of the shareholders who would be so affected. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

   Section 7.04 Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral, with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Sections 1.02(g), 1.02(h), 4.05, and 4.11(a), (c) and (f).

   Section 7.05 No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

   Section 7.06 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

      (a) If to Sovereign, to:

         Sovereign Bancorp, Inc.
         2000 Market Street
         Philadelphia, PA 19103
         Attention: Mark R. McCollom,
               Senior Vice President
         Telecopy No.: (610) 320-8448

         with a copy to:

         Stevens & Lee, P.C.
         111 North Sixth Street,
         P.O. Box 679
         Reading, Pennsylvania 19603-0679
         Attention: Joseph M. Harenza, Esquire
                     and
                David W. Swartz, Esquire
         Telecopy No.: (610) 376-5610

      (b) If to Main Street, to:

         Main Street Bancorp, Inc.
         601 Penn Street
         Reading, Pennsylvania 19601
         Attention: Brian M. Hartline,
         President and Chief Executive Officer
         Telecopy No.: (610) 685-1514

         with copies to:

         Rhoads & Sinon LLP
         One South Market Square,
         12 floor
         P.O. Box 1146
         Harrisburg, Pennsylvania 17108-1146
         Attention: Charles J. Ferry, Esquire
         Telecopy No.: (717) 232-1459

   Section 7.07 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

   Section 7.08 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

   Section 7.09 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

   Section 7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania, excluding its conflicts of law principles.

   IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                             SOVEREIGN BANCORP, INC.

                             By /s/ Mark McCollom
                                -----------------------------
                                Mark McCollom,
                                Senior Vice President

                             MAIN STREET BANCORP, INC.

                             By /s/ Brian M. Hartline
                                -----------------------------
                                Brian M. Hartline,
                                President and Chief Executive
                                Officer

                                                                      EXHIBIT 1

                            FORM OF AFFILIATE LETTER


July 16, 2001

Sovereign Bancorp, Inc.
2000 Market Street
Philadelphia, Pennsylvania 19103

Ladies and Gentlemen:

   Sovereign Bancorp, Inc. ("Sovereign") and Main Street Bancorp, Inc. ("Main Street") desire to enter into an agreement dated July 16, 2001 ("Agreement"), pursuant to which, subject to the terms and conditions set forth therein, (a) Main Street will merge with and into Sovereign with Sovereign surviving the merger and (b) shareholders of Main Street will receive common stock of Sovereign and/or cash in exchange for common stock of Main Street outstanding on the effective date (the foregoing, collectively, referred to herein as the "Merger").

   Sovereign has required, as a condition to its execution and delivery to Main Street of the Agreement, that the undersigned, being a director, executive officer and/or major shareholder of Main Street, execute and deliver to Sovereign this Letter Agreement.

   The undersigned, in order to induce Sovereign to execute the Agreement, hereby irrevocably:

      (a) Agrees to be present (in person or by proxy) at all meetings of shareholders of Main Street called to vote for approval of the Agreement and the Merger so that all shares of common stock of Main Street then owned by the undersigned or over which the undersigned exercises voting control (collectively, "Shares") will be counted for the purpose of determining the presence of a quorum at such meetings, and agrees to vote or cause to be voted all such Shares (i) in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of Main Street) and
(ii) against approval or adoption of any other merger, business combination, recapitalization, asset sale, partial liquidation or similar transaction involving Main Street;

      (b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Main Street, to approve or adopt the Agreement;

      (c) Agrees to recommend the Merger to shareholders of Main Street and not to withdraw or modify such recommendation if the undersigned is a member of the Board of Directors of Main Street, and to otherwise use reasonable best efforts to cause the Merger to be completed;

      (d) Except as required by law, agrees that the undersigned will not, and will not permit any company, trust or other entity controlled by the undersigned to, contract to sell, sell or otherwise transfer or dispose of any of the Shares or any interest therein or any voting rights with respect thereto, other than subsequent to the shareholder meeting of Main Street held in connection with the vote on the Agreement or pursuant to a gift where the donee has agreed in writing to abide by the terms of this agreement in a form reasonably satisfactory to Sovereign.

      (e) Agrees not to offer, sell, transfer or otherwise dispose of any shares of common stock of Sovereign received in the Merger, except (i) at such time as a registration statement under the Securities Act of 1933, as amended ("Securities Act") covering sales of such Sovereign common stock is effective and a prospectus is made available under the Securities Act, (ii) within the limits, and in accordance with the applicable provisions of, Rule 145(d) under the Securities Act, or (iii) in a transaction which, in the opinion of counsel satisfactory to Sovereign or as described in a "no-action" or interpretive letter from the staff of the Securities and Exchange Commission, is not required to be registered under the Securities Act; and acknowledges and agrees that Sovereign is under no obligation to register the sale, transfer or other disposition of Sovereign common stock by the undersigned or on behalf of the undersigned, or to take any other action necessary to make an exemption from registration available;

      (f) Agrees that neither Main Street nor Sovereign shall be bound by any attempted sale of any shares of Main Street Common Stock or Sovereign common stock, respectively, and Sovereign's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and further agrees that the certificate representing shares of Sovereign common stock owned by the undersigned may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement;

      (g) Acknowledges and agrees to use reasonable efforts to cause the provisions of subparagraph (e) hereof to be observed with respect to shares of Sovereign common stock received in the Merger owned by (i) his or her spouse,
(ii) any of his or her relatives or relatives of his or her spouse occupying his or her home, (iii) any trust or estate in which he or she, his or her spouse, or any such relative owns at least a 10% beneficial interest or of which any of them serves as trustee, executor or in any similar capacity, and
(iv) any corporation or other organization in which the undersigned, any affiliate of the undersigned, his or her spouse, or any such relative owns at least 10% of any class of equity securities or of the equity interest;

      (h) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

                            ________________________

   It is understood and agreed that the provisions of subparagraphs (a), (b) and (c) of this Letter Agreement relate solely to the capacity of the undersigned as a shareholder or other beneficial owner of shares of Main Street common stock and is not in any way intended to affect the exercise by the undersigned of the undersigned's responsibilities as a director or officer of Main Street. It is further understood and agreed that such subparagraphs of this Letter Agreement are not in any way intended to affect the exercise by the undersigned of any fiduciary responsibility which the undersigned may have in respect of any shares of Main Street common stock held or controlled by the undersigned as of the date hereof.

   The obligations set forth herein shall terminate concurrently with any termination of the Agreement.

   This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

   This Letter Agreement shall inure to the benefit of Sovereign, and shall be binding on the undersigned and his or her executors, personal representatives, administrators, heirs, legatees, guardians and other personal representatives. This Agreement shall survive the death or incapacity of the undersigned.

   The undersigned agrees that, in the event of his or her breach of this Letter Agreement, Sovereign shall be entitled to such remedies and relief against the undersigned as are available at law or in equity. The undersigned acknowledges that there is not an adequate remedy at law to compensate Sovereign for a violation of this agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The undersigned agrees to the granting of injunctive relief without the posting of any bond and further agrees that, if any bond shall be required, such bond shall be in a nominal amount.

   Please confirm, intending to be legally bound, that the foregoing correctly states the understanding between the undersigned and Sovereign by signing and returning

                                                                      EXHIBIT 2


                             STOCK OPTION AGREEMENT
                                  SEE ANNEX B

                                                                      EXHIBIT 3

                         FORM OF AGREEMENT RE: BENEFITS


July 16, 2001

Sovereign Bancorp, Inc.
2000 Market Street
Philadelphia, Pennsylvania 19103

Gentlemen:

   I, the undersigned, hereby acknowledge and agree that an amount equal to $__________ is a good faith estimate of the maximum amount that I would be entitled to receive from Main Street, any Main Street Subsidiary or any of their respective successors or assigns pursuant to any employment agreement, special termination agreement, supplemental executive retirement plan, deferred compensation plan, salary continuation plan, incentive or bonus plan, or any other benefit or welfare plan, assuming that the Merger were to occur on March 31, 2002 and further assuming that my employment with Main Street or any Main Street subsidiary (or any of their respective successors or assigns) were terminated for any reason, whether voluntarily or involuntarily, immediately thereafter. All capitalized terms used herein but not defined herein shall have the meanings given to them in the Agreement.

   This letter is subject to the acknowledgment and agreement of Sovereign Bancorp, Inc., as evidenced below, that the amount shown above reflects a good faith estimate of the amounts that will be payable to me as hereinbefore specified, and may be subject to adjustment upon an actual termination of my employment to reflect increases in my compensation and benefits due to the passage of time or in accordance with the terms of Main Street's employee benefit plans and past practices for routine increases.

                                Sincerely,

Acknowledged and Agreed to:
SOVEREIGN BANCORP, INC.

By_________________________

Title______________________

                                                                      EXHIBIT 4

                   FORM OF TAX OPINION OF STEVENS & LEE, P.C.


   Sovereign and Main Street shall have received an opinion of Stevens & Lee, P.C. substantially to the effect that, under the provisions of the IRC:

      1. The Merger will be treated as a reorganization within the meaning of
         Section 368(a) of the IRC;

      2. Sovereign and Main Street will each be a party to the reorganization within the meaning of Section 368(b) of the IRC;

      3. No gain or loss will be recognized by Sovereign or Main Street as a result of the Merger (except for amounts resulting from any required change in accounting methods or any income or deferred gain recognized under the relevant consolidated return regulations);

      4. Main Street shareholders who receive only Sovereign common stock for all of their shares of Main Street stock will not recognize any gain or loss with respect to shares of Sovereign stock received (except with respect to cash received in lieu of a fractional share interest in Sovereign common stock);

      5. Each Main Street shareholder who receives Sovereign common stock and cash (other than cash in lieu of a fractional share interest in Sovereign common stock) in exchange for the shareholder's shares of Main Street common stock will recognize the gain, if any, realized by the shareholder, in an amount not in excess of the amount of cash received, but will not recognize any loss on the exchange;

      6. Each Main Street shareholder's aggregate tax basis in any shares of Sovereign common stock received in the transaction (including fractional shares deemed received and redeemed) will be the same as the aggregate tax basis of the shares of Main Street common stock the Main Street shareholder surrendered in exchange therefor, decreased by the amount of any cash received by the shareholder and increased by the amount of income or gain recognized by the shareholder in the exchange; and

      7. Each Main Street shareholder's holding period in any shares of Sovereign common stock received in the transaction (including any fractional shares deemed received and redeemed) will ,in each instance, include the period during which the shares of Main Street common stock surrendered in exchange therefor were held.

      8. The Rights transferred with the shares of Sovereign common stock will not constitute "other property" with the meaning of Section 356(a)(1)(B) of the IRC.

   In rendering such opinion, Stevens & Lee, P.C. will be entitled to receive and rely upon customary certificates and representation of officers of Sovereign and Main Street.

                                                                        ANNEX B

                             STOCK OPTION AGREEMENT


   THIS STOCK OPTION AGREEMENT ("Stock Option Agreement") dated July 16, 2001, is by and between SOVEREIGN BANCORP, INC., a Pennsylvania corporation ("Sovereign") and MAIN STREET BANCORP, INC., a Pennsylvania corporation ("Main Street").

                                   BACKGROUND

   1. Sovereign and Main Street desire to enter into an Agreement and Plan of Merger, dated July 16, 2001 (the "Agreement"), providing, among other things, for the acquisition by Sovereign of Main Street through the merger of Main Street with and into Sovereign, with Sovereign surviving the merger (the "Merger").

   2. As a condition to Sovereign executing the Agreement, Main Street is granting to Sovereign an option to purchase up to that number of shares of common stock, 1.00 par value of Main Street (the "Common Stock"), as shall equal 19.9% of shares of Common Stock of Main Street issued and outstanding immediately prior to such purchase, on the terms and conditions hereinafter set forth.

                                   AGREEMENT

   In consideration of the foregoing and the mutual covenants and agreements set forth herein, Sovereign and Main Street, intending to be legally bound hereby, agree:

   1. Grant of Option.

   (a) Main Street hereby grants to Sovereign, on the terms and conditions set forth herein, an unconditional irrevocable option to purchase (the "Option") up to 2,083,600 shares (as adjusted as set forth herein, the "Option Shares") of Common Stock at a price per share (the "Option Price") equal to $10.75, provided, however, that in no event shall the number of Option Shares for which the Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock of Main Street without giving effect to any shares subject to or issued pursuant to the Option.

   (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Stock Option Agreement), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Stock Option Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Agreement.

   2. Exercise of Option. Provided that (i) Sovereign shall not on the date of exercise be in breach of the agreements or covenants contained in the Agreement or herein, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, upon or after the occurrence of a Triggering Event (as such term is hereinafter defined) and until termination of this Stock Option Agreement in accordance with the provisions of Section 23, Sovereign may exercise the Option, in whole or in part, at any time or one or more times, from time to time. As used herein, the term "Triggering Event" means the occurrence of any of the following events:

   (a) a person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder), other than Sovereign or an affiliate of Sovereign, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 15% or more of the then outstanding shares of Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Securities and Exchange Commission);

   (b) a person or group, other than Sovereign or an affiliate of Sovereign, enters into an agreement, letter of intent, or similar document with Main Street pursuant to which such person or group or any affiliate of such person or group would (i) merge or consolidate, or enter into any similar transaction, with Main Street, (ii) acquire all or substantially all of the assets or liabilities of Main Street or all or substantially all of the assets or liabilities of Main Street Bank, the wholly-owned subsidiary of Main Street ("Main Street Bank"), or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 15% or more of the then outstanding shares of Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Securities and Exchange Commission) or the then outstanding shares of common stock of Main Street Bank; or

   (c) a person or group, other than Sovereign or an affiliate of Sovereign, publicly announces a bona fide proposal (including a written communication that is or becomes the subject of public disclosure) for (i) any merger, consolidation or acquisition of all or substantially all the assets or liabilities of Main Street or all or substantially all the assets or liabilities of Main Street Bank, or any other business combination involving Main Street or Main Street Bank, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 15% or more of the then outstanding shares of Common Stock or the then outstanding shares of common stock of Main Street Bank (collectively, a "Proposal"), and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 30 days prior to the meeting of shareholders of Main Street called to vote on the Merger, Main Street's shareholders fail to approve the Merger by the vote required by applicable law at the meeting of shareholders called for such purpose or such meeting has been cancelled; or

   (d) a person or group, other than Sovereign or an affiliate of Sovereign, makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, Main Street willfully takes any action in a manner which would likely result in the failure of either party to satisfy a material condition to the closing of the Merger or materially reduce the value of the transaction to Sovereign; or

   (e) the Board of Directors of Main Street shall (i) fail to recommend and endorse the Agreement and the transactions contemplated thereby or (ii) withdraw, modify, or change in a manner adverse to Sovereign its approval or recommendation of the Agreement and the transactions contemplated thereby, or
(iii) recommend or endorse an Acquisition Transaction (as defined in Section
4.06 of the Agreement); or

   (f) Main Street breaches, in any material respect, any binding term of the Agreement with respect to the Merger which would permit Sovereign to terminate the Agreement or this Stock Option Agreement after a Proposal is made and before it is Publicly Withdrawn or publicly announces an intention to authorize, recommend or accept any such Proposal; provided, however, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law.

   If more than one of the transactions giving rise to a Triggering Event under this Section 2 is undertaken or effected, then all such transactions shall give rise only to one Triggering Event, which Triggering Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned.

   "Publicly Withdrawn" for purposes of this Section 2 shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over Main Street or in soliciting or inducing any other person (other than Sovereign or an affiliate of Sovereign) to do so.

   Notwithstanding the foregoing, the obligation of Main Street to issue Option Shares upon exercise of the Option shall be deferred (but shall not terminate)
(i) until the receipt of all required governmental or regulatory approvals or consents necessary for Main Street to issue the Option Shares, or Sovereign to exercise the Option, or until the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares, and, in each case, notwithstanding any provision to the contrary set forth herein, the Option shall not expire or otherwise terminate.

   Main Street shall notify Sovereign promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by Main Street shall not be a condition to the right of Sovereign to exercise the Option. Subject to compliance with the applicable banking and securities laws or regulations, Main Street will not take any action which would have the effect of preventing or disabling Main Street from delivering the Option Shares to Sovereign upon exercise of the Option or otherwise performing its obligations under this Stock Option Agreement. In the event Sovereign wishes to exercise the Option, Sovereign shall send a written notice to Main Street (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date between two and ten business days inclusive from the Notice Date for the closing of such a purchase
(a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals or the expiration of any legally required notice or waiting period, if any.

   3. Repurchase of Option by Main Street.

   (a) At the request of Sovereign at any time and from time to time commencing upon the first occurrence of a Repurchase Event (as hereinafter defined) and ending upon termination of this Stock Option Agreement in accordance with the provisions of Section 23, Main Street shall repurchase from Sovereign upon Sovereign's request (x) all or any portion of the Option Shares not yet purchased by Sovereign pursuant hereto and (y) all or any portion shares of Common Stock purchased by Sovereign pursuant hereto with respect to which Sovereign then has beneficial ownership. The date on which Sovereign exercises its rights under this Section 3 is referred to as the "Request Date." Such repurchase shall be at an aggregate price (the "Section 3 Repurchase Consideration") equal to the sum of: (i) the aggregate Purchase Price paid by Sovereign for any shares of Common Stock being repurchased which were acquired pursuant to the Option and with respect to which Sovereign then has beneficial ownership; (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Common Stock over (y) the Option Price (subject to adjustment pursuant to Section 6), multiplied by the number of shares of Common Stock being repurchased with respect to which the Option has not been exercised; and (iii) the excess, if any, of the Applicable Price over the Option Price (subject to adjustment pursuant to Section 6) paid (or, in the case of Option Shares with respect to which the Option has been exercised, but the Closing has not occurred, payable) by Sovereign for each share of Common Stock being repurchased with respect to which the Option has been exercised and with respect to which Sovereign then has beneficial ownership, multiplied by the number of such shares.

   (b) If Sovereign exercises its rights under this Section 3, Main Street shall, within ten (10) business days after the Request Date, pay the Section 3 Repurchase Consideration to Sovereign in immediately available funds, and contemporaneously with such payment, Sovereign shall surrender to Main Street the Option and the certificate evidencing the shares of Common Stock being repurchased with respect to which Sovereign then has beneficial ownership, and Sovereign shall warrant that it has sole record and beneficial ownership of such shares, and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. In the event of the repurchase of less than all of the Option Shares with respect to which the Option has not been exercised, Main Street shall issue a new Stock Option Agreement to Sovereign reflecting the remaining balance, if any, of Option Shares after giving effect to such repurchase. Notwithstanding the foregoing, to the extent that prior notification to or approval of any banking agency or department of any federal or state government, including without limitation the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Pennsylvania Department of Banking, or the respective staffs thereof (the "Regulatory Authority"), is required in connection with the payment of all or any portion of the Section 3 Repurchase Consideration, Sovereign shall have the ongoing option to revoke its request for repurchase pursuant to Section 3, in whole or in part, or to require that Main Street deliver from time to time that portion of the Section 3 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval), in which case the ten (10) business day period of time that would otherwise run pursuant to the preceding sentence for the payment of the portion of the Section 3 Repurchase Consideration shall run instead from the date on which, as the case may be, any required notification period has expired or been terminated or such approval has been obtained and, in either event, any requisite waiting period shall have passed. If any Regulatory Authority disapproves of any part of Main Street's proposed repurchase pursuant to this Section 3, Main Street shall promptly give notice of such fact to Sovereign. If any Regulatory Authority prohibits repurchase pursuant to this Section 3, Main Street shall promptly give notice of such fact to Sovereign. If any Regulatory Authority prohibits the repurchase in part but not in whole, then Sovereign shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such Regulatory Authority, determine whether the repurchase should apply to the Option and/or Option Shares subject to the repurchase request and to what extent to each, and Sovereign shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to Section 3(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased. Sovereign shall notify Main Street of its determination under the preceding sentence within five (5) business days of receipt of notice of disapproval of the repurchase.

   (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Common Stock paid for any such share by the person or groups described in Section 3(d)(i), (ii) the price per share of Common Stock received by a holder of Common Stock in connection with any merger or other business combination transaction described in Section
3(d)(ii), (iii) or (iv), or (iii) the highest closing sales price per share of Common Stock quoted on the Nasdaq Stock Market during the sixty (60) business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Main Street's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Main Street's as determined by a nationally-recognized investment banking firm selected by Sovereign, divided by the number of shares of Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally-recognized investment banking firm selected by Sovereign and reasonably acceptable to Main Street, which determination shall be conclusive for all purposes of this Agreement.

   (d) As used herein, a Repurchase Event shall occur if (i) any person or group (as such terms are defined in the Exchange Act and the rules and regulations thereunder), other than Sovereign or an affiliate of Sovereign, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of, or the right to acquire beneficial ownership of, 15% or more of the then-outstanding shares of Common Stock, (ii) Main Street shall have merged or consolidated with any person, other than Sovereign or an affiliate of Sovereign, and shall not be the surviving or continuing corporation of such merger or consolidation, (iii) any person, other than Sovereign or an affiliate of Sovereign, shall have merged into Main Street and Main Street shall be the surviving corporation, but, in connection with such merger, the then-outstanding shares of Common Stock have been changed into or exchanged for stock or other securities of Main Street or any other person or cash or any other property or the outstanding shares of Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the surviving corporation or (iv) Main Street shall have sold or otherwise transferred more than 15% of its consolidated assets to any person, other than Sovereign or an affiliate of Sovereign.

   4. Payment and Delivery of Certificates. At any Closing hereunder, (a) Sovereign will make payment to Main Street of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by Main Street, (b) Main Street will deliver to Sovereign a stock certificate or certificates representing the number of Option Shares so purchased, registered in the name of Sovereign or its designee, in such denominations as were specified by Sovereign in its notice of exercise, and (c) Sovereign will pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

   A legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Stock Option Agreement, which legend will read substantially as follows:

      "The shares of stock evidenced by this certificate have not been the subject of a registration statement filed under the Securities Act of 1933, as amended (the "Act"), and declared effective by the Securities and Exchange Commission. These shares may not be sold, transferred or otherwise disposed of prior to such time unless Main Street Bancorp, Inc. receives an opinion of counsel reasonably acceptable to it stating that an exemption from the registration provisions of the Act is available for such transfer."

   5. Registration Rights. On or after the date of first exercise of the Option and upon receipt of a written request from Sovereign, Main Street shall prepare and file as soon as practicable a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission covering the Option and such number of Option Shares as Sovereign shall specify in its request, and Main Street shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares, provided that Sovereign shall in no event have the right to have more than one such registration statement become effective, and provided further that Main Street shall not be required to prepare and file any such registration statement in connection with any proposed sale with respect to which counsel to Main Street delivers to Main Street and to Sovereign its opinion to the effect that no such filing is required under applicable laws and regulations with respect to such sale or disposition; provided, however, that Main Street may delay any registration of Option Shares above for a period not exceeding sixty (60) days in the event that Main Street shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by Main Street. Sovereign shall provide all information reasonably requested by Main Street for inclusion in any registration statement to be filed hereunder. In connection with such filing, Main Street shall use its commercially reasonable efforts to cause to be delivered to Sovereign such certificates, opinions, accountant's letters and other documents as Sovereign shall reasonably request and as are customarily provided in connection with registration of securities under the Securities Act. Main Street shall provide to Sovereign such number of copies of the preliminary prospectus and final prospectus and any amendments and supplements thereto as Sovereign may reasonably request.

   All expenses incurred by Main Street in complying with the provisions of this Section 5, including, without limitation, all registration and filing fees, reasonable printing expenses, reasonable fees and disbursements of counsel for Main Street and blue sky fees and expenses, shall be paid by Main Street. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to Sovereign and any other expenses incurred by Sovereign in connection with such filing shall be borne by Sovereign. In connection with such filing, Main Street shall indemnify and hold harmless Sovereign against any losses, claims, damages or liabilities, joint or several, to which Sovereign may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and Main Street will reimburse Sovereign for any legal or other expense reasonably incurred by Sovereign in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Main Street will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of Sovereign specifically for use in the preparation thereof. Sovereign will indemnify and hold harmless Main Street to the same extent as set forth in the immediately preceding sentence but only with reference to written information furnished by or on behalf of Sovereign for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and Sovereign will reimburse Main Street for any legal or other expense reasonably incurred by Main Street in connection with investigating or defending any such loss, claim, damage, liability or action. Notwithstanding anything to the contrary contained herein, no indemnifying party shall be liable for any settlement effected without its prior written consent.

   6. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, recapitalizations, combinations, conversions, divisions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

   7. Filings and Consents. Each of Sovereign and Main Street will use its commercially reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Stock Option Agreement.

   8. Representations and Warranties of Main Street. Main Street hereby represents and warrants to Sovereign as follows:

   (a) Due Authorization. Main Street has the requisite corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by Main Street. This Stock Option Agreement constitutes a legal, valid and binding obligation of Main Street, enforceable against Main Street in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

   (b) Authorized Shares. Main Street has taken all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

   9. Representations and Warranties of Sovereign. Sovereign hereby represents and warrants to Main Street that Sovereign has the requisite corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by Sovereign. This Stock Option Agreement constitutes a legal, valid and binding obligation of Sovereign, enforceable against Sovereign in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). Sovereign or its assignee agrees to execute a standard investment representation letter with respect to its acquisition of any Main Street securities acquired in connection with this transaction.

   10. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Stock Option Agreement and that the obligations of the parties hereto shall be specifically enforceable.

   11. Entire Agreement. This Stock Option Agreement and the Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

   12. Assignment or Transfer. Sovereign may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to a subsidiary of Sovereign subject to compliance with applicable securities laws. Sovereign represents that it is acquiring the Option for Sovereign's own account and not with a view to, or for sale in connection with, any distribution of the Option or the Option Shares. Sovereign is aware that neither the Option nor the Option Shares is the subject of a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to Section 5 of the Securities Act, but instead each is being offered in reliance upon the exemption from the registration requirement provided by Section 4(2) thereof and the representations and warranties made by Sovereign in connection therewith.

   13. Amendment of Stock Option Agreement. By mutual consent of the parties hereto, this Stock Option Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

   14. Validity. The invalidity or unenforceability of any provision of this Stock Option Agreement shall not affect the validity or enforceability of any other provisions of this Stock Option Agreement, which shall remain in full force and effect.

   15. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by telegram or telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

            If to Sovereign, to:
            Sovereign Bancorp, Inc.
            2000 Market Street
            Philadelphia Pennsylvania 19103

            Attention: Mark R. McCollom,
                       Senior Vice President

            Telecopy No.: (610) 320-8448

            with a copy to:

            Stevens & Lee, P.C.
            111 North Sixth Street
            P.O. Box 679
            Reading, Pennsylvania 19603-0679

            Attention: Joseph M. Harenza, Esquire
                       David W. Swartz, Esquire

            Telecopy No.: (610) 376-5610

            If to Main Street, to:
            Main Street Bancorp, Inc.
            601 Penn Street
            Reading Pennsylvania 19601

            Attention: Brian M. Hartline,
                       President and Chief Executive
                       Officer

            Telecopy No.: (610) 685-1514

            with copies to:

            Rhoads & Sinon LLP
            One South Market Square
            12th Floor
            P.O. Box 1146
            Harrisburg, Pennsylvania 17108-1146

            Attention: Charles J. Ferry, Esquire
            Telecopy No.: (717) 231-6669

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

   16. Governing Law. This Stock Option Agreement shall be governed by and construed in accordance with the domestic internal law (but not the law of conflicts of law) of the Commonwealth of Pennsylvania.

   17. Captions. The captions in this Stock Option Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

   18. Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (i) compliance with any of the covenants of the other party contained in this Stock Option Agreement and/or (ii) the other party's performance of any of its obligations set forth in this Stock Option Agreement.

   19. Parties in Interest. This Stock Option Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, nothing in this Stock Option Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Stock Option Agreement.

   20. Counterparts. This Stock Option Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

   21. Expenses. Except as otherwise provided herein, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Stock Option Agreement or the Option shall be paid by the party incurring such cost or expense.

   22. Defined Terms. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

   23. Termination. This Stock Option Agreement shall terminate and be of no further force or effect upon the earliest to occur of: (A) the Effective Time (as defined in the Agreement); or (B) termination of the Agreement in accordance with the terms thereof, except that if (i) the Agreement is terminated by Sovereign pursuant to any of Sections 6.01(b)(i), 6.01(e), or 6.01(f) of the Agreement (provided the failure of the occurrence of the event specified in Section 6.01(b)(i) of the Agreement shall be due to the failure of Main Street to perform or observe its agreements set forth in the Agreement required to be performed or observed by Main Street prior to the Effective Date (as defined in the Agreement) and further provided that the breach specified in Section 6.01(e) of the Agreement shall result from a willful action taken by Main Street), this Stock Option Agreement shall not terminate until eighteen (18) months after the date of termination of the Agreement or
(ii) the Agreement is terminated as a result of the failure of Main Street shareholders to approve the Agreement following (x) a withdrawal or modification by the Board of Directors of Main Street of a prior recommendation to approve the Agreement, (y) a failure of the Board of Directors of Main Street to recommend approval of the Agreement, or (z) the making of a Proposal (as defined in Section 2(c) of this Stock Option Agreement) by a person or group, other than Sovereign or an affiliate of Sovereign, which is not Publicly Withdrawn (as defined in Section 2 of this Stock Option Agreement) at least thirty (30) days prior to the meeting of shareholders of Main Street called to vote on the Merger, this Stock Option Agreement shall not terminate until eighteen (18) months after the date of termination of the Agreement.

   IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Stock Option Agreement to be executed by its duly authorized officer and has caused its corporate seal to be affixed hereunto and to be duly attested, all as of the day and year first above written.

                          SOVEREIGN BANCORP, INC.

                          By /s/ Mark R. McCollom
                             -----------------------
                             Mark R. McCollom



                          MAIN STREET BANCORP, INC.

                          By /s/ Brian M. Hartline
                             -----------------------
                             Brian M. Hartline

                                                                        ANNEX C

                                   OPINION OF
                         McCONNELL, BUDD & ROMANO, INC.


                                                              November 5, 2001

The Board of Directors
Main Street Bancorp, Inc.
601 Penn Street
Reading, Pennsylvania 19601

The Board of Directors:

   You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Main Street Bancorp, Inc. ("MBNK") of the consideration to be received from Sovereign Bancorp, Inc. ("SOV") including the possibility of all common stock, all cash or part stock and part cash in connection with the proposed acquisition of MBNK by SOV. The transaction will be completed pursuant to an Agreement and Plan of Merger dated as of July 16, 2001, as amended by and between SOV and MBNK. Pursuant to the Agreement, MBNK will merge with and into SOV and SOV will be the surviving corporation.

   As is set forth with more specificity in the Agreement, at the effective time of the transaction, each outstanding share of MBNK common stock, except for shares held by SOV and its subsidiaries or by MBNK (in both cases, other than shares held in a fiduciary capacity or as a result of debts previously contracted), will be converted into and exchangeable for either cash in the amount of $16.10 per share or common stock in an exchange ratio ranging from
1.083 to 1.466 shares of SOV common stock (subject to adjustment under certain defined circumstances) or a combination of both common stock and cash, dependant in each case on a shareholder election process and a probable separate allocation process in which the maximum amount of cash will be limited to 30% of the total consideration. Once the exchange ratio has been fixed, based on a valuation period that will conclude just prior to the completion of the transaction, the market value of the stock portion of the consideration to be received by an MBNK stockholder will fluctuate from that point forward, with changes in SOV's stock price. The Agreement may be terminated prior to the effective time by the board of directors of either party, based on defined criteria. In the case of a termination by the directors of MBNK based on an evaluation of the closing market price of the common stock of SOV on the day prior to the scheduled closing of the transaction, relative to defined criteria, such termination may be unilaterally "cured" by SOV by adjusting the exchange ratio upward by dividing $13.25 by the Average Final Price of SOV common stock and using the resulting exchange ratio. MBNK shareholders thus could receive two different forms of consideration which, on a pre-tax basis, could materially differ in value based on the closing market value of SOV on the trading day one trading day prior to the closing date. We acknowledge the different market values that may characterize the different forms of consideration that may be received, the different tax treatments, which may apply to the receipt of different forms of consideration and the inherently different market risks associated with common stock versus cash.

   McConnell, Budd & Romano, Inc., as part of its investment banking business, is regularly engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts, financial holding companies and their subsidiaries and the securities of such entities in connection with mergers and acquisitions, negotiated underwriting, private placements, market making as a NASD market maker, secondary distributions of listed securities and valuations for corporate, estate and other purposes. Our experience and familiarity with MBNK includes having worked as financial advisor for Heritage Bancorp, Inc. a predecessor company that consolidated with BCB Financial Services Corp to form Main Street Bancorp, Inc. (MBNK) in 1998 and specifically includes our participation in the process and negotiations leading up to the proposed merger of MBNK with SOV. In the course of our role as financial advisor to MBNK in connection with the merger, we have received fees for our services and will receive additional fees contingent on the consummation of the merger.

   In arriving at our opinion, we have reviewed the Agreement as well as participated in its negotiation. We have also reviewed certain publicly available business, financial and shareholder information relating to SOV and its subsidiaries and to MBNK and its subsidiaries. In addition we have reviewed certain confidential financial information provided to us by both SOV and MBNK pertaining to their respective business plans and projections.

   In connection with the foregoing, we have (i) reviewed the Agreement by and between SOV and MBNK, (ii) reviewed the joint proxy statement/prospectus to which this letter is an exhibit (in substantially the form sent to shareholders), (iii) reviewed SOV's Annual Reports on form 10-K for the three calendar years ended December 31, 1998, 1999 and 2000 and SOV's annual reports for 1998, 1999 and 2000 and SOV's quarterly reports on form 10-Q for the first 2 calendar quarters of 2001. In addition, we have reviewed MBNK's annual reports on form 10-K for 1998, 1999 and 2000, MBNK's annual reports to shareholders for 1998, 1999 and 2000 and MBNK's quarterly reports on form 10-Q for the first 2 calendar quarters of 2001. In addition, with respect to both SOV and MBNK we have reviewed the respective earnings releases made by the companies with regard to the results of operations for the third calendar quarter of 2001. With respect to each of the parties to the transaction, we have reviewed certain internal financial information and financial forecasts, relating to the business, earnings, cash flows, assets and prospects of the respective companies furnished to McConnell, Budd & Romano, Inc. by SOV and MBNK, have held discussions with members of the senior management and Board of SOV concerning the past and current results of operations of SOV, its current financial condition and management's opinion of its future prospects. We have also considered the past and current results of operations of MBNK, its current financial condition and management's opinion of its future prospects. We have also reviewed the historical record of reported prices, trading volume and dividend payments for both SOV and MBNK and have considered the current state of and future prospects for the economy of Pennsylvania, New Jersey and the portions of New England within which SOV is conducting business (based primarily on our observations and anecdotal information) generally and the relevant market areas for SOV and MBNK in particular. We have reviewed specific merger analysis models employed by McConnell, Budd & Romano, Inc. to evaluate potential business combinations of financial institutions and we have reviewed the reported financial terms of selected recent business combinations in the banking industry; and performed such other studies and analyses as McConnell, Budd & Romano, Inc. considered appropriate under the circumstances associated with this particular transaction.

   In the course of our review and analysis we considered, among other things, such topics as the historical and projected future contributions of recurring earnings by the parties, the anticipated future EPS results for the parties on both a combined and stand-alone basis, the potential to realize significant recurring operating expense reductions and the impact thereof on projected future EPS, the relative capitalization, capital adequacy and debt maturity schedule of each of the parties, the availability of non-interest income to each of the parties, the possibility of the generation of new non-interest income for one of the parties, the relative asset quality and apparent adequacy of the reserve for loan and lease losses for each of the parties. We also considered the composition of deposits and the composition of the loan portfolio of each of SOV and MBNK and the potential for the modification of the mix of deposits and loans for MBNK. In addition, we considered the historical trading range, trading pattern and relative market liquidity of the shares of SOV and of the shares of MBNK.

   In the conduct of our review and analysis we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial information provided to us by SOV and MBNK and/or otherwise publicly obtainable. In reaching our opinion we have not assumed any responsibility for the independent verification of such information or any independent valuation or appraisal of any of the assets or the liabilities of either SOV or MBNK, nor have we been furnished with or obtained from any other source, any current appraisals of the assets or liabilities of either SOV or MBNK. We have also relied on the management of both SOV and MBNK as to the reasonableness of various financial and operating forecasts and of the assumptions on which they are based, which were provided to us for use in our analyses.

   In the course of rendering this opinion, which is being rendered prior to the receipt of certain required regulatory approvals necessary before consummation of the merger, we assume that no conditions will be imposed by any regulatory agency in conjunction with its approval of the merger that will have a material adverse effect on the results of operations, the financial condition or the prospects of SOV following consummation of the merger. We refer the reader to the section of the proxy statement/prospectus titled "Opinion of Main Street's Financial Advisor" for more detail with respect to our analysis.

   Based upon and subject to the foregoing, it is our opinion, that as of the date of this letter, the proposed consideration is fair to the stockholders of MBNK from a financial point of view.




                             Very truly yours,


                                McConnell, Budd & Romano, Inc.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

     The bylaws of Sovereign provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

     Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Sovereign.

Item 21.  Exhibits and Financial Statement Schedules.

     (a)  Exhibits.

           2.1 Agreement and Plan of Merger, dated as of July 16, 2001, between Sovereign Bancorp, Inc. and Main Street Bancorp, Inc. (included as Annex A to the proxy statement/ prospectus). Schedules are omitted; Sovereign Bancorp, Inc. agrees to furnish copies of such schedules to the Commission upon request.

           2.2 Stock Option Agreement, dated July 16, 2001, between Sovereign Bancorp, Inc. and Main Street Bancorp, Inc. (included as Annex B to the proxy statement/prospectus).

           3.1 Articles of Incorporation, as amended and restated, of Sovereign Bancorp, Inc. (Incorporated by reference to Exhibit
                 3.1 of Sovereign's Registration Statement No. 333-86961-01 on Form S-3.)

           3.2   Bylaws of Sovereign Bancorp, Inc. (Incorporated by reference to
                 Exhibit 3.2 of Sovereign's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.)

           4.1 Amended and Restated Rights Agreement, dated as of June 21, 2001, between Sovereign Bancorp, Inc. and Mellon Investor Services. (Incorporated by reference to Exhibit 4.1 to Sovereign Bancorp's Current Report on Form 8-K/A No. 2 filed on July 3, 2001.)

           4.2 Sovereign Bancorp, Inc. has outstanding long-term debt that does not exceed 10% of the total assets of Sovereign Bancorp, Inc. and its consolidated subsidiaries; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits to this Registration Statement. Sovereign Bancorp, Inc. agrees to furnish copies of such instruments to the Commission upon request.

           5.1 Opinion and consent of Stevens & Lee as to the validity of the securities being issued.*

           8.1 Opinion of Stevens & Lee regarding the federal income tax consequence of the merger.*


           10.1 Sovereign Bancorp, Inc. Stock Option Plan, as amended and restated. (Incorporated by reference to Exhibit 10.1 to Sovereign's Annual Report on Form 10-K, SEC File No. 0-16533, for the fiscal year ended December 31, 1994.)**

           10.2 Sovereign Bancorp, Inc. Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 4.1 to Sovereign's Registration Statement No. 33-44108 on Form S-8.)**

           10.3 Employment Agreement, dated as of March 1, 1997, between Sovereign Bancorp, Inc., Sovereign Bank, and Jay S. Sidhu. (Incorporated by reference to Exhibit 99.1 of Sovereign's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997, as amended.)**

           10.4 Employment Agreement, dated as of May 1, 1997, between ML Bancorp, Inc. (a predecessor company of Sovereign Bancorp, Inc.) and Dennis S. Marlo. (Incorporated by Reference to
                 Exhibit 10.4 of Sovereign's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.)**

           10.5 Employment Agreement, dated as of September 25, 1997, between Sovereign Bancorp, Inc. and Lawrence M. Thompson, Jr. (Incorporated by reference to Exhibit 10.5 of Sovereign's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.)**

           10.6 Sovereign Bancorp, Inc. Non-Employee Director Services Compensation Plan (as amended). (Incorporated by reference to Sovereign's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.)**

           10.7 Indemnification Agreement, dated December 21, 1993, between Sovereign Bank and Jay S. Sidhu. (Incorporated herein by reference to Exhibit 10.25 of Sovereign's Annual Report on Form 10-K, SEC File No. 0-16533, for the fiscal year ended December 31, 1993.)**

           10.8 Employment Agreement, dated January 7, 2000, between Sovereign Bancorp, Inc. and John Hamill. (Incorporated by reference to
                 Exhibit 10.3 of Sovereign's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.)**

           10.9 Employment Agreement, dated July 1, 1997, between Sovereign Bancorp, Inc. and Joseph P. Campanelli. (Incorporated by reference to Sovereign's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.)**

          10.10 Sovereign Bancorp, Inc. 1997 Non- Employee Directors' Stock Option Plan. (Incorporated by reference to Exhibit A of Sovereign's definitive proxy statement dated March 16, 1998.)**

          10.11 Sovereign Bancorp, Inc. 1996 Stock Option Plan. (Incorporated by reference to Exhibit B of Sovereign's definitive proxy statement, SEC File No. 0-16533, dated March 15, 1996.)**

          10.12 Sovereign Bancorp, Inc. 2001 Stock Incentive Plan. (Incorporated by reference to Exhibit 99.1 of Sovereign's Registration Statement No. 171955 on Form S-8.)**

          10.13 Amended and Restated Rights Agreement, dated as of June 21, 2001, between Sovereign Bancorp, Inc. and Mellon Services LLC as Rights Agent. (Incorporated by reference to Exhibit 4.1 of Sovereign's Current Report on Form 8-K/A filed July 3, 2001.)

          23.1   Consent of Ernst & Young LLP, Independent Auditors.*

          23.2 Consent of Beard Miller Company LLP, Independent Auditors. (Relating to Main Street's Financial Statements.)*

          23.3   Consent of McConnell, Budd & Romano, Inc.*

          23.4   Consent of Stevens & Lee, P.C. (Incorporated by reference to
                 Exhibit 5.1.)

          24.1 Powers of Attorney of Directors and Officers. (Included on signature page.)

          99.1 Form of Opinion of McConnell, Budd & Romano, Inc. (Included as Annex C to proxy statement/prospectus.)

          99.2 Form of Proxy for the Special Meeting of Shareholders of Main Street Bancorp, Inc.

-------------------

   *  Previously filed.

  **  Denotes management contract or compensatory contract, plan or arrangement.

     (b)  Financial Statement Schedules.

          None required.

Item 22.  Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a

                      20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post- effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) (1) The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on November 7, 2001.


                              SOVEREIGN BANCORP, INC.
                              (Registrant)

                              By:/s/ Jay S. Sidhu
                                 -----------------------------
                                 Jay S. Sidhu,
                                 President and Chief Executive
                                 Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jay S. Sidhu, James D. Hogan, Joseph M. Harenza, and David W. Swartz, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    SIGNATURE                          TITLE                      DATE
-----------------              ---------------------        ----------------


/s/ Richard E. Mohn    *       Chairman of the Board        November 7, 2001
------------------------
Richard E. Mohn


/s/ Jay S. Sidhu               Director, President          November 7, 2001
------------------------       and Chief Executive
Jay S. Sidhu                   Officer (Principal
                               Executive Officer)

/s/ John A. Fry        *       Director                     November 7, 2001
------------------------
John A. Fry

/s/ Brian Hard         *       Director                     November 7, 2001
------------------------
Brian Hard

/s/ Daniel K. Rothermel*       Director                     November 7, 2001
------------------------
Daniel K. Rothermel

/s/ Cameron C. Troilo  *       Director                     November 7, 2001
------------------------
Cameron C. Troilo

/s/ James D. Hogan     *       Chief Financial              November 7, 2001
------------------------       Officer
James D. Hogan

/s/ George S. Rapp     *       Chief Accounting             November 7, 2001
------------------------       Officer
George S. Rapp

*/s/ Jay S. Sidhu
------------------------
Jay S. Sidhu
Attorney-in-Fact

                                  Exhibit Index


          99.2 Form of Proxy for the Special Meeting of Shareholders of Main Street Bancorp, Inc.